EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

THE TORO COMPANY,

THE CHARLES MACHINE WORKS, INC.

HELIX COMPANY, INC.

and

AGENT 186 LLC

AS SHAREHOLDERS’ AGENT

Dated as of February 14, 2019

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3.24	Takeover Statutes	63
3.25	Affiliated Transactions	64
3.26	Distribution of Merger Consideration	64
3.27	Brokers’ and Finders’ Fee	64
3.28	No Other Representations	65

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		65
4.1	Organization, Standing and Power	65
4.2	Authority	65
4.3	Noncontravention	65
4.4	Litigation	66
4.5	Merger Sub	66
4.6	Adequacy of Funds	66
4.7	Brokers’ and Finders’ Fee	66

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		66
5.1	Conduct of Business of the Company Group	66
5.2	Shareholder Approval	70
5.3	Access to Books, Records, Properties and Facilities Following Signing and Closing	71
5.4	Certain Tax Matters	71
5.5	Transfer Taxes	75
5.6	Tail Insurance	76
5.7	Reasonable Efforts; Filings; Notification	76
5.8	Regulatory Filings	77
5.9	Notification	78
5.10	Public Announcements; Confidentiality	79
5.11	Contact with Customers and Suppliers	79
5.12	ESOP Matters	79
5.13	FIRPTA Matters	81
5.14	Acquisition Proposals	81
5.15	Takeover Statute	82
5.16	Shareholder Litigation	82
5.17	Merger Sub Compliance	82
5.18	Pre-Closing Assistance and Other Covenants	82
5.19	Financing	83
5.20	Spin-Off of Retained Real Property	83
5.21	Family Members	83
5.22	Resignations	83
5.23	Certain Filings	84
5.24	Shareholder Agreements	84
5.25	2019 Bonus/401(k) Match	84

ARTICLE VI CONDITIONS TO THE MERGER		85
6.1	Conditions to Obligation of Each Party to Effect the Merger	85
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	85

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6.3	Additional Conditions to Obligation of the Company	87
6.4	Conditions to a Delayed Closing	87

ARTICLE VII TERMINATION		88
7.1	Termination	88
7.2	Effect of Termination	89

Article VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		89
8.1	Survival of Representations, Warranties and Covenants	89
8.2	Escrow Amount and Shareholders’ Agents’ Fund Amount Deposit	90
8.3	Indemnification of the Parent Indemnitees	90
8.4	Indemnification by Parent	91
8.5	Certain Limitations	92
8.6	Sources of Indemnification	93
8.7	Determination of Loss Amount	93
8.8	Exclusive Remedy	94
8.9	Distribution of Escrow Fund – General Indemnity	94
8.10	Third Party Claims	94
8.11	Tax Consequences of Indemnification Payments	95
8.12	Shareholders’ Agent	96

ARTICLE IX GENERAL PROVISIONS		97
9.1	Notices	97
9.2	Counterparts	98
9.3	Entire Agreement; Nonassignability; Parties in Interest	99
9.4	Severability	99
9.5	Remedies Cumulative	99
9.6	Governing Law, Forum	99
9.7	Rules of Construction	101
9.8	Enforcement	101
9.9	Amendment; Waiver	102
9.10	Fees and Expenses	102
9.11	Legal Representation	102
9.12	Disclosure Schedules	103

Exhibits

Exhibit A	Sample Company Net Working Capital Calculation
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Amendment of Retiree Medical Plan
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Shareholder Information Statement
Exhibit G	Form of Real Property Conveyance Deed
Exhibit H	Form of Shareholder Written Consent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 14, 2019 by and among The Toro Company, a Delaware corporation (“Parent”), Helix Company, Inc., an Oklahoma corporation and a wholly owned subsidiary of Parent (“Merger Sub”), The Charles Machine Works, Inc., an Oklahoma corporation (the “Company”), and Agent 186 LLC, an Oklahoma limited liability company, in its capacity as a Shareholders’ Agent hereunder.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Oklahoma General Corporation Act (“OGCA”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, the board of directors of the Company has, by resolutions duly adopted: (i) declared that the Merger and the other transactions contemplated by this Agreement, including the consideration for the outstanding shares of the Company Common Stock in the Merger, are advisable, fair to and in the best interests of the Company and its shareholders; (ii) approved this Agreement in accordance with the provisions of OGCA and determined that no other Person is reasonably likely to submit an Acquisition Proposal with more favorable terms and pricing than pursuant to the terms of this Agreement; (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval; and (iv) recommended that the shareholders of the Company adopt this Agreement and approve the Merger; and

WHEREAS, the board of directors of Merger Sub has, by resolutions duly adopted, unanimously: (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, and (ii) approved this Agreement in accordance with the provisions of OGCA.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

1.1Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“2019 Discretionary Amount” has the meaning set forth in Section 5.25.

“Accounting Firm” has the meaning set forth in Section 2.12(d).

“Accounting Principles” means the accounting principles set forth in Schedule 1‑1.

“Acquisition Proposal” has the meaning set forth in Section 5.14(a).

“Adjustment Interest” has the meaning set forth in Section 2.12(b).

“Adjustment Release Amount” means, such amount, if any, to be paid to the Paying Agent for the benefit of the Company Shareholders pursuant to Section 2.12(e), whether paid directly by Parent or from the Escrow Fund – Price Adjustment or other amounts in the Escrow Fund, or any combination thereof, all pursuant to the provisions of that section.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.  “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any of its Subsidiaries, including Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Applicable Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” has the meaning set forth in Section 5.8(a).

“Applicable Law” means any applicable statute, law, ordinance, regulation, rule, code, order, arbitral award, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Authority.

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority, including, without limitation, the NYSE.

“Base Amount” means $700,000,000.

“Breach” means (a) with respect to any Contract, any breach of or inaccuracy in any representation or warranty given in connection with the Contract, any breach of or failure to perform or comply with any express or implied covenant or obligation in connection with the Contract, or the occurrence of any default or event of default, however defined, in connection with the Contract, or (b) with respect to any Applicable Law, Order or Permit, any violation or other failure to comply with any obligation or restriction contained in or imposed by the Applicable Law, Order or Permit.

“Business Day” means any day that is neither a Saturday or Sunday, nor any other day on which banking institutions in the State of Minnesota are authorized or obligated by Applicable Law to close.

“Cancelled Shares” has the meaning set forth in Section 2.6(a)(ii).

“Cap” has the meaning set forth in Section 8.5(a)(i).

“Certificate” has the meaning set forth in Section 2.8(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Control Payments” means (a) any fees, costs, expenses of, or payments made by, the Company or any of its Subsidiaries related to any transaction bonus, change-in-control payment or other compensatory payments made to any current or former employee or other service provider of the Company or any of its Subsidiaries as a result of the execution of this Agreement or the consummation of the Merger, including without limitation any payments that become accelerated as a result of the execution of this Agreement or the consummation of the Merger, (b) all Taxes imposed on the Company or any of its Subsidiaries  resulting from any and all payments made pursuant to the foregoing clause (a), and (c) all employer-side payroll Taxes owed by the Company as a result of vesting of Restricted Company Stock in connection with the Merger.

“China Taxable Property” shall mean property of an “establishment or place” situated in the PRC, real estate situated in the PRC, equity interests in PRC resident enterprises and any other property directly held by a non-resident enterprise the transfer of which results in enterprise income tax liability for the non-resident enterprise in accordance with the provisions of the Enterprise Income Tax Law of the PRC.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of any cash and cash equivalents of the Company Group as of immediately prior to the Measurement Time, less (i) any “restricted” cash, and less (ii) any drawn but uncashed checks, but subject in all cases to the Accounting Principles.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness of the Company Group as of immediately prior to the Measurement Time.

“Closing Payment” means an amount, in cash, equal to the sum of (a) the Base Amount, plus (b) the Estimated Cash, plus (c) the Estimated Company Net Working Capital Surplus, if any, minus (d) the Estimated Company Net Working Capital Shortfall, if any, minus (e) the Escrow Amount, minus (f) the Shareholders’ Agent’s Fund Amount, minus (vii) the Estimated Indebtedness, minus (g) any Estimated Transaction Expenses.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.5(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Company Common Stock” means shares of the Company’s common stock, par value $10.00 per share.

“Company Disclosure Schedule” means the schedules attached to this Agreement as contemplated by Article III.

“Company Equity Incentive Plan” means the Company’s 2015 Stock-Based Award Plan.

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization, Standing and Power; Subsidiaries), 3.2 (Authority), 3.3 (Capitalization; Shares and Shareholder Information), 3.13 (Taxes), and 3.27 (Brokers’ and Finders’ Fee).

“Company Group” means the Company and each of its Subsidiaries on a consolidated basis.

“Company IP Rights” means all IP Rights that are owned solely by the Company or any of its Subsidiaries or jointly owned by the Company or any of its Subsidiaries on the one hand and another Person or other Persons on the other hand.

“Company Material Adverse Effect” means any change, event, effect, circumstance, state of facts, development or occurrence that (a) has had or could reasonably be expected to have a material adverse effect on the Company Group, taken as a whole, or the assets, liabilities, properties, condition (financial or otherwise), results of operations, or prospects of the Company Group, taken as a whole, or (b) prevents or materially delays the Merger or related transactions described hereby or the ability of the Company to perform its obligations hereunder in any material respect; provided, however, that no change or effect to the extent resulting from any of the following shall, either alone or in combination, be deemed to constitute, and none of the following shall, either alone or in combination, be taken into account in determining whether there has been or will be, a Company Material Adverse Effect with respect to clause (a) above: (i) conditions generally affecting (A) any of the industries in which the Company Group operates or participates, (B) the U.S. economy or financial or capital markets (including interest rates) or political conditions in the U.S. or (C) any foreign economy or financial markets in any location where the Company Group operates or the political conditions in any such markets; (ii)  the taking of any action by Parent or Merger Sub, or the taking of any action by the Company Group expressly requested or consented to in writing by Parent or as required by this Agreement; (iii)  any change in GAAP or any change in Applicable Laws; (iv) acts of war, hostilities or terrorism or any escalation or material worsening of any such acts of war, hostilities or terrorism, or the occurrence or escalation of any other calamity or crisis; (v) the announcement of the identity of Parent as the acquiring entity in the Merger; or (vi) failure to obtain any approvals under Antitrust Laws, except, for purposes of clauses (i), (iii), and (iv), to the extent that such conditions have a materially disproportionate adverse impact on the Company Group as compared to other Persons engaged in the industries in which the Company Group operates.

“Company Net Working Capital” means (a) the sum of the Company Group’s current assets minus (b) the sum of the Company Group’s current liabilities, and in all cases excluding Closing Cash, Closing Indebtedness (for the avoidance of doubt, the prepaid income Taxes that are included in the calculation of Closing Indebtedness are excluded from the calculation of the Company Net Working Capital), unpaid Transaction Expenses, and any deferred Tax liabilities or deferred Tax assets, and in each case as of immediately prior to the Measurement Time and as calculated in accordance with the Accounting Principles, a calculation of which as of December 31, 2018 is set forth on Exhibit A attached hereto.

“Company Net Working Capital Target” means $225,000,000.00.

“Company Real Property” has the meaning set forth in Section 3.11(c).

“Company Shareholders” means those Persons who hold shares of outstanding Company Common Stock immediately prior to the Effective Time.

“Confidentiality Agreement” has the meaning set forth in Section 5.10(b).

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Contract” means any agreement, contract, lease, instrument, note, warrant, purchase order, license, or other legally binding commitment, whether written or oral, under which any party has any remaining obligation or Liability or under which any party has any remaining rights.

“Copyrights” means all copyrights, copyright registrations and applications therefor and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations.

“Deductible” has the meaning set forth in Section 8.5(a)(i).

“Delayed Closing” has the meaning set forth in Section 2.2.

“Delivery Date” has the meaning set forth in Section 5.2.

“Designated Person” has the meaning set forth in Section 9.11.

“Directive” has the meaning set forth in Section 3.14(f).

“Dispute Statement” has the meaning set forth in Section 2.12(c).

“Dissenting Share” has the meaning set forth in Section 2.7(a).

“Dissenting Shareholder” has the meaning set forth in Section 2.7(a).

“DOL” means the United States Department of Labor or any department of labor of any state.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any current employee of the Company Group or any ERISA Affiliate.

“Employee Contract” means each Contract between the Company or any ERISA Affiliate on the one hand, and any Employee or any former employee of the Company or any ERISA Affiliate, on the other hand, under which the Company or any ERISA Affiliate has a remaining obligation.

“Employee Shareholder Agreements” means those Employee Shareholder Agreements between the Company and the Employees as described on subsection (xiv) of Section 3.9(a) of the Company Disclosure Schedule, each in the form previously provided to Parent.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title (including any claim to mineral or oil rights with respect to any real property), ownership or right to use, restriction, right of first refusal or offer, restriction on the use or transfer or other encumbrance of any kind or nature in respect of such asset or security.

“Enforceability Limitations” has the meaning set forth in Section 3.2(b).

“Environment” means soil, land surface or subsurface strata, surface water, ground water, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, and “Environmental” means having to do with any of the foregoing.

“Environmental Law” means any Applicable Law, Permit or Order relating to the pollution, contamination, protection or clean-up of the Environment or to human health and safety (excluding any Applicable Law, Permit or Order relating to employment matters that are the subject of the representations and warranties in Section 3.14), including any Applicable Law, Permit or Order that requires record-keeping, notification or reporting of matters relating to the Environment, including the federal Comprehensive Environmental Response, Compensation and

Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Environmental Liabilities” means all Liabilities, costs, expenses, penalties, fines, damages or other payment or performance obligations relating to the Environment, whether direct or indirect, and whether arising under any Environmental Law or based on Contract, contribution, negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory, including any (a) cleanup, removal, corrective, containment or other remediation or response actions or (b) actual or alleged Breach (including, for this purpose, any event or circumstances which with the passing of time or giving of notice, or both, would constitute a Breach) of any Environmental Law by any Person, whether or not such Breach involves Leased Real Property or the Company’s Former Real Property (including under the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended, or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary of the Company and any other individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means U.S. Bank, N.A., or any successor as determined in accordance with the Escrow Agreement.

“Escrow Agreement” means the escrow agreement, by and among Parent, the Shareholders’ Agent and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to the sum of the Escrow Amount – General Indemnity plus the Escrow Amount – Price Adjustment plus the Escrow Amount – Retiree Medical.

“Escrow Amount – General Indemnity” means $2,625,000.

“Escrow Amount – Price Adjustment” means $17,000,000.

“Escrow Amount – Retiree Medical” means $6,000,000 minus the amount of Retiree Medical Plan Non-Claims Costs that is to be treated as Indebtedness pursuant to Item 8 of Schedule 1-2 as such amount is reflected in the determination of Estimated Indebtedness plus the amount, if any, to be added to this amount pursuant to Section 5.23.

“Escrow Fund” means the entire Escrow Amount, and any earnings thereon, held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Fund – General Indemnity” means the Escrow Amount – General Indemnity, and any earnings thereon, held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Fund – Price Adjustment” means the Escrow Amount – Price Adjustment, and any earnings thereon, held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow Fund – Retiree Medical” means the Escrow Amount – Retiree Medical, and any earnings thereon, held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Escrow General Indemnity Release Amount” has the meaning set forth in Section 8.9.

“Escrow Release Date – General Indemnity” means the date that is twelve (12) months following the Closing Date.

“ESOP” means The Charles Machine Works, Inc. Employee Stock Ownership Plan and Trust Restated Effective January 1, 2015 and the Trust Agreement for The Charles Machine Works, Inc. Employee Stock Ownership Plan and Trust.

“ESOP Fairness Opinion” means an opinion of the ESOP Independent Appraiser to the effect that, as of the date of such opinion, (a) the Merger Consideration to be paid with respect to the shares of Company Common Stock held by the ESOP Trustee is not less than adequate consideration, as such term is defined by Section 3(18) of ERISA, to the ESOP and (b) the terms of and the Merger and the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.

“ESOP Independent Appraiser” means ESI Equity.

“ESOP Information Statement” has the meaning set forth in Section 5.12(c).

“ESOP Termination Date” has the meaning set forth in Section 5.12(b).

“ESOP Trustee” means John Michael Maier of Professional Fiduciary Services, LLC not in his individual or corporate capacity but solely in his capacity as the Trustee of the The Charles Machine Works, Inc. Employee Stock Ownership Trust.

“Estimated Cash” means the Company’s estimated calculation of the Closing Cash.

“Estimated Closing Payment” means the Company’s estimated calculation of the Closing Payment.

“Estimated Closing Payment Certificate” means a certificate executed on behalf of the Company dated as of the Closing Date, certifying the Estimated Closing Payment, and each component thereof, including Estimated Cash, Estimated Indebtedness, Estimated Company Net Working Capital, and Estimated Transaction Expenses, including in each case an itemized list of each item reflected therein and the calculation thereof in accordance with the Accounting Principles.

“Estimated Company Net Working Capital” means the Company’s estimated calculation of the Company Net Working Capital.

“Estimated Company Net Working Capital Shortfall” means the absolute value of the dollar amount, if any, by which the Estimated Company Net Working Capital is less than the Company Net Working Capital Target.  For the avoidance of doubt, if the Estimated Company Net Working Capital is greater than the Company Net Working Capital Target, the Estimated Company Net Working Capital Shortfall shall be zero.

“Estimated Company Net Working Capital Surplus” means the absolute value of the dollar amount, if any, by which the Estimated Company Net Working Capital is greater than the Company Net Working Capital Target. For the avoidance of doubt, if the Company Net Working Capital Target is greater than the Estimated Company Net Working Capital, the Estimated Company Net Working Capital Surplus shall be zero.

“Estimated Indebtedness” means the Company’s estimated calculation of the Closing Indebtedness.

“Estimated Transaction Expenses” means the Company’s estimated calculation of any Transaction Expenses that are incurred but unpaid as of immediately prior to the Measurement Time.

“Facilities” has the meaning set forth in Section 3.11(e).

“Final Adjustment Shortfall” means the absolute value of the dollar amount, if any, by which (a) the sum of (i) Final Cash, minus (ii) Final Indebtedness, plus (iii) Final Company Net Working Capital (which may be a negative number), minus (iv) Final Transaction Expenses is less than (b) the sum of (i) Estimated Cash, minus (ii) Estimated Indebtedness, plus (iii) Estimated Company Net Working Capital (which may be a negative number), minus (iv) Estimated Transaction Expenses.

“Final Adjustment Surplus” means the absolute value of the dollar amount, if any, by which (a) the sum of (i) Final Cash, minus (ii) Final Indebtedness, plus (iii) Final Company Net Working Capital (which may be a negative number), minus (iv) Final Transaction Expenses is greater than (b) the sum of (i) Estimated Cash, minus (ii) Estimated Indebtedness, plus (iii) Estimated Company Net Working Capital (which may be a negative number), minus (iv) Estimated Transaction Expenses.

“Final Cash” has the meaning set forth in Section 2.12(e).

“Final Company Net Working Capital” has the meaning set forth in Section 2.12(e).

“Final Indebtedness” has the meaning set forth in Section 2.12(e).

“Final Transaction Expenses” has the meaning set forth in Section 2.12(e).

“FIRPTA Certificates” has the meaning set forth in Section 5.13.

“Foreign Plan” has the meaning set forth in Section 3.15(n).

“Former Real Property” has the meaning set forth in Section 3.12(c).

“Forum” has the meaning set forth in Section 9.6(b).

“Fraud” means a misrepresentation made with actual knowledge that such misrepresentation was false when made.  Fraud does not include a negligent misrepresentation or omission or knowledge of the fact that the Person making such misrepresentation does not have sufficient information to make the statement contained in the misrepresentation, but which is nevertheless made as a matter of contractual risk allocation between the Parties.

“GAAP” means accounting principles generally accepted in the United States.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Authority.

“Hazardous Material” means any liquid, solid or gaseous substance of any kind or nature that is regulated as a hazardous waste, hazardous substance, or hazardous material under any Environmental Law, including petroleum products and by-products, asbestos and asbestos-containing materials, medical and infectious wastes, urea formaldehyde, polychlorinated biphenyls, radon gas, radioactive substances and chlorofluorocarbons and other ozone-depleting substances.

“HSR Act” has the meaning set forth in Section 3.2(d).

“Indebtedness” means (a) outstanding Liabilities for indebtedness for borrowed money (including principal, accrued and unpaid interest, prepayment charges or premium thereon, and any other payment obligations, breakage costs, penalties and other fees in connection therewith payable as a result of the consummation of the transactions contemplated by this Agreement), (b) other obligations evidenced by notes, bonds, debentures or other debt instruments, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner through an agreement to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (d) obligations for the deferred purchase price of property or services, including earnout or other similar contingent payments, other than trade payables incurred in the Ordinary Course of Business or other current liabilities taken into account in the calculation of Final Company Net Working Capital, (e) with respect to any capital lease obligations, the aggregate amount required to be recorded as a liability with respect to such capital lease obligation on a balance sheet of the Company Group prepared in accordance with GAAP, (f) all payment obligations (including any early termination fees) under any interest rate swap agreements or interest rate hedge agreements, (g) any accrued, unpaid interest owed with respect to the indebtedness referred to above and any prepayment premiums or fees which would be payable if such indebtedness were paid in full at the Measurement Time, (h) obligations under letters of credit, surety bonds, bids, performance bonds or similar obligations, (i) without duplication of the items described in clauses (a) – (h), each of the items listed on Schedule 1-2; provided, however, that any amounts included in Transaction Expenses will not be considered Indebtedness.  An illustrative example of the calculation of Indebtedness as of December 31, 2018 is attached to Schedule 1-2, and the absence of a G/L account number or any item identified in clauses (a) – (h) from the attached example will not be construed to imply that the omitted G/L account number or item is not to be included in the calculation of Indebtedness to the extent the G/L account or item relates to an element of Indebtedness as defined herein.

“Indemnified Party” has the meaning set forth in Section 8.10(a).

“Indemnifying Party” has the meaning set forth in Section 8.10(a).

“Indemnity Release Date” means the earliest of the (i) the Escrow Release Date – General Indemnity, (ii) the date upon which all Escrow Funds have been paid to Parent in satisfaction of indemnification claims, or (iii) the earliest date upon which the total amount of indemnification claims for which Parent has notified the Shareholders’ Agent exceeds the remaining amount in the Escrow Fund.

“Information Systems” has the meaning set forth in Section 3.8(r).

“IP License” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound and pursuant to which any of them has obtained or granted rights under any IP Rights, including license or sublicense agreements (a) granting the Company or any of its Subsidiaries rights to use IP Rights owned or held by any other Person or (b) pursuant to which the Company or any of its Subsidiaries grants rights to any other Person to use any Company IP Rights or Third Party IP Rights, but in all cases excluding any Contract concerning IP Rights or technology that are generally available on commercially reasonable terms, such as any shrink-wrap, click-through or other standard form agreements; provided that for the purpose of subpart (b) of this definition, non-disclosure, confidentiality, secrecy or similar agreements shall not be deemed an IP License solely by virtue of granting the other party to such agreement the right to use Company IP Rights.

“IP Rights” means all intellectual property and other proprietary rights of any kind or nature, in any jurisdiction worldwide, whether registered or unregistered, including any and all of the following: Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets and Know-How. For the avoidance of doubt, any reference in this Agreement to “IP Rights” of the Company or any of its Subsidiaries shall mean Company IP Rights and Third Party IP Rights, unless the context expressly provides otherwise.

“IRS” means the United States Internal Revenue Service.

“Know-How” means Trade Secrets, know-how, proprietary information and all other confidential data, information, compositions and technology (including structures, procedures, protocols, techniques and results of experimentation and testing).

“Knowledge” means, with reference to the Company, the actual knowledge of any Person listed on Section 1.1(a) of the Company Disclosure Schedule.

“Leased Real Property” has the meaning set forth in Section 3.11(c).

“Letter of Transmittal” means a letter of transmittal substantially in the form attached hereto as Exhibit E.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Losses” (including, with the correlative meaning, the term “Loss”) means any and all losses, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, fees and expenses of any kind or nature whatsoever (including fees and disbursements of counsel and other professionals and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers).

“M&T” has the meaning set forth in Section 9.11.

“Manufacturing Facilities” means the Owned Real Property described on Schedule 1-3.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Measurement Time” means 12:01 a.m. Central Time on the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) the Closing Payment, plus (b) the amounts, if any, that become payable to Company Shareholders from the Escrow Fund in accordance with the provisions of this Agreement, plus (c) the Final Adjustment Surplus, if any, that becomes payable to Company Shareholders by Parent pursuant to Section 2.12(e), plus (d) the Shareholders’ Agent’s Fund Distribution Amount, if any.

“Merger Sub” has the meaning set forth in the Preamble.

“Non-Employee Plan Members” has the meaning set forth in Section 3.15(r).

“OGCA” has the meaning set forth in the Recitals.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority.

“Ordinary Course Employee Mutual Releases” means a mutual release between a member of the Company Group and a former employee of a member of the Company Group in substantially the forms previously provided to Parent under which the sole remaining obligation or right of the member of the Company Group is a continuing mutual obligation of confidentiality.

“Ordinary Course of Business” means, with respect to a specified Person, action that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations.

“Organizational Documents” means, for any Person who is not an individual, the articles of incorporation, certificate of incorporation, articles of organization, certification of formation, bylaws, shareholders’ agreement, partnership agreement, operating agreement, member control agreement, limited liability company agreement, joint venture agreements, and any other similar organizational or governance documents of such a Person.

“Owned Real Property” has the meaning set forth in Section 3.11(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.3.

“Patent Rights” means all unexpired issued patents and pending patent applications in any country or patent-granting region, including all unexpired provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Paying Agent” means U.S. Bank, N.A.

“Per Share Adjustment Release Amount” means the quotient of (a) the Adjustment Release Amount, if any, less any Transaction Expenses associated therewith, divided by (b) Total Outstanding Shares.

“Per Share Closing Amount” means the quotient of (a) the Closing Payment divided by (b) Total Outstanding Shares.

“Per Share Escrow General Indemnity Release Amount” means the quotient of (a) the Escrow General Indemnity Release Amount, if any, less any Transaction Expenses associated therewith divided by (b) Total Outstanding Shares.

“Per Share Escrow Retiree Medical Release Amount” means the quotient of (a) the amount, if any, to be paid to the Paying Agent for the benefit of the Company Stockholders pursuant to Section 2.13(e), less any Transaction Expenses associated therewith divided by (b) Total Outstanding Shares.

“Per Share Shareholders’ Agent’s Fund Distribution Amount” means the quotient of (a) the Shareholders’ Agent’s Fund Distribution Amount, less any Transaction Expenses associated therewith divided by (b) Total Outstanding Shares.

“Permit” means any Consent, license, registration, certification, listing or permit issued, granted, given or otherwise made available by or under the authority of any Authority or recognized Third Party certification or standards organizations (including the International

Standardization Organization, Underwriter’s Laboratories and their foreign equivalents) or pursuant to any Applicable Law.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other similar governmental charges and assessments that are not yet delinquent or Encumbrances for Taxes being contested in good faith via appropriate proceedings as set forth in Section 1.1(b) of the Company Disclosure Schedule and for which appropriate reserves have been established in accordance with GAAP, (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable, (c) zoning, entitlement, building and other land use regulations imposed by Authorities having jurisdiction over real property that are not violated by the current use and operation of such real property, (d) easements, rights of way, restrictions, covenants, reservations, encroachments, minor defects or irregularities in and other similar matters of record affecting title to the property which do not and would not reasonably be expected to impair the use or value of any such real property, (e) in the case of Leased Real Property, any Encumbrances to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (f) Encumbrances arising out of claims to mineral or oil rights with respect to the Owned Real Property other than the Owned Real Property on which the Manufacturing Facilities are located, (g) Encumbrances described in the existing title insurance policies of the Company and its Subsidiaries covering the Owned Real Property that were provided to Buyer and (h) Encumbrances set forth in Schedule 1-4.

“Perry Owned Real Property” means the Owned Real Property located in Perry, Oklahoma that has a street address of (a) 1947-1959 West Fir Avenue, Perry, Oklahoma 73077 (Main Campus), (b) 624 Birch Street, Perry, Oklahoma 73077 (Plant 2) and (c) 1516, 1604 and 1618 West Highway 7, Perry Oklahoma 73034 (Plants 3, 4 and 5).

“Person” means any individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Authority or other entity of any kind or nature.

“Plans” has the meaning set forth in Section 3.15(a).

“Post-Closing Payment” means any Per Share Escrow General Indemnity Release Amount, Per Share Adjustment Release Amount, Per Share Escrow Retiree Medical Release Amount or Per Share Shareholders’ Agent’s Fund Distribution Amount to the extent any such amount becomes payable to Company Shareholders pursuant to the provisions of this Agreement.

“Post-Closing Statement” has the meaning set forth in Section 2.12(b).

“Post-Closing Representation” has the meaning set forth in Section 9.11.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Measurement Time.

“PRC” shall mean the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Measurement Time and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Measurement Time.

“Pre-Closing Taxes” means Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

“Prior Period” has the meaning set forth in Section 5.4(a).

“Prior Period Tax Returns” has the meaning set forth in Section 5.4(a).

“Pro Rata Portion” means, with respect to any Company Shareholder, the fraction having (a) a numerator equal to the number of shares of Company Common Stock held by such Person immediately prior to the Effective Time, and (b) a denominator equal to the Total Outstanding Shares.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority.

“Real Property Lease” has the meaning set forth in Section 3.11(c).

“Registered IP Rights” has the meaning set forth in Section 3.8(a).

“Related Person” has the meaning set forth in Section 3.25.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the indoor or outdoor environment.

“Required Shareholder Approval” has the meaning set forth in Section 3.2(a).

“Resolution Period” has the meaning set forth in Section 2.12(d).

“Restricted Company Stock” means the shares of Company Common Stock issued under the Company Equity Incentive Plan that remain subject to vesting, forfeiture or other similar restriction.

“Retained Real Property” means the real property set forth on Schedule 1-5.

“Retiree Medical Plan” has the meaning set forth in Section 3.15(f).

“Retiree Medical Plan Claims Costs” means the amount of medical claims that are paid or payable by the Company (or the Surviving Corporation after the Effective Time) under the terms of the Retiree Medical Plan described in item No. 2 on Section 3.15(f) of the Company Disclosure Schedule (commonly referred to as the “Pre-65 Retiree Medical Plan”).

“Retiree Medical Plan Non-Claims Costs” means all costs and expenses incurred in connection with the Retiree Medical Plans, excluding only the Retiree Medical Plan Claims Costs, and including without limitation (a) the amount of subsidies paid by the Company (or the Surviving Corporation after the Effective Time) with respect to the premiums that each post-65 retiree pays for his or her individual Medicare Supplemental Insurance policy pursuant to the Retiree Medical Plan described in item No. 1 on Section 3.15(f) of the Company Disclosure Schedule (commonly referred to as the “Post-65 Retiree Medical Plan”), (b) the portion of stop-loss insurance premiums paid by the Company (or the Surviving Corporation after the Effective Time) that is attributable to the participants of the Pre-65 Retiree Medical Plan and (c) administrative charges related to the Pre-65 Retiree Medical Plan.

“Retiree Medical Plan Termination Date” means December 31, 2019.

“Review Period” has the meaning set forth in Section 2.12(c).

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy, together with the declarations, endorsements and exhibits related thereto, from Liberty Insurance Surplus Corporation.

“SAT Bulletin 7” shall mean the Tax notice issued by the PRC State Administration of Taxation titled the State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (State Administration of Taxation Bulletin [2015] No. 7 (国家税务总局公告2015年第7号), as may be amended or supplemented from time to time and including any similar or replacement Law or regulation on the Tax treatment of offshore indirect transfers of any China Taxable Property including any applicable Laws in the PRC against the avoidance of PRC Tax.

“Shareholder Indemnitees” has the meaning set forth in Section 8.4.

“Shareholder Information Statement” means the notice and information statement delivered to the Company Shareholders pursuant to Section 1073 and Section 1091 of the OGCA in substantially the form attached as Exhibit F.

“Shareholder Written Consent” means the consent used to secure the Required Shareholder Approval in substantially the form attached hereto as Exhibit H.

“Shareholders’ Agent” has the meaning set forth in Section 8.12(a).

“Shareholders’ Agent Expenses” has the meaning set forth in Section 8.12(b).

“Shareholders’ Agent’s Fund Amount” means an amount in cash equal to $1,000,000.

“Shareholders’ Agent’s Fund Distribution Amount” has the meaning set forth in Section 8.2(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” has the meaning set forth in Section 5.4(b)(i).

“Subsidiary” means, for any Person, any Person that is not an individual, whether incorporated or unincorporated, of which at least fifty percent (50%) of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such first Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Premium” has the meaning set forth in Section 5.6(c).

“Takeover Statute” has the meaning set forth in Section 3.24.

“Tax(es)” mean all income, profits, gross receipts, environmental, customs duty, capital stock, sales, use, occupancy, value added, ad valorem, stamp, franchise, withholding, payroll, employment, unemployment, disability, excise, escheat, property, production and other taxes, duties or assessments of any nature imposed by any Authority (whether national, local, municipal or otherwise) or political subdivision thereof, together with all interest, penalties and additions imposed with respect to such amounts, any interest in respect of such penalties or additions, and any obligations under any legally binding agreements or arrangements with any other Person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.

“Tax Proceeding” means any Tax audit, examination, inquiry or Proceeding.

“Tax Returns” mean all U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms, transfer pricing studies and reports relating to Taxes.

“Taxing Authority” means any U.S. federal, state or local, or foreign, jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Third Party” means any Person who is not a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 8.10(a).

“Third Party IP Rights” means any IP Right licensed to the Company or any of its Subsidiaries by a Third Party pursuant to any IP License.

“Top Customer” has the meaning set forth in Section 3.21(a).

“Top Supplier” has the meaning set forth in Section 3.21(b).

“Total Outstanding Shares” means the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares to be canceled pursuant to Section 2.6(a)(ii)).

“Trade Secrets” means information protectable as a trade secret under Applicable Law, including discoveries, concepts, ideas, research and development, Know-How, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Trademark Rights” means all registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names and applications for registration of trade names.

“Transaction Expenses” means all fees, costs, expenses and other amounts incurred by or on behalf of the Company or any of its Subsidiaries (and whether becoming due at, prior to or following the Measurement Time) in connection with this Agreement, the Merger and the other transactions contemplated hereby, including all (a) fees and expenses of financial advisors, financial sponsors, legal counsel, accounting, consulting and other advisors, (b) Change in Control Payments, (c) all other fees and expenses of Third Parties incurred by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is responsible, in each case in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any Losses arising out of, resulting from or relating to any indemnification obligations of the Company or any of its Subsidiaries to any officer of director of the Company or any of its Subsidiaries or any ESOP Trustee or former trustee of the ESOP, (d) 100% of the Tail Premium, (e) 50% of all Transfer Taxes, (f) 50% of the filing fees under the HSR Act and any other Antitrust Laws, (g) 50% of the fees and expenses of the ESOP Trustee and ESOP Independent Appraiser, including expenses of service-providers to the ESOP Trustee and ESOP Independent Appraiser, and (h) 50% of the total premium and fees (including the payment of costs and expenses) for the R&W Insurance Policy.

“Transaction Representation” has the meaning set forth in Section 9.11.

“Transfer Taxes” has the meaning set forth in Section 5.5.

“Triable Claim” has the meaning set forth in Section 9.6(e).

“Voluntary Disclosure Agreement” includes any agreement, compromise, managed audit, administrative determination or similar proceeding whereby a Taxing Authority responsible for the collection of sales and use Taxes agrees to allow a settlement amount pursuant to a voluntary compliance program with respect to such Taxes for a Pre-Closing Tax Period.

“Waiving Parties” has the meaning set forth in Section 9.11.

Article II
THE MERGER

2.1The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the provisions of the OGCA, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will thereupon cease.  The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue under the name “The Charles Machine Works, Inc.”, to be governed by the laws of the State of Oklahoma, and the separate existence of the Company with all its rights, privileges, powers, immunities and franchises will continue unaffected by the Merger, except as set forth in this Agreement.

2.2Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than three (3) Business Days, after the satisfaction or waiver of the last of the conditions set forth in Article VI (other than the conditions set forth in Section 6.4) to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions as of the Closing), or at such other time as the parties hereto agree (the actual date on which the Closing takes place being the “Closing Date”).  Notwithstanding the foregoing or any other provision of this Agreement, if the Closing would occur pursuant to the foregoing sentence on a date that falls within the last twenty (20) days of a fiscal quarter of Parent, then Parent may, by providing written notice to the Company, have the Closing delayed (a “Delayed Closing”) so that it will occur on the first day of Parent’s fiscal quarter that first begins following the date that the Closing would have otherwise occurred pursuant to the foregoing sentence, but subject solely to the satisfaction or waiver at the Closing of the conditions set forth in Section 6.4.  The Closing shall take place remotely via the electronic exchange of signature and documents, or at such other location as the parties hereto agree.  In connection with the Closing, Parent and the Company shall cause the Merger to be made effective by executing and filing a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Oklahoma in accordance with the relevant provisions of the Applicable Laws of the State of Oklahoma (the time of such filing or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”).

2.3Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the OGCA and other Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4Certificate of Incorporation; Bylaws.  At the Effective Time:

(a)the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions of the OGCA and such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of Merger Sub may be amended to reflect that the name of the Surviving Corporation is “The Charles Machine Works, Inc.” and in such other manner as determined by Parent; and

(b)the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions of such bylaws; provided, however, that at the Effective Time, the bylaws of Merger Sub may be amended in such manner as determined by Parent.

2.5Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6Effect on Capital Stock.

(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any shareholder of the Company or the Shareholders’ Agent:

(i)Each share of Company Common Stock then outstanding (other than Dissenting Shares and shares to be canceled pursuant to Section 2.6(a)(ii)) shall be converted into the right to receive an amount, in cash, equal to the sum of (i) the Per Share Closing Amount plus (ii) the Per Share Escrow General Indemnity Release Amount, if any, plus (iii) the Per Share Adjustment Release Amount, if any, plus (iv) the Per Share Retiree Medical Escrow Release Amount, if any, plus (v) the Per Share Shareholders’ Agent’s Fund Distribution Release Amount, if any (in the case of (ii)-(v) only if, as and when such disbursements are to be made pursuant to the terms of this Agreement, and, if applicable, the Escrow Agreement);

(ii)Notwithstanding anything to the contrary set forth herein, any shares of Company Common Stock then held by the Company or Parent or any Subsidiary of the Company or of Parent (including any treasury shares of the Company) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (“Cancelled Shares”), and

(iii)Each share of the common stock, $.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b)As of immediately prior to the Effective Time, each share of Restricted Company Stock that is then outstanding shall become fully vested and free of any forfeiture restrictions, and, at the Effective Time, shall be converted pursuant to Section 2.6(a)(i).

2.7Dissenting Shares.

(a)Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly exercised his, her or its appraisal rights under the OGCA with respect to that share (such share being a “Dissenting Share,” and such shareholder being a “Dissenting Shareholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.6, but rather shall be converted only into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the OGCA.

(b)At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except only the right to receive the fair value of such shares in accordance with the provisions of the OGCA.  Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the OGCA, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under the OGCA, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 2.6(a), without interest, and at such times and subject to such conditions as are set forth in Section 2.6(a) pursuant to the exchange procedures set forth in Section 2.8.

2.8Surrender of Certificates.

(a)At the Effective Time, (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, (ii) no holder of a certificate that immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (a “Certificate”) shall have any rights as a shareholder of the Company and (iii) each Certificate (x) representing any outstanding shares of Company Common Stock (except for Dissenting Shares for which appraisal rights under the OGCA have not been abandoned, withdrawn or lost (through failure to perfect or otherwise) or Cancelled Shares) shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement and (y) representing any Dissenting Shares (as long as they continue to represent Dissenting Shares) shall thereafter represent only the right to receive the payments described in Section 2.7.

(b)At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent, for the benefit of the Company Shareholders, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make the aggregate Per Share Closing Amount to be paid to each Company Shareholder (excluding any such amounts attributable to Dissenting Shares as long as they continue to represent Dissenting Shares) pursuant to Section 2.6(a).  From and after the Effective Time, the Paying Agent shall act as the agent of Parent and the Surviving Corporation in effecting any amounts to be paid under this Agreement and the exchange of the Certificates.

(c)At least ten (10) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a statement by the Chief Executive Officer of Company, certifying to his actual knowledge and solely in his capacity as an officer of the Company, as accurate and complete and reasonably acceptable to Parent the accompanying spreadsheet in Microsoft® Excel format, setting forth for each Company Shareholder, the name, address, email address (to the extent available), the number of shares of Company Common Stock held and the certificate number(s) (if applicable) and at the Closing, the Company shall deliver to Parent any required updates to such information so that all such information, as updated, is accurate and complete as of the Effective Time.  Such spreadsheet will also indicate (i) the date of issuance of each outstanding share of Company Common Stock and, with respect to shares of Company Common Stock that are classified as "Covered Securities" under applicable Tax Laws, accurate and complete cost basis information for such shares to the extent such information is reasonably available to the Company and (ii) all shares for which appraisal rights have been asserted and not abandoned, withdrawn or lost as of the Effective Time.

(d)As soon as practicable after the Effective Time, Parent shall, or shall cause the Paying Agent to, mail to each Company Shareholder (i) a Letter of Transmittal specifying that delivery shall be deemed to have occurred, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in the form included in the Letter of Transmittal) to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the consideration to which such holder may be entitled pursuant to Section 2.6(a)(i).  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a payment of the Per Share Closing Amount as provided in Section 2.6(a)(i) with respect to such Certificate (after giving effect to any required Tax withholdings pursuant to Section 2.10) and the Certificate so surrendered shall forthwith be canceled.  Parent shall, promptly following receipt by Paying Agent of each properly surrendered Certificate, cause the Paying Agent to make the payment of the Per Share Closing Amount as provided in Section 2.6(a)(i) to the holder of such Certificate, either by check or wire transfer of immediately available funds to the account or address designated by such holder in the Letter of Transmittal delivered with such Certificate.  Parent shall cause the Paying Agent to pay to each holder of a properly surrendered Certificate, at the time and in the manner set forth herein such holder’s applicable portion of any Post-Closing Payment to be paid as provided in Section 2.6.  Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares as long as they continue to represent Dissenting

Shares and Cancelled Shares) will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive a payment of the applicable amount provided in Section 2.6(a)(i).  If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent, it shall be cancelled and exchanged as provided in this Section 2.8.  No interest shall be paid or accrued after the Effective Time on any amount payable upon due surrender of the Certificates.  If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such Tax was paid or is not applicable.

(e)For the avoidance of doubt and notwithstanding anything herein or otherwise to the contrary, the Merger Consideration shall be deemed to provide consideration to each Company Shareholder for their execution and delivery of Letters of Transmittal (whether before or after the Effective Time), which are hereby incorporated as part of the Merger and this Agreement, including the release of claims against Parent and its Affiliates (including the Surviving Corporation) set forth therein, and Parent would not have entered into this Agreement without having the benefit of such releases from all Company Shareholders being fully enforceable.  By executing a written consent in favor of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the Merger Consideration, each Company Shareholder shall be deemed to have acknowledged and agreed to the foregoing, and such Company Shareholder is specifically agreeing to and shall have no right to decline to execute and deliver a Letter of Transmittal, including the release of claims against Parent and its Affiliates (including the Surviving Corporation) set forth therein, or make any allegation that the release set forth in the Letter of Transmittal is void or unenforceable for lack of consideration.

(f)At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company.  After the Effective Time, no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates are presented to the Paying Agent, Parent or the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Merger Consideration.

(g)Any portion of the funds received by the Paying Agent (including the proceeds of any investments thereof) that remains unclaimed by the Company Shareholders on November 30, 2020, or such later date as Parent may elect, shall be delivered to the Surviving Corporation.  Any Company Shareholder that has not theretofore surrendered any Certificate and submitted a Letter of Transmittal or otherwise received any portion of the Merger Consideration due and payable to such Company Shareholder pursuant to this Agreement, shall thereafter look only to Parent and the Surviving Corporation for payment of the applicable portion of the Merger Consideration (after giving effect to any required tax withholdings and without any interest thereon) upon due surrender of any applicable

Certificate (or effective affidavits of loss in lieu thereof).  Notwithstanding anything to the contrary in this Section 2.8(g), none of Parent, Merger Sub, the Company, the Surviving Corporation, the Shareholders’ Agent, the Paying Agent or any other Person shall be liable to any Company Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Law.

(h)The Company shall cause any Tax withholding required as a result of the vesting of shares of Restricted Company Stock prior to or as a result of the Closing to be processed prior to the Closing through the Company’s payroll provider to the extent the Company is obligated to do any Tax withholding upon such vesting, and the Company will make such modifications to the Schedule of Shareholder Records (as defined in the Paying Agent Agreement previously discussed by the parties) to reflect that such shares are no longer Restricted Company Stock.

2.9Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by such record holder in form and substance reasonably acceptable to Parent, Parent shall cause the Paying Agent to pay to the record holder of such Certificate the applicable amounts thereon as provided in Section 2.6(a), excluding, for the avoidance of doubt, any amounts payable on Dissenting Shares as long as they continue to represent Dissenting Shares, to be paid in respect of the shares represented thereby upon due surrender of and deliverable in respect of the shares represented by such Certificate pursuant to, and at the times provided in, this Agreement; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to such lost, stolen, or destroyed Certificate.

2.10Withholding.  Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold (provided, that no appropriate withholding exemption is received) from any portion of any payment payable pursuant to this Agreement to any Company Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of Applicable Law; provided that the withholding party shall use its commercially reasonable efforts to provide to the Shareholders’ Agent information about the circumstances related thereto as promptly as practicable.  To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts (a) shall be remitted by Parent or the Paying Agent to the applicable Authority and (b) shall be treated for all purposes of this Agreement as having been paid to such Company Shareholder.

2.11Closing Date Payments.  Notwithstanding anything to the contrary in this Agreement, the only payments required to be paid, or caused to be paid, by Parent at the Closing shall be (a) to the Paying Agent for the benefit of the Company Shareholders, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make the aggregate Per Share Closing Amount to be paid to the Company Shareholders pursuant to Section 2.6(a), (b) to the account designated in writing by the Escrow Agent, an amount of cash equal to the Escrow Amount, (c) to the account designated in writing by the Shareholders’ Agent, an amount of cash equal to the Shareholders’ Agent’s Fund Amount, (d) to the applicable

Third Party, any unpaid Transaction Expenses included in the Estimated Transaction Expenses pursuant to invoices timely received from the Third Party and approved by the Company and (e) to the holder of any Indebtedness that is secured by an Encumbrance on any assets of the Company or any of its Subsidiaries, such amounts that are included in the Estimated Indebtedness and specified in payoff letters provided to Parent pursuant to Section 6.2(f).

2.12Purchase Price Adjustment.

(a)At least five (5) Business Days prior to the Closing, the Company shall deliver a draft Estimated Closing Payment Certificate to Parent, with all components thereof calculated in accordance with the Accounting Principles and other applicable terms hereof.  No later than two (2) Business Days prior to the Closing, Parent may request reasonable changes to the Estimated Closing Payment Certificate and the Company shall revise the Estimated Closing Payment Certificate to reflect any such changes thereto as may be reasonably requested by Parent, which changes shall be reflected in the final version of the Estimated Closing Payment Certificate, which shall be delivered by the Company to Parent at Closing.  The Company shall provide to Parent, together with the Estimated Closing Payment Certificate, all supporting information reasonably necessary to evidence the calculations, amounts and other matters set forth in the Estimated Closing Payment Certificate.

(b)On or before the ninetieth (90th) day after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Shareholders’ Agent a statement (the “Post-Closing Statement”) setting forth Parent’s calculation of the Closing Cash, Closing Indebtedness, Company Net Working Capital, and Transaction Expenses that are incurred or properly accrued but unpaid as of immediately prior to the Measurement Time, all calculated in accordance with the Accounting Principles and other applicable terms hereof.  If Parent fails to timely deliver a Post-Closing Statement to Shareholders’ Agent, then any amounts payable to the Company Shareholders pursuant to Section 2.12(e) resulting from a Final Adjustment Surplus shall accrue interest at a rate of 10% per annum (“Adjustment Interest”) from the ninety-first (91st) day after the Closing Date until the date that the Post-Closing Statement is delivered to Shareholders’ Agent; provided, however, that if the Parent is not able to deliver the Post-Closing Statement by such ninetieth (90th) day despite its good faith efforts to do so and Shareholders’ Agent agrees, which agreement will not be unreasonably withheld, to extend the time to deliver the Post-Closing Statement, then the Adjustment Interest will not apply if the Post-Closing Statement is delivered on or before the extended date and then, if not so delivered, will only apply for the time period between the extended date and the date that the Post-Closing Statement is delivered to Shareholders’ Agent.

(c)The Shareholders’ Agent shall have sixty (60) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Parent will, during normal business hours, make reasonably available to the Shareholders’ Agent, to the extent reasonably requested by the Shareholders’ Agent, Parent’s books, records, work papers, personnel and such other information as the Shareholders’ Agent may require in order to evaluate the Post-Closing Statement.  On or before the expiration of the Review Period, the Shareholders’ Agent shall deliver to Parent a written statement accepting or disputing, in whole or in part, the Post-Closing Statement.  In the event that the Shareholders’ Agent shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the Shareholders’ Agent’s objections and the reasons therefor (such statement, a “Dispute Statement”).  Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding upon the parties to this Agreement and the Company Shareholders, and not subject to appeal.  If the Shareholders’ Agent does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement, and all amounts set forth therein, shall be final and binding upon the parties to this Agreement and the Company Shareholders, and not subject to appeal.

(d)If the Shareholders’ Agent delivers a Dispute Statement during the Review Period, Parent and the Shareholders’ Agent shall meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Shareholders’ Agent may mutually agree (the “Resolution Period”).  Any such disputed items that are resolved by Parent and the Shareholders’ Agent during the Resolution Period shall be set forth in a memorandum signed by both parties, which shall be final and binding upon the parties to this Agreement and the Company Shareholders, and not subject to appeal.  If Parent and the Shareholders’ Agent do not resolve all such disputed items by the end of the Resolution Period, Parent and the Shareholders’ Agent shall submit all items remaining in dispute with respect to the Dispute Statement to Crowe LLP, or if such accounting firm is unable or unwilling to accept the engagement, then to any nationally recognized independent accounting firm upon which Parent and the Shareholders’ Agent shall reasonably agree (the “Accounting Firm”) for review and resolution.  The Accounting Firm shall act as an expert and not an arbitrator.  The Accounting Firm shall determine only those items remaining in dispute between Parent and the Shareholders’ Agent, and the resolution of a dispute on any item by the Accounting Firm shall not be more favorable than the amount set forth in the Post-Closing Statement as originally prepared by the Parent or Shareholders’ Agent, as applicable, or more favorable than set forth in the Dispute Statement as delivered by Parent or Shareholders’ Agent, as applicable, with respect to each such item.  Each of Parent and the Shareholders’ Agent shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items (with all submissions to the Accounting Firm by Parent or Shareholders’ Agent, as applicable, concurrently copied to the other party) and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel during normal business hours and upon reasonable request, and representatives and such other information as the Accounting Firm may require in order to render its determination.  The Accounting Firm shall be instructed to deliver to Parent and the Shareholders’ Agent a written determination made in accordance with the Accounting Principles and other applicable terms hereof (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the

Shareholders’ Agent) of the disputed items within thirty (30) days of receipt of the disputed items, which determination shall, absent manifest error, be final and binding upon the parties to this Agreement and the Company Shareholders, and not subject to appeal.  The Accounting Firm shall also determine the portion of its fees and expenses to be paid by each of the Shareholders’ Agent and Parent, with such fees and expenses being borne in inverse proportion to the degree to which the Accounting Firm accepted the positions of the respective parties.

(e)Once each of the Closing Cash, Closing Indebtedness, Company Net Working Capital and Transaction Expenses that are incurred but unpaid as of immediately prior to the Measurement Time are finally determined pursuant to this Section 2.12 (such amounts, respectively, the “Final Cash”, “Final Indebtedness”, “Final Company Net Working Capital” and “Final Transaction Expenses”), (i) if there is a Final Adjustment Surplus, then Parent shall pay or cause to be paid such amount, plus Adjustment Interest (if any), to the Paying Agent for the benefit of the Company Shareholders in accordance with each holder’s Pro Rata Portion, to be distributed to the Company Shareholders in accordance with Sections 2.6 and 2.8, and (ii) if there is a Final Adjustment Shortfall, then Parent shall be entitled to recover from the Escrow Fund – Price Adjustment (and, if that amount is not sufficient, then from any other portion of the Escrow Fund as Parent may elect) an amount of cash equal to the Final Adjustment Shortfall.  The Shareholders’ Agent and Parent shall promptly following the final determination of the Final Adjustment Surplus or Final Adjustment Shortfall, as applicable, pursuant to this Section 2.12 and in any event within five (5) Business Days after such final determination, execute and deliver a joint written notice instructing the Escrow Agent to release:  (x) if there is a Final Adjustment Surplus, an amount equal to the entire Escrow Fund – Price Adjustment plus Adjustment Interest (if any) to the Paying Agent, for the benefit of the Company Shareholders in accordance with each holder’s Pro Rata Portion (excluding any portion attributable to Dissenting Shares), to be distributed to the Company Shareholders in accordance with Sections 2.6 and 2.8 or (y) if there is a Final Adjustment Shortfall, (A) the excess, if any, between the Escrow Fund – Price Adjustment and the Final Adjustment Shortfall to the Paying Agent, for the benefit of the Company Shareholders in accordance with each holder’s Pro Rata Portion (excluding any portion attributable to Dissenting Shares so as long as they continue to represent Dissenting Shares), to be distributed to the Company Shareholders in accordance with Sections 2.6 and 2.8 and (B) the Final Adjustment Shortfall to Parent from the Escrow Fund – Price Adjustment, and for greater certainty, if the Final Adjustment Shortfall exceeds the Escrow Fund – Price Adjustment, then the entire amount of the Escrow Fund – Price Adjustment shall be released to Parent along with, if necessary, any other portion of the Escrow Fund as Parent may elect so that the sum of all released amounts is equal to the Final Adjustment Shortfall, and the Parent and Shareholders’ Agent shall jointly instruct the Escrow Agent accordingly.

(f)Any payment made under this Section 2.12, to the maximum extent permitted by Applicable Law, shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

2.13Retiree Medical Plans and Other Matters.

(a)From and after the Closing Date until September 30, 2020, Parent will provide a written notice to Shareholders’ Agent by the end of each calendar month that specifies the amount of Retiree Medical Plan Claims Costs that (i) relate to claims that have been received which were not previously the subject of a notice under this Section 2.13, or (ii) are reasonably anticipated to be paid in the upcoming month.  Parent shall be entitled to be paid the amount of the Retiree Medical Plan Claims Costs set forth in each monthly notice from the Escrow Fund – Retiree Medical, and Shareholders’ Agent and Parent shall promptly following the delivery of such notice, and in any event within five (5) Business Days after delivery of such notice to Shareholders’ Agent, execute and deliver a joint written notice instructing the Escrow Agent to release to Parent from the Escrow Fund – Retiree Medical the amount set forth in Parent’s monthly notice.

(b)In the event that the Surviving Corporation incurs Retiree Medical Plan Non-Claims Costs that are paid or payable after the Effective Time and that are in excess of the amount of Retiree Medical Plan Non-Claims Costs included in the determination of Final Indebtedness, Parent will be entitled to be paid the amount of such excess costs and expenses from the Escrow Fund – Retiree Medical.  Parent will, from time to time as such excess costs and expenses are incurred, provide a written notice to Shareholders’ Agent that specifies the amount of such excess Retiree Medical Plan Non-Claims Costs, and Shareholders’ Agent and Parent shall promptly following the delivery of such notice, and in any event within five (5) Business Days after delivery of such notice to Shareholders’ Agent, execute and deliver a joint written notice instructing the Escrow Agent to release to Parent from the Escrow Fund – Retiree Medical the amount of such excess costs and expenses as specified in the notice; provided that if Shareholders’ Agent has a reasonable objection to the release of any Escrow Fund – Retiree Medical Amount pursuant to this Section 2.13(b), it shall provide written notice thereof to Parent within such five (5) Business Day period and Parent and Shareholders’ Agent shall work together to resolve any such objection.

(c)In the event that the Surviving Corporation incurs any costs or expenses that are paid or payable after the Effective Time arising out of the participation in any Plan by any Non-Employee Plan Member, Parent will be entitled to be paid the amount of such costs and expenses from the Escrow Fund – Retiree Medical.  Parent will, from time to time as such costs are incurred, provide a written notice to Shareholders’ Agent that specifies the amount of such costs and expenses and Shareholders’ Agent and Parent shall promptly following the delivery of such notice, and in any event within five (5) Business Days after delivery of such notice to Shareholders’ Agent, execute and deliver a joint written notice instructing the Escrow Agent to release to Parent from the Escrow Fund – Retiree Medical the amount of such costs and expenses as specified in the notice; provided that if Shareholders’ Agent has a reasonable objection to the release of any Escrow Fund – Retiree Medical Amount pursuant to this Section 2.13(c), it shall provide written notice thereof to Parent within such five (5) Business Day period and Parent and Shareholders’ Agent shall work together to resolve any such objection.

(d)Parent shall promptly provide Shareholders’ Agent with any information reasonably requested by Shareholders’ Agent with respect to any Retiree Medical Plan

Claims Costs or Retiree Medical Plan Non-Claims Costs, to the extent permitted by Applicable Law.

(e)On or prior to the date that is three (3) Business Days before September 30, 2020, Parent shall provide a final written notice to Shareholders’ Agent that specifies the remaining amount of Retiree Medical Plan Claims Costs that are reasonably anticipated to be paid by the Surviving Corporation under the terms of the Retiree Medical Plan.  Parent shall be entitled to be paid the amount set forth in that final notice from the Escrow Fund – Retiree Medical, and Shareholders’ Agent and Parent shall promptly following the delivery of such notice, and in any event within five (5) Business Days after delivery of such notice to Shareholders’ Agent, execute and deliver a joint written notice instructing the Escrow Agent to release to Parent from the Escrow Fund – Retiree Medical the amount set forth in Parent’s final notice along with such amount, if any, to be paid to Parent from the Escrow Fund – Retiree Medical pursuant to Section 5.23.  If the balance of the Escrow Fund – Retiree Medical (exclusive of such portion, if any, of the $500,000 amount described in Section 5.23 that is then held as part of the Escrow Fund – Retiree Medical, which amount is only to be used for the purpose described in that section) is insufficient to satisfy all amounts payable to Parent pursuant to this Section 2.13 and there remains any amounts in the Escrow Fund – General Indemnity, Parent will be entitled to be paid from the Escrow Fund – General Indemnity the amounts otherwise payable to it from Escrow Fund – Retiree Medical, and Shareholders’ Agent and Parent shall provide a written notification to the Escrow Agent accordingly.  The Escrow Fund—Retiree Medical and the Escrow Fund – General Indemnity shall be the sole source of payment available to Parent for reimbursement of medical claims pursuant to this Section 2.13.

(f)After all amounts have been paid to Parent from the Escrow Fund – Retiree Medical pursuant to Sections 2.13(a) through 2.13(e) and Section 5.23, Shareholders’ Agent and Parent shall promptly following the last of such payments to Parent, and in any event within five (5) Business Days after that payment, execute and deliver a joint written notice instructing the Escrow Agent to release the remaining balance (if any) of the Escrow Funds – Retiree Medical to the Paying Agent for the benefit of the Company Shareholders in accordance with each holder’s Pro Rata Portion (excluding any portion attributable to Dissenting Shares so as long as they continue to represent Dissenting Shares), to be distributed to the Company Shareholders in accordance with Sections 2.6 and 2.8.

2.14Payments to the Shareholders’ Agent.  Notwithstanding any other provision of this Agreement, upon the payment of the Shareholders’ Agent’s Fund Amount to the Shareholders’ Agent, Parent, the Surviving Corporation and their respective Affiliates shall have no further liability with respect to such payments, regardless of the manner or timeliness of any subsequent distributions by the Shareholders’ Agent to the Company Shareholders.

2.15Taking of Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article II and to vest the Surviving Corporation with full right, title and possession to all assets, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and the Closing Date.

3.1Organization, Standing and Power; Subsidiaries.

(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Oklahoma.  Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or organization.  The Company and each of its Subsidiaries has all requisite corporate or other organizational power and authority necessary to own, lease and operate its assets and to carry on its business as now being conducted.

(b)The Company and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify.  True and complete copies of each of the Organizational Documents of the Company and each of the Subsidiaries have been provided to Parent.

(c)Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries owns or controls, and none of them is subject to any contractual or other obligation to acquire, any capital stock of, or other equity security or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity security or voting interests of any nature in, any other Person, either directly or indirectly (including through ownership of interests of another Person) or in concert with any Third Party and (ii) neither the Company nor any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.  The outstanding equity interests of each Subsidiary of the Company, and the holder(s) of record of such interests, are accurately set forth in Section 3.1(c) of the Company Disclosure Schedule.

3.2Authority.

(a)The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Required Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby.  The affirmative votes or consents of a majority of the issued and outstanding shares of Company Common Stock are the only votes or consents of the holders of shares of capital stock of the Company necessary under Applicable Law and the Company’s Organizational Documents for the holders of shares of capital stock of the Company to adopt this Agreement and approve the Merger (such affirmative votes or consents, the “Required Shareholder Approval”).  The Required Shareholder Approval is sufficient for the Company Shareholders to adopt this Agreement and approve the Merger, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger in accordance with the provisions of the OGCA).  The Board of Directors of the Company has, by resolutions duly adopted: (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement in accordance with the provisions of the OGCA, (iii) directed that the adoption of this Agreement and the Merger be submitted as promptly as practicable to a vote of, or other approval by, the shareholders of the Company, and (iv) recommended that the shareholders of the Company adopt this Agreement and approve the Merger.  To the Knowledge of the Company, none of the holders of any shares of Company Common Stock has purported to vote under Section 1081 of the OGCA or to execute or to deliver a written consent under Section 1073 of the OGCA for the adoption of this Agreement or approval of the Merger and the other transactions contemplated hereby prior to both (x) the approval of this Agreement and the declaration of its advisability by the Company’s Board of Directors and (y) the execution and delivery of this Agreement.  When the Shareholder Written Consent has been executed on behalf of holders of record of a majority of the outstanding shares of Company Common Stock as reflected on Section 3.3(e) of the Company Disclosure Schedule and such executed consents are delivered to the Company, the Required Shareholder Approval will have been duly obtained for the adoption of this Agreement and approval of the Merger.

(b)This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Law affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law (collectively, the “Enforceability Limitations”).

(c)Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not result in, a termination, cancellation, acceleration or Breach by the Company or any of its Subsidiaries of, or a default by the Company or any of its Subsidiaries under (with or without notice or lapse of time, or both), (i) any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) any Contract to which the Company or any of its Subsidiaries is a party or to which any of them or their assets are bound, or (iii) any Applicable Law, except in the case of clauses (ii) and (iii) where such termination, cancellation, acceleration or Breach would not reasonably be expected to be material to the Company Group.

(d)No Consent or Order of, or registration, declaration or filing with, any Authority is required to be obtained or made by the Company or any of its Subsidiaries at or prior to the Effective Time in order for the Company to execute and deliver this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger as provided in Section 2.2, or (ii) such filings as may be required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder (the “HSR Act”) and any other Antitrust Laws.

3.3Capitalization of the Company; Shares and Shareholder Information.

(a)Capitalization.  The authorized capital stock of the Company consists of 1,750,000 shares of Company Common Stock, of which there are issued and outstanding as of the close of business on the date of this Agreement 1,069,016 shares.  All outstanding shares of Company Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any preemptive rights or rights of first refusal created by Applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound, and (iii) except as set forth on Section 3.3(a) of the Company Disclosure Schedules, to the Knowledge of the Company, are free of any Encumbrances, other than the right of first refusal granted to the Company in the Employee Shareholder Agreements.  The Board of Directors of the Company has not designated any shares of capital stock of the Company as any class or series of shares, and has not taken any action to designate any powers, rights, preferences or qualification of any shares of capital stock of the Company.  There are no declared and unpaid dividends on any share of Company Common Stock.

(b)There are 50,000 shares of Company Common Stock reserved for issuance under the Company Equity Incentive Plan, of which 9,000 shares of Company Common Stock are issued and outstanding as Restricted Company Stock.

(c)There are no (i) outstanding or authorized options, warrants, equity securities (other than as described in Section 3.3(a)), stock appreciation, phantom stock, profit participation, calls or convertible debt, in each case regarding shares of capital stock of the Company, (ii) outstanding commitments or Contracts that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or Contract regarding shares of capital stock of the Company or (iii) other than as set forth in the Organizational Documents of the Company or the Employee Shareholder Agreements, any rights (including conversion rights, preemptive rights, co-sale rights, voting rights, registration rights, rights of first refusal, rights relating to the transfer of or other similar rights) relating to the equity securities of the Company.  Other than as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no Contracts relating to the voting, purchase or sale of Company Common Stock (i) between or among the Company and any of its shareholders and (ii) to the Company’s Knowledge, between or among any shareholders of the Company.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, since January 1, 2018, the Company has not repurchased any shares of its capital stock.

(d)With respect to each Subsidiary of the Company, there are no (i) outstanding or authorized options, warrants, equity securities (other than as set forth in Section 3.1(c) of the Company Disclosure Schedule), stock appreciation, phantom stock, profit participation, calls or convertible debt, in each case regarding shares of capital stock of the Subsidiary, (ii) outstanding commitments or Contracts that are outstanding to which the Subsidiary is a party or by which it is bound, obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Subsidiary or obligating the Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or Contract regarding shares of capital stock of the Subsidiary, or (iii) other than as set forth in the Organizational Documents of the Subsidiary, any rights (including conversion rights, preemptive rights, co-sale rights, voting rights, registration rights, rights of first refusal, rights relating to the transfer of or other similar rights) relating to the Company Common Stock or other equity securities of the Subsidiary.  Other than as set forth in the Organizational Documents of each Subsidiary of the Company, there are no Contracts relating to the voting, purchase or sale of any equity securities of such Subsidiary to which such Subsidiary is a party or by which it is bound.  No Subsidiary of the Company has any outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company or any other holder of equity securities of any Subsidiary of the Company on any matters.

(e)Section 3.3(e) of the Company Disclosure Schedule sets forth, as of the date hereof, the true and correct number of shares of Company Common Stock that each current shareholder of the Company holds of record.  All shares held of record by the ESOP Trustee have been fully allocated to the accounts of participants in or beneficiaries of the ESOP.  The number of shares of Company Common Stock held by each Company Shareholder that is set forth on the statement of shareholder information to be provided by the Company pursuant to Section 2.8(c) will, as updated at the Closing as provided in that section, be complete and accurate as of the Effective Time.

3.4Absence of Certain Changes.

(a)Since the Company Balance Sheet Date, (i) the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business, and (ii) a Company Material Adverse Effect has not occurred and except as set forth on Section 3.4(a) of the Company Disclosure Schedule, there has not been:

(i)any damage, destruction or loss in excess of $500,000 and not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries;

(ii)any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Common Stock;

(iii)any purchase, redemption or other acquisition by the Company of any Company Common Stock;

(iv) any split, combination or reclassification of any of Company Common Stock;

(v)any material change by the Company in its accounting or Tax reporting methods, principles or practices;

(vi)except for sales of inventory in the Ordinary Course of Business, any sale, assignment, transfer, exclusive license or sublicense of any material tangible assets or IP Rights of the Company or any of its Subsidiaries;

(vii)any capital investment in, or loan to, any other Person by the Company or any of its Subsidiaries other than loans or advances to directors, officers, or employees of the Company solely for travel and other appropriate business expenses in the Ordinary Course of Business;

(viii)any change or amendment to the Organizational Documents of the Company or any of its Subsidiaries;

(ix)any termination (other than by expiration), amendment, cancellation or rescission of any Material Contract, other than amendments to extend or renew the term of a Material Contract in the Ordinary Course of Business;

(x)any material delay or postponement by the Company or any of its Subsidiaries in respect of the payment of accounts payable or other Liabilities, other than in the Ordinary Course of Business;

(xi)any discharge or satisfaction of any Encumbrance, or payment of any Liability in excess of $250,000, by the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(xii)any material revaluation by the Company or any of its Subsidiaries of any of its current assets or current liabilities;

(xiii)cancellation or compromise of any Indebtedness or claim, except in the Ordinary Course of Business; or

(xiv)any agreement by the Company or its Subsidiaries to do any of the foregoing.

3.5Financial Statements.

(a)The Company has provided to Parent (a) the audited consolidated balance sheets and statements of operations and cash flows of the Company Group as of and for the fiscal years ended December 31, 2016 and December 31, 2017 and (b) (i) the unaudited consolidated balance sheet of the Company Group as of December 31, 2018 (the “Company Balance Sheet”) and (ii) the unaudited consolidated statement of operations and cash flows of the Company Group for the twelve (12) month period ended December 31, 2018 (clauses (a) and (b), collectively, the “Company Financial Statements” and such date, the “Company Balance Sheet Date”).  The Company Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Company Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods covered.  The Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated therein, subject to the absence of footnotes in the case of the unaudited Company Financial Statements.

(b)The Company Financial Statements are consistent with the books and records of Company and its Subsidiaries; provided, however, that the Financial Statements as of, and for the twelve month period ending, December 31, 2018 do not contain any of the footnotes required by GAAP.

(c)The Company maintains internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Company Financial Statements in accordance with GAAP.

(d)The books and records of the Company and its Subsidiaries have been maintained in accordance with good business practices, and are true, correct and complete in all material respects.

(e)The Indebtedness set forth on Schedule 1-2 is a complete and accurate listing of all amounts of Indebtedness of the Company Group as of December 31, 2018, exclusive of any Indebtedness of DW/TXS.

3.6Absence of Undisclosed Liabilities.  Except as set forth in Section 3.6 of the Company Disclosure Schedule (including any deemed disclosure on Section 3.6 of the Company Disclosure Schedule pursuant to the provisions of Section 9.12), neither the Company nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the Company Group, except for (a) Liabilities shown on the Company Balance Sheet, (b) Liabilities that have arisen in the Ordinary Course of Business since the Company Balance Sheet Date, (c) prospective obligations under any Material Contracts or any other Contract entered into by the Company or any of its Subsidiaries, or (d) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby, including Transaction Expenses.

3.7Proceeding; Orders.

(a)Section 3.7(a) of the Company Disclosure Schedule sets forth a list of (i) all Proceedings pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (whether as plaintiff, defendant or in any other capacity), other than, with respect to Proceedings threatened against the Company or any of its Subsidiaries, Proceedings for which the only relief sought are monetary damages in an amount less than $100,000; (ii) all Proceedings pending or, to the Knowledge of the Company, threatened by or against any director or officer of the Company or any of its Subsidiaries (but only in their capacity as such), or to the Knowledge of the Company pending or threatened against any employee, consultant or other agent or representative of the Company or any of its Subsidiaries (but only in their capacity as such), in each case which affects the Company, its Subsidiaries, or any of their assets; and (iii) all such Proceedings of the Company or any of its Subsidiaries that have been decided by any Authority or otherwise settled, resolved, abandoned or expired since January 1, 2016.  Correct and complete copies of all Orders, settlement agreements or similar documents relating to the resolution or pending resolution of any of the matters set forth in Section 3.7(a) of the Company Disclosure Schedule have been provided to Parent.

(b)Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries nor any of their assets are subject to any Order.  No director or officer of the Company or any of its Subsidiaries, and to the Knowledge of the Company, no employee or other agent of the Company or any of its Subsidiaries, but in each case only in their capacity as such), is subject to any Order affecting the Company, its Subsidiaries, or any of their assets.

3.8Intellectual Property.

(a)Section 3.8(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Patent Rights, registered Trademark Rights (or Trademark Rights for which applications for registration have been filed), material registered Copyrights (or Copyrights for which applications for registration have been filed), in any case with respect to Copyrights that were filed since January 1, 2013, and domain name registrations, in each case owned by the Company or any of its Subsidiaries (collectively, “Registered IP Rights”), setting forth in each case either (i) all registration numbers, issuance numbers, grant numbers, serial numbers and application numbers, or (ii) all filing, registration, issuance, and grant dates, and (iii) all jurisdictions in which such Registered IP Rights have been or are registered, granted, issued or in which registrations, grants or issuances have been applied for (and in the case of domain names, the registrar and registrant of such domain names) and (iv) whether such Registered IP Rights are solely or jointly owned by the Company or any of its Subsidiaries (and if jointly owned, the names of the co-owner(s)).  All necessary assignments of IP Rights to the Company or any of its Subsidiaries have been properly executed and delivered (including, as applicable, any assignments from any author or inventor of such IP Rights), so as to vest full title to such IP Rights in the Company or any of its Subsidiaries, free and clear of all Encumbrances, except as set forth in Section 3.8(a) of the Company Disclosure Schedule and except for Permitted Encumbrances, or any claims by a third party of ownership or inventorship.

(b)Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since January 1, 2013, neither Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company any other communication, from any third party challenging or threatening to challenge the right, title or interest of the Company or any of its Subsidiaries in, to or under the Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or exclusively licensed to the Company or any of its

Subsidiaries pursuant to any IP License, or that such Company IP Rights are otherwise in conflict with the terms of any third party license or other Contract.

(c)Section 3.8(c) of the Company Disclosure Schedule lists all IP Licenses.

(d)Except as set forth in Section 3.8(d) of the Company Disclosure Schedule,  (i) No Authority (whether U.S. or non-U.S., federal or state) or any non-profit organization sponsored research and development conducted in connection with the business of the Company or any of its Subsidiaries or has any claim of right to, ownership of or other Encumbrance on any Company IP Rights and (ii) no inventor of any Patent Right that constitutes a Company IP Right, (A) to the Knowledge of the Company, was a student, university employee or employee of any Authority at the time the applicable invention was made or (B) has any claim of right to, ownership of or other Encumbrance on any Company IP Rights.

(e)Since January 1, 2013, no Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries to any current or former employee, consultant or independent contractor or any third party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the IP Rights that constitutes such Trade Secret consistent with standard practices in the industry in which the Company Group operates. Each of Company and each of its Subsidiaries has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company or any of its Subsidiaries.  To the Knowledge of the Company, the Trade Secrets used by the Company or any of its Subsidiaries have not been misappropriated from any Third Party and no Third Party has any interest in such Trade Secrets that would enable the Third Party to prohibit or restrict in any respect the use of the Trade Secrets by the Company, any of its Subsidiaries or their successors or assigns.

(f)Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all IP Licenses, to the same extent the Company or any of its Subsidiaries would have been able to had the Merger not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(g)Except as set forth in Section 3.8(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company any other communication, from any Third Party asserting a claim, or threatening to make a claim, that would reasonably be expected to adversely affect the rights of the Company or any of its Subsidiaries under any IP License.

(h)Neither the Company nor any of its Subsidiaries is (or with the passage of time, the giving of notice or both, will be) required or obligated to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any IP Right, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and each of its Subsidiaries, other than as set forth in the IP Licenses listed on Section 3.8(c) of the Company Disclosure Schedule.

(i)Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees for each subsisting item of Registered IP Rights have either been made or are not yet past due and all necessary documents, recordations and certificates in connection with such Registered IP Rights have either been filed or are not yet due for filing with the relevant Authority for the purposes of prosecuting, maintaining or perfecting such Registered IP Rights.  The issued Patent Rights, registered Trademark Rights and registered Copyrights included in the Registered IP Rights are, to the Knowledge of the Company, valid, enforceable and subsisting.

(j)Neither the Company nor any of its Subsidiaries is subject to any legally binding Contract that materially restricts the Company’s or any of its Subsidiaries’ use, transfer, delivery or licensing of any Company IP Rights or Third Party IP Rights other than as set forth in the IP Licenses listed on Section 3.8(c) of the Company Disclosure Schedule.

(k)Neither the Company nor any of its Subsidiaries has any outstanding obligations to pay any amounts or provide other consideration to any other Person in consideration for the practice of any Company IP Rights or Third Party IP Rights by the Company or any of its Subsidiaries, other than as set forth in the IP Licenses listed on Section 3.8(c) of the Company Disclosure Schedule.

(l)The Company or one of its Subsidiaries owns, free and clear of all Encumbrances other than Permitted Encumbrances, or otherwise possesses sufficient rights to use, all Company IP Rights and Third Party IP Rights used by the Company or any of its Subsidiaries in the conduct of their business, as such Company IP Rights and Third Party IP Rights are currently used by the Company or any of its Subsidiaries.

(m)Except as set forth in Section 3.8(m) of the Company Disclosure Schedule, the conduct by the Company and its Subsidiaries of their business, including the manufacturing, distribution, marketing, sale and offer for sale of any products that were in the past ten years manufactured, are currently manufactured or are under development, by the Company or any of its Subsidiaries, do not infringe, or constitute unlawful use, of IP Rights of any other Person, and neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company any other communication, asserting any of the foregoing that remains unresolved.

(n)Except as set forth in Section 3.8(n) of the Company Disclosure Schedule, since January 1, 2013, to the Knowledge of the Company, no Person is engaging in any activity that infringes upon, violates, misuses or misappropriates any Company IP Rights, and no such claims have been made against any Person by the Company or any of its Subsidiaries.

(o)The Company has provided to Parent copies of all standard form agreements used by Company or any of its Subsidiaries that contain assignment or licenses of IP Rights or otherwise relate to IP Rights of the Company or any of its Subsidiaries.

(p)Section 3.8(p) of the Company Disclosure Schedule sets forth a complete and accurate list of all independent contractors, or other non-employees, who are or have been involved in the creation or development of Company IP Rights or otherwise involved in product development activities within the last ten (10) years.  No current or former officer, employee or independent contractor of the Company or any of its Subsidiaries, or any present or former Affiliate of the Company or any of its Subsidiaries, has any right, title, or interest, directly or indirectly, in whole or in part, in any Company IP Rights.  To the Knowledge of the Company, no current or former officer, employee or independent contractor of the Company or any of its Subsidiaries is in material violation of any term of any proprietary information and assignment agreement between such Person and the Company or its applicable Subsidiary.

(q)Section 3.8(q) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned by the Company or any of its Subsidiaries and (ii) all other Software that is used by the Company or any of its Subsidiaries that is not owned by the Company or any of its Subsidiaries, in each case excluding any Software provided under any shrink-wrap, click-through or other similar non-negotiated license terms or Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000 per “seat” or $100,000 in the current or any future calendar year.

(r)The Company or one of its Subsidiaries owns, leases or licenses all Software, hardware, computer and telecommunications equipment and other information technology and related services (collectively, “Information Systems”) that are material to the operation of the business of the Company Group.  In the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Systems.  Upon Closing, the Information Systems will be in the possession, custody or control of the Surviving Corporation, along with all tools, documentation, and other materials, as existing immediately prior to the Effective Time.  The Merger and other transactions contemplated by this Agreement will not adversely affect the Information Systems, or the legal right and ability of the Surviving Corporation and its Subsidiaries to continue using the Information Systems, and operating the business of the Company Group after the Merger to the same extent as each of the Information Systems are used or the Company Business is operated prior to the Merger.

(s)Section 3.8(s) of the Company Disclosure Schedule lists all open source computer code contained or used in any product currently manufactured or sold by the Company or any of its Subsidiaries that contain proprietary Company Software and describes (i) the applicable open source Software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) the manner in which such code is used, (v) whether (and if so, how) such code was modified by or for the Company or any of its Subsidiaries, (vi) whether such code was distributed by or for the Company or any of its Subsidiaries and (vii) how such code is integrated with or interacts with any other Software.  Except as set forth in Section 3.8(s) of the Company Disclosure Schedule, no product currently manufactured or sold by the Company or any of its Subsidiaries (x) constitutes, contains, or is dependent on any open source computer code or (y) is subject to any contractual obligation that would require the Company or any of its Subsidiaries to divulge to any Person any source code that is part of any such product.

(t)Except as set forth in the Section 3.8(t) Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or the other transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Encumbrance or restriction on, any Company IP Rights; (ii) a Breach of any IP License of the Company or any of its Subsidiaries; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interest under any Company IP Rights; (iv) payment of any additional fees, or trigger any payment escalation under, any inbound IP License or (v) the loss or impairment, or Encumbrance or restriction on, the Parent’s, the Company’s or either of their respective Subsidiaries’ or other Affiliates’ right to own or use any of the Company IP Rights.

3.9Material Contracts.

(a)Section 3.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and the Company has provided to Parent a true and complete copy of, the following Contracts to which the Company or any of its Subsidiaries is a party or subject or by which the Company or any of its Subsidiaries, or the business, operations or assets of any of them, are bound (the Contracts listed, or required to be listed, on Section 3.9(a) of the Company Disclosure Schedule are referred to herein as the “Material Contracts”):

(i)except for purchase orders entered into in the Ordinary Course of Business, each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials by the Company or any of its Subsidiaries (other than Contracts entered into in the Ordinary Course of Business involving amounts of less than $1,000,000, with any purchase orders issued or to be issued under the same Contract aggregated for purposes of the $1,000,000 threshold);

(ii)except for purchase orders entered into in the Ordinary Course of Business, each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials to the Company or any of its Subsidiaries (other than Contracts entered into in the Ordinary Course of Business involving amounts of less than $1,000,000, with any individual purchase orders issued or to be issued under the same Contract aggregated for purposes of the $1,000,000 threshold);

(iii)each Contract or group of related Contracts with the same Person relating to the lease of tangible assets, personal property or equipment, specifying in each case whether the Company or any of its Subsidiaries is the lessee or lessor (other than routine leases of office equipment or other operating leases, in each case entered into in the Ordinary Course of Business involving amounts of less than $250,000);

(iv)each Contract relating to the license or use of material IP Rights and specifically excluding any non-disclosure, confidentiality, secrecy or similar agreements;

(v)each manufacturer’s representative, sales agency, or manufacturing Contract;

(vi)each employment, agency or consulting Contract (other than Contracts entered into in the Ordinary Course of Business involving amounts of less than $100,000 annually);

(vii)each Contract with an Authority;

(viii)each Contract involving capital expenditures or the sale of any capital asset in excess of $500,000 (other than Contracts involving the sale of products in the Ordinary Course of Business);

(ix)each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any assets of the Company or any of its Subsidiaries or otherwise related to Indebtedness, including any Contract that contains obligations for the deferred purchase price of property or services, including earnout or other similar contingent payments, other than trade payables incurred in the Ordinary Course of Business;

(x)each Contract relating to the lending of money or to taking any mortgage, pledge or otherwise placing an Encumbrance on any assets of any Person, other than the Employee Shareholder Agreements;

(xi)each Contract relating to a partnership, joint venture or joint development, marketing, sales or similar arrangement;

(xii)each Contract containing exclusivity, noncompetition, nonsolicitation or other provisions that prohibit, restrict or limit to any extent the right of the Company or any of its Subsidiaries to (i) freely engage in any business anywhere in the world or (ii) solicit or engage the services of any Person;

(xiii)any Contract pursuant to which the Company or any of its Subsidiaries is obligated to make any Change in Control Payments or other compensatory payment as a result of the execution of this Agreement or the consummation of the Merger;

(xiv)each Contract that contains an option (including any put or call option), grants exclusivity or grants any right of first refusal, right of first negotiation or right of first offer in favor of any Person, other than the Employee Shareholder Agreements;

(xv)except for Ordinary Course Employee Releases, each Contract involving any resolution or settlement of any Proceeding or other dispute;

provided, however, that any such Contract that was entered into prior to December 1, 2016 under which the sole remaining right or obligation of a member of the Company is to maintain the confidentiality of the terms of such Contract need not be listed;

(xvi)except for Ordinary Course Employee Releases and the Employee Shareholder Agreements, each Contract between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries, or any Related Person on the other hand (other than Contracts described in subsection (vi));

(xvii)each Contract that is a lease or sublease of any real property;

(xviii)each Contract that relates to any interest rate or foreign exchange rate swap or other hedging arrangements (including swap breakage or associated fees due upon termination of such swap or hedging arrangements);

(xix)each Contract that relates to any derivative Contract or similar Contract (including interest-rate and commodity and equity-linked Contracts);

(xx)each Contract requiring the Company or any of its Subsidiaries to purchase or sell goods or services at a fixed price for a period of one year or more (other than Contracts entered into in the Ordinary Course of Business involving amounts of less than $1,000,000, with any individual purchase orders issued or to be issued under the same Contract aggregated for purposes of the $1,000,000 threshold; or

(xxi)each Contract requiring the Company or any of its Subsidiaries to purchase or sell a stated portion of its requirements or outputs.

(b)With respect to each Material Contract: (i) such Material Contract is in full force and effect as of the date hereof and is binding and enforceable against the Company or its applicable Subsidiary and to the Company’s Knowledge, any other party to such Material Contract, subject to the Enforceability Limitations, and (ii) (A) neither the Company or any of its Subsidiaries on the one hand nor, to the Company’s Knowledge, any other party to a Material Contract on the other hand, is in Breach of such Material Contract and (B) to the Company’s Knowledge, no event has occurred that with notice or lapse of time would constitute a Breach thereunder by the Company, any of its Subsidiaries or any other party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto.

3.10Title to Tangible Assets; Condition of Tangible Assets.

(a)The Company or one of its Subsidiaries has (i) good and valid title to all of the tangible personal property assets that (1) are reflected in the Company Balance Sheet, (2) are or were acquired by the Company or one of its Subsidiaries after the Company Balance Sheet Date, or (3) are used by the Company or any of its Subsidiaries in, or are necessary for, the conduct of the business conducted by each of them and are not covered by a lease as described in clause (ii) below (in each case except for tangible assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), in each case free and clear of all Encumbrances, except for Permitted Encumbrances and, and (iii) with respect to leased tangible assets that are used by the Company or any of its Subsidiaries in the conduct of its business, valid leasehold interests therein.

(b)The Facilities, fixtures, machinery, equipment, vehicles and material items of tangible personal property of the Company and each of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such Facilities,  fixtures, machinery, equipment, vehicles and other items of material tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.11Real Estate.

(a)Section 3.11(a) of the Company Disclosure Schedule identifies each parcel of real property owned by the Company or any of its Subsidiaries (other than the Retained Real Property) (such real property, together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, “Owned Real Property”), including the address of the Manufacturing Facilities, and for each other parcel of Owned Real Property, an address or parcel ID number, if known, and with respect to all Owned Real Property, the general use.  The Company has provided to Parent copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any of its Subsidiaries with respect to each parcel.

(b)With respect to each parcel of Owned Real Property:

(i)The Company or its applicable Subsidiary has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances, (B) easements, rights of way, restrictions, covenants, reservations, encroachments, minor defects or irregularities in and other similar matters of record affecting title to the Owned Real Property which do not materially impair the use or value of any such Owned Real Property, and (C) those Encumbrances set forth on Section 3.11(b)(i) of the Company Disclosure Schedule;

(ii)except as set forth on Section 3.11(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)there are no recorded or unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)Section 3.11(c) of the Company Disclosure Schedule identifies (i) all real property leased by the Company or any of its Subsidiaries (together with all rights, title and interest of the Company and its Subsidiaries in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, “Leased Real Property” and together with Owned Real Property, “Company Real Property”) specifying in each case the nature and duration of the interest; and (ii) each Contract or other arrangement under which the Company or any of its Subsidiaries occupies or otherwise holds an interest in Leased Real Property, correct and complete copies of which have been provided to Parent (each, a “Real Property Lease”).  Each Real Property Lease is in full force and effect, neither the Company nor any of its Subsidiaries on the one hand, nor to the Knowledge of the Company, any other party to such Real Property Lease, on the other hand, is in material Breach thereof and no event or circumstances exist which with the passing of time or the giving of notice, or both, would constitute a Breach by the Company or its Subsidiary, as applicable, under such Real Property Lease.

(d)There is no real property used, occupied or controlled in connection with the business or assets of the Company Group other than Company Real Property.

(e)None of the facilities, buildings or improvements located on any of the Company Real Property (the “Facilities”) are located outside any of the boundary lines of each parcel of Company Real Property for the respective Facilities and, none of the Facilities encroach over applicable setback lines.  Neither the Company nor any of its Subsidiaries is in material Breach of any applicable building code, zoning ordinance or other similar Applicable Law relating the Facilities, and neither the Company nor any of its Subsidiaries has received any notice of any such material Breach or of the existence of any condemnation or other Order or Proceeding with respect to any of the Facilities.

(f)Other than customary ad valorem Tax assessments, there are no present assessments, special Taxes or other charges imposed by any Authority on or against the Company Real Property or the Facilities, and to the Knowledge of the Company, there no special assessments, special Taxes or other charges proposed or authorized by any Authority to be made on or against the Company Real Property or the Facilities or any improvements made or contemplated to be made by any Authority, the costs of which would be reasonably expected to be assessed as special Taxes or charges against any of the Company Real Property or the Facilities.

3.12Environmental Matters.

(a)Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, (i) since January 1, 2009, the Company and each of its Subsidiaries is, and at all times has been, in material compliance with all applicable Environmental Laws; (ii) no event has occurred and no circumstance exists that may constitute or result directly or indirectly in a violation or other material Breach of any such Environmental Law by the Company or any of its Subsidiaries; and (iii) since January 1, 2009, no Authority or other Person has given written notice to the Company or any of its Subsidiaries (or to the Knowledge of the Company, otherwise alleged) that the Company or any of its Subsidiaries has or may have violated or otherwise Breached any such Environmental Law.  The Company and each of its Subsidiaries has disposed of, in accordance with all applicable Environmental Laws, all obsolete Hazardous Materials located on, under or about the Facilities or Company Real Property.  None of the Facilities or Company Real Property is subject to any currently outstanding or ongoing requirements or obligations regarding Hazardous Materials, compliance with Environmental Laws or satisfaction of Environmental Liabilities under the terms and conditions of the Real Property Leases except for the obligation to comply with applicable Environmental Laws in the ordinary course.

(b)Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has ever incurred, paid or been subject to any actual or potential Environmental Liabilities; (ii) no event has occurred and no circumstance exists that may result directly or indirectly in any such Environmental Liabilities (whether due to actions or inactions of the Company, any of its Subsidiaries, a Third Party or otherwise); and (iii) no Authority or other Person has given written notice to the Company or any of its Subsidiaries (or to the Knowledge of the Company, otherwise alleged) that the Company or any of its Subsidiaries has or may have any such Environmental Liabilities.

(c)Section 3.12(c) of the Company Disclosure Schedule lists the address of all real property, other than the Facilities or Company Real Property, that the Company or any of its Subsidiaries (and or their predecessors, to the extent known) have, since January 1, 2009, either leased and conducted manufacturing operations on such leased real property or owned  (the “Former Real Property”) and describes in reasonable detail the activities conducted by the Company or any of its Subsidiaries (and their predecessors, to the extent known) on or in relation to the Former Real Property and approximate dates of operation thereon.

(d)Except as set forth in Section 3.12(d) of the Company Disclosure Schedule:

(i)except for the use and disposal of solvents in the Ordinary Course of Business and in compliance with all applicable Environmental Laws, no Hazardous Material has ever been Released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored (i) by the Company or any of its Subsidiaries or (ii) on, under or about any of the Company Real Property or any Former Real Property prior to the disposal of the Company’s or any of its Subsidiary’s interest therein;

(ii)to the Knowledge of the Company, no aboveground or underground storage tanks (i) are or were located on, under or about the Company Real Property or (ii) were located on, under or about the Former Real Property prior to the disposal of the Company or its applicable Subsidiary’s interest therein (any such storage tanks have been duly registered with all appropriate Authorities and otherwise are in compliance with all applicable Environmental Laws); and

(iii)no work, repair, construction or capital expenditure is necessary or planned in order for the Company or any of its Subsidiaries to comply with any applicable Environmental Law, nor has any Authority or other Person given written notice to the Company or any of its Subsidiaries (or to the Knowledge of the Company, otherwise alleged) that any such work, repair, construction or capital expenditure may be required.

(e)Neither the Company nor any of its Subsidiaries is bound by any Contract and have not otherwise become obligated, to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any Environmental Liabilities.

(f)The Company has provided Parent with correct and complete copies of all Environmental reports, site assessments, compliance audits or similar studies made by, furnished to or in the custody or control of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, consultants or other agents or representatives during the last five (5) years relating to any Facilities, the Company Real Property or the Former Real Property.

(g)Except for the Contracts listed on Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation or Liability to remove or arrange for the disposal of waste from any location except in the Ordinary Course of Business.

3.13Taxes.

(a)Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, the Company or its applicable Subsidiary has (i) timely filed (taking into account all applicable extensions) all federal income Tax Returns and all other material Tax Returns it or any of its Subsidiaries was required to file under Applicable Law, all of which Tax Returns were true, correct and complete and in compliance with Applicable Law in all material respects; (ii) timely and properly paid all material Taxes it or any of its Subsidiaries was required to pay under Applicable Law, including all Taxes shown to be due and payable on such Tax Returns; and (iii) established on the Company Balance Sheet, in accordance with GAAP and the Accounting Principles, reserves that are adequate for the payment of any Taxes payable by the Company or any of its Subsidiaries but not yet due and payable (exclusive of any reserve for deferred Taxes established to reflect timing differences between book and Tax income).  The Company and each of its Subsidiaries has withheld or collected and paid over to the appropriate Authorities (or is properly holding for such payment) all Taxes which it is required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, creditor, independent contractor, any shareholder or other Person, and the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto. The Company is, and always has been, classified as a corporation under the Code and is and has been subject to tax under subchapter C of the Code.  Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, no elections have been made for the Company or any of its Subsidiaries under Treasury Regulation Section 301.7701-3 (or any similar provision of any other Applicable Law).

(b)Except as set forth Section 3.13(b) of the Company Disclosure Schedule, (i) no Authority has made a written claim within the past five (5) years that the Company or any of its Subsidiaries has or may have violated or otherwise Breached any Applicable Law in relation to the preparation or filing of any Tax Returns or the payment or withholding of any Taxes (including any written claim that the Company or any of its Subsidiaries is required to pay Taxes in any jurisdiction where it does not currently file a Tax Return); (ii) neither the Company nor any of its Subsidiaries is currently the beneficiary of any waiver, extension or comparable Consent in relation to Taxes or Tax Returns (including statutes of limitations) that remains outstanding, and no request for any such waiver, extension or comparable Consent is pending; (iii) neither the Company nor any of its Subsidiaries has been since December 31, 2013, and none of them is currently, subject to any audit, inquiry or other Proceeding in relation to Taxes or Tax Returns, and, to the Knowledge of the Company, no such audit, inquiry or other Proceeding is threatened, (iv) since December 31, 2013, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any Subsidiary and no deficiency with respect to any Taxes for any taxable period (including prior to December 31, 2013) remains outstanding; and (v) the Company has disclosed on its consolidated federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 (or any similar provision of any other Applicable Law). The Company has provided to Parent correct and complete copies of (i) all audit reports issued by any Taxing Authority (A) since December 31, 2013 relating to audits or other examinations of Tax Returns or Liability for Taxes with respect to the Company or any of its Subsidiaries and (B) any other audit reports not resolved as of the date hereof, (ii) any issued, or requests for any, private letter rulings, closing agreements or gain recognition agreements since December 31, 2013 with respect to Taxes of the Company or any Subsidiary, and (iii) complete and correct copies of all agreements, rulings, settlements or other documents entered into with or received from any Authority since December 31, 2013 relating to Tax incentives of the Company or any Subsidiary.

(c)The Company has (A) provided Parent with correct and complete copies of all federal income Tax Returns for the Company and any of its Subsidiaries filed by the Company or its Subsidiaries after December 31, 2013 and (B) provided correct and complete copies of all state income Tax Returns filed by the Company or its Subsidiaries after December 31, 2016.

(d)Except as set forth on Section 3.13(d) of the Company Disclosure Schedule:

(i)there are no outstanding Tax allocation, Tax sharing, Tax separation, Tax indemnity or other Contracts, waivers or powers of attorney, whether filed with any Authority or otherwise, regarding Taxes for which the Company or any of its Subsidiaries could be responsible;

(ii)neither the Company nor any of its Subsidiaries has ever participated in an international boycott as defined in Code Section 999;

(iii)since December 31, 2013, neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(iv)neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which is the Company) nor does the Company or any Subsidiary have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Applicable Law), as a transferee or successor, by Contract or otherwise;

(v)neither the Company nor any of its Subsidiaries has ever acquired any assets from another corporation in a carryover basis transaction or acquired another entity in a transaction that would be subject to Code Section 381 or has ever undergone an “ownership change” as such term is defined in Code Section 382(g) which ownership change would limit the Company or any Subsidiary from utilizing any available net operating losses for state income, excise or franchise Tax purposes;

(vi)neither the Company nor any of its Subsidiaries is required to include in income for any period after Closing any adjustments required under Code Sections 481 or 482 (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise for a taxable period ending on or prior to Closing;

(vii)neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(viii)all of the Company’s and each of its United States organized Subsidiaries’ earnings since their incorporation have been from income effectively connected with the conduct of a United States trade or business, within the meaning of Code Section 882;

(ix) since December 31, 2013, any and all intercompany transactions involving the Company or any of its Subsidiaries were conducted on an arm’s-length basis in accordance with Code Section 482 (or any similar provision of any other Applicable Law), and any related documentation required by such Laws has been timely prepared or obtained and retained;

(x)neither the Company nor any of the Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code;

(xi)there are no Encumbrances for Taxes on any assets, rights or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Encumbrances for Taxes not yet due and payable;

(xii)since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has (A) incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business, or (B) made a change in any method of Tax accounting or made any Tax election or changed an existing Tax election;

(xiii)no property of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code;

(xiv)all Taxes required to be paid by or with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period will have either been paid prior to the Closing or will be accrued on the Post-Closing Statement and taken into account in computing the Final Indebtedness, provided that notwithstanding any other provision of this Agreement, no items reflected on the Company Disclosure Schedules will be taken into account for purposes of this Section 3.13(d)(xiv);

(xv)since December 31, 2013, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries) has (A) been a party to or participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any “listed transaction”); (B) participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code; or (C) participated in any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 1.6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Tax Return of any officer or director of the Company or any of its Subsidiaries);

(xvi)neither the Company or any of its Subsidiaries on the one hand, nor any officer or employee of the Company or any of its Subsidiaries on the other hand, is a party to any Contract (including this Agreement and the arrangements contemplated hereby) that, individually or collectively, (i) could give rise to a payment that may be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(c),

162(f), 162(m), 162(n), 267, 267A, 404 or 280G of the Code; or (iii) would be subject to the excise Tax under Section 4999 of the Code;

(xvii)none of the shares of outstanding capital stock of the Company or any Subsidiary is subject to a “substantial risk of forfeiture” with the meaning of Section 83 of the Code, and no Section 83(b) election has been made with respect to any outstanding shares of Restricted Company Stock;

(xviii)the Company timely withheld all applicable Taxes, in accordance with Applicable Law, upon the lapse of any restrictions on shares of Company Common Stock that were granted as Restricted Company Stock; and

(xix)neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (B) open transaction, elections under Section 108(i) or 965(h) of the Code, or installment dispositions in any of the foregoing cases made on or prior to the Closing Date; (C) use of an improper method of accounting prior to the Closing Date; (D)  prepaid amount received on or prior to the Closing Date; (E) intercompany transactions entered into or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) created on or prior to the Closing; or (F) any deemed repatriation of foreign earnings earned on or before the Closing Date pursuant to the application of Code Section 965 (or any corresponding or similar provision of state, local or foreign income Tax law).

(e)Except as disclosed in Section 3.1(c) of the Company Disclosure Schedule, (i) the Company does not own or hold any direct or indirect equity or debt interest or any form of ownership interest in any Person, (ii) neither the Company nor any of its Subsidiaries has any interest in, nor is it subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes, and (iii) neither the Company nor any of its Subsidiaries is a successor to any other Person by way of merger, liquidation, reorganization or similar transaction.

(f)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)Each Plan and Employee Contract that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.  No compensation has been or will be includable in the gross income of any Employee as the result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Date.  There is no Contract to which the Company or any of its Subsidiaries is a party by which it is bound to compensate any employee for penalty taxes paid pursuant to Section 409A of the Code.

(h)The Company does not own an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement, or (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in such real property.

(i)Since December 31, 2013, the Company and each of the Subsidiaries (i) have made all material Tax filings and received all material Tax registrations, permits, licenses and certificates that are required for the conduct of their respective businesses as currently conducted, (ii) are in material compliance with all Applicable Laws respecting Taxes, (iii) have properly obtained all necessary stamps and value added Tax (VAT) registrations and paid and withheld (as applicable) all applicable stamp duties and value added Taxes. The Company and each of the Subsidiaries have complied in all material respects with all requirements of any applicable Tax “holidays” or special Tax zones or treaties or similar Tax incentives.  Neither the Company nor any of its Subsidiaries has applied for, or received, any grants or other subsidies of any government or public entity or Authority or similar entity.  There are no tax credits, grants or similar amounts that are or could be subject to clawback or recapture as result of (x) the transactions contemplated by this Agreement, or (y) a failure by the Company or any Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount was conditioned.

(j)Since December 31, 2013, the Company and each Subsidiary have either (i) filed or caused to be filed with the appropriate governmental Authority all unclaimed property reports required to be filed and have remitted to the appropriate Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its proper recipient.

(k)The Company and the Subsidiaries do not own stock in any foreign corporation that is a “controlled foreign corporation” within the meaning of Section 957 of the Code where the Company’s and the Subsidiaries’ total stock interest is less than fifty percent (50%) of the total vote and less than fifty percent (50%) of the value of the stock of the foreign corporation.  The Company has not incurred or been allocated an “overall foreign loss” as defined in Code Section 904(f)(2) which has not been previously recaptured in full as provided in Code Sections 904(f)(1) and/or 904(f)(3).  None of the Subsidiaries is a “specified foreign corporation” within the meaning of Section 965(e) of the Code but excluding any “controlled foreign corporations” (within the meaning of Section 965(e)(1)(A) of the Code) included in the Company’s previously filed Tax Returns. The Company does not anticipate that it will be subject to United States federal income tax (or any state or local Tax) on the deferred foreign income of any Subsidiary as a result of the operation of Section 965(a) of the Code (or any similar provision of state, local or foreign law).  Neither the Company nor any Subsidiary has any liability for any “accumulated post-1986 deferred foreign income” (as defined in Section 965 of the Code).  Neither the Company nor any Subsidiary has any liability for Tax under Code Section 951A (Global Intangible Low Taxed Income) or Section 59A (Base Erosion Payments of Taxpayers).

3.14Labor and Employment.

(a)Section 3.14(a) of the Company Disclosure Schedule sets forth a list of each Employee Contract and each contract with a non-employee director of a member of the Company Group, and specifically including each Contract (including any grant or participation agreement or notice) relating to any of the Company’s Long Term Incentive Plans (LTIP), other than (i) standard offer letters (sample copies of which standard offer letters have been provided to Purchaser) that do not include any special compensation or employee benefit plan provisions, (ii) the Company’s standard assignment of inventions and non-disclosure agreements or pursuant to the Company’s or any Subsidiary’s employee handbook (iii) the Employee Shareholder Agreements, and (iv) except for Ordinary Course Employee Releases.

(b)The Company previously provided to Parent a complete and accurate list of each employee of the Company and its Subsidiaries, and such list accurately reflects, with respect to each such individual, his or her (i) name, (ii) work location, (iii) job title, (iv) date of hire, (v) whether such individual is in active employment or on leave, and if on leave, the nature of such leave and date of expected return, (vi) base salary or base wage rate or commission rate or fee (as applicable), (vii) whether such individual is exempt or non-exempt from the Fair Labor Standards Act or similar Applicable Law, (viii) such individual’s incentive and bonus opportunity for the current fiscal year, and (ix) whether such individual requires work authorization and/or visa.

(c)Neither the Company nor any of its Subsidiaries is currently in material Breach of, and since January 1, 2015, neither the Company nor any of its Subsidiaries has materially Breached, any Applicable Law concerning employment, employment practices or the calculation and payment of wages (including, but not limited to, all Applicable Laws concerning terms and conditions of employment, classification of workers as common law employees or independent contractors, overtime, hours of work, termination, equal employment opportunity, discrimination, disability rights or benefits, affirmative action, employee leave of absences, paid sick and safe time leave, child labor, immigration, health and safety, plant closures and layoffs, workers’ compensation, unemployment, the payment of social security and other employment-related Taxes and labor relations and unfair labor practices), and, since January 1, 2015, no Authority or other Person has given written notice to the Company or any of its Subsidiaries (or, to the Knowledge of the Company, otherwise alleged) that the Company or any of its Subsidiaries has or may have Breached any such Applicable Law.  Without limiting the foregoing, since January 1, 2015:  (i) all individuals treated by the Company and its Subsidiaries as independent contractors or consultants have been properly classified and issued accurate IRS Form 1099 statements when due, (ii) all employees treated by the Company and its Subsidiaries as exempt from the Fair Labor Standards Act have been properly classified as exempt, (iii) the Company and its Subsidiaries have instituted reasonable and adequate mechanisms for recording employee hours and paying overtime pay to all individuals treated by the Company and its Subsidiaries as non-exempt under the Fair Labor Standards Act, and (iv) the Company and its Subsidiaries properly check employees at the time of hire to confirm their identity and authorization to work in the country where they primarily perform their work and properly complete, sign, and verify all of the information required on the I-9 Form and such forms are kept and maintained as required by law.

(d)Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to, bound by or subject to any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contracts or arrangements with any labor union, labor organization, trade union or works council.  Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, there are no labor Contracts, collective bargaining agreements, or any other labor-related Contracts that pertain to any employees of the Company or any of its Subsidiaries, and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment by the Company.  Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation, whether such obligation arises under Law, Contract or otherwise, to obtain the Consent of, or provide notice to, any labor union, labor organization, trade union or works council in connection with this Agreement or the Merger.

(e)Neither the Company nor any of its Subsidiaries has conducted, in the last five (5) years, a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state or local analogs or statutes of similar effect that require advance notice of group personnel or employment actions.

(f)No employee of the Company or any of its Subsidiaries has transferred to the Company or any of its Subsidiaries, or the business conducted by any of them, by means of a relevant transfer pursuant to the European Council Directive of March 12, 2011 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Applicable Law in circumstances that would result in such employee having rights or benefits under a defined benefit pension plan (including enhanced severance rights, early retirement rights or redundancy rights) that are move favorable than those provided pursuant to the terms of the applicable Plans.

3.15Employee Benefits.

(a)Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, and all other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, change-in-control, disability, accident, death benefit, hospitalization, health, medical, vision, insurance, welfare benefit or other plan, program, policy, practice, arrangement or Contract of the Company or any of its Subsidiaries or under which the Company, any of its Subsidiaries or any other Company ERISA Affiliate has (or could have) any Liability (whether or not subject to ERISA) (the “Plans”).  For each Plan, the Company has provided to Parent correct and complete copies of the following documents, to the extent applicable:

(i)the most recent IRS determination letter (or opinion letter);

(ii)copies of filings submitted to the Internal Revenue Service by the Company and any applicable Subsidiary pursuant to Section 4980H of the Code

(iii)all pending applications for rulings, determinations, opinions, no action letters and similar or related matters filed with any Authority;

(iv)the annual report/return (Form Series 5500) with financial statements and attachments for each of the three most recent plan years;

(v)current Plan documents and amendments, summary plan descriptions, summary of material modifications, trust agreements, insurance contracts, service agreements and all related Contracts and other similar or related documents (including any employee summaries and material employee communications); and

(vi)all closing letters, audit finding letters, revenue agent findings and other similar or related documents.

(b)Each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified.  No such determination has been revoked and no such revocation has been threatened in writing to the Company or any of its Subsidiaries (or to the Knowledge of the Company, otherwise threatened), and there are no facts or circumstances that would constitute a reasonable basis for any such revocation.  For each Plan intended to be so qualified, nothing has occurred since the date of the most recent determination letter that could reasonably be expected to adversely affect the qualification or materially increase the costs relating thereto or require security under Section 307 of ERISA.

(c)Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, (i) no Plan is subject to Title IV of ERISA or Section 412 of the Code and (ii) the Company, its Subsidiaries and its ERISA Affiliates have no other Liability under Title IV of ERISA.

(d)Except as set forth on Section 3.15(d) of the Company Disclosure Schedule, (i) no Plan is a “Multiemployer Plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, (ii) no employer other than the Company and its Subsidiaries is permitted to participate or participates in any Plan and (iii) no leased employees (as defined in Section 414(n) of the Code), independent contractors or other individuals who are not common law employees of the Company or a Subsidiary are eligible for, or participate in, any Plan.

(e)With respect to each Plan, except as set forth in Section 3.15(e) of the Company Disclosure Schedule:

(i)(A) all contributions, premiums, fees or charges due and owing to or in respect of the Plan have been paid in accordance with the terms of the plan and Applicable Law; (B) all such payments accrued to date as Liabilities on the Company Group’s financial statements which have not been paid have been and will be properly recorded on the Company’s books; and (C) no Taxes, penalties or fees are owing in connection with the Plan;

(ii)the Plan has at all times, and no Authority or other Person has given notice or alleged in writing to the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has otherwise alleged) that the Plan has not, been operated in material compliance with ERISA, the Code, all other Applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of such Plan;

(iii)neither the Company nor any of its Subsidiaries has any Liabilities thereunder other than claims for benefits (whether outstanding or potential) in accordance with the terms of the Plan and other contributions, premiums, Taxes, fees and expenses arising in the Ordinary Course of Business in connection with the Plan; and

(iv)there are no pending, nor has the Company or any of its Subsidiaries received written notice of any threatened (or, to the Knowledge of the Company, any other threatened), Proceedings other than ordinary and usual claims for benefits thereunder.

(f)Section 3.15(f) of the Company Disclosure Schedule, lists each Plan that promises or provides medical, health, life or other welfare benefits to retirees or former employees of the Company or any of its Subsidiaries, or provides severance benefits to employees (each Plan so listed, a “Retiree Medical Plan”), except for any such Plan that provides such coverage solely as required by COBRA or any comparable state statute requiring continuing health care coverage.

(g)Except as set forth on Section 3.15(g) of the Company Disclosure Schedule, no Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets or liabilities or spin-off from another plan, except transfers that qualify as eligible rollover distributions within the meaning of Section 402(c)(4) of the Code.

(h)Benefits provided to participants under each Plan (other than a Tax qualified plan under Section 401(a) of the Code or a plan established under Section 408(p) of the Code) are provided exclusively from the general assets of the Company or any of its Subsidiaries or through contracts of insurance.  The value of all assets associated with each Plan is readily determinable on an established market.

(i)Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, the Company or its applicable Subsidiary can terminate each Plan without further Liability.  No action or omission of the Company, any of its Subsidiaries or any of their directors, officers, employees, or agents in any way prohibits Parent, the Surviving Corporation, the Company, any of its Subsidiaries or any successor from amending, merging or terminating any Plan in accordance with the express terms of any Plan and Applicable Law.  Except as required by Applicable Law, no such amendment, merger or termination is subject to the Consent of any employee of the Company or any of its Subsidiaries.

(j)Except as set forth on Section 3.15(j) of the Company Disclosure Schedule, since January 1, 2015:

(i)neither the Company nor any of its Subsidiaries has made or committed to make any material increase in contributions or benefits under any Plan that would become effective either on or after the date of this Agreement;

(ii)there has not been any failure under any Plan to provide any notice required under Section 402(f) of the Code (distribution tax notice), Section 417 of the Code (joint and survivor annuity explanation), or COBRA or similar provision relating to any Plan;

(iii)there has not been any failure to give a notice of a reduction of benefit accrual rates required by Section 204(h) of ERISA within the time prescribed for such notice;

(iv)there has not been any failure under any Plan to make any contribution to a Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA and DOL rules and regulations;

(v)there has not been any failure under any Plan to commence the participation of any eligible employee of the Company or any of its Subsidiaries in a Plan at the time prescribed by the Plan (and no participant whose active participation in a Plan has been suspended in accordance with the provisions of such plan has been denied resumption of active participation at the time prescribed by the Plan);

(vi)neither the Company nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any Liability with respect to any “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and

(vii)except for the Retiree Medical Plans listed on Section 3.15(f) of the Company Disclosure Schedule, and except for coverage solely as required by COBRA or any comparable state statute requiring continuing health care coverage, neither the Company nor any of its Subsidiaries is a party to any Contract that requires providing to, and none of them has made any commitment to provide to, any former or current employees or any other Person any continuation of any Plan benefits or coverage under any health Plan.

(k)With respect to any Plan under which participants are entitled to direct the investment of their benefits, since January 1, 2015 the Plan’s administrator has not failed to cause the directions of any participant given in the manner prescribed by the Plan to be carried out.  The administrator of each Plan intended to be subject to the provisions of Section 404(c) of ERISA relating to the protection of Plan fiduciaries from liability for losses resulting from a participant’s investment directions has complied in all material respects with the provisions of ERISA so as to afford such protection to the Plan’s fiduciaries.

(l)Except as set forth on Section 3.15(l) of the Company Disclosure Schedule, there are no facts or circumstances that could, directly or indirectly, subject the Company or any of its Subsidiaries to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(m)Section 3.15(m) of the Company Disclosure Schedule sets forth the following information with respect to the Company and each Subsidiary that is subject to Section 4980H of the Code:

(i)the Company’s analysis of its status (and the status of each Subsidiary) as an “applicable large employer” (as defined in Section 4980H of the Code) in the current calendar year and immediately preceding three calendar years;

(ii)a description of the method(s) the Company (and Subsidiary) used in the current calendar year and immediately preceding three calendar years to determine whether each employee of the Company (and Subsidiary) or any of its ERISA Affiliates was a “full-time employee” (as defined in Section 49080H of the Code); and

(iii)the Company’s (and each Subsidiary’s) estimated potential penalties (if any) pursuant to Section 4908H(a) and/or Section 4908H(b) of the Code with respect to any month in the current calendar year and immediately preceding three calendar years for either not providing all of the Company’s (or Subsidiary’s) and its ERISA Affiliates’ full-time employees (and their dependents) with the opportunity to enroll in “minimum essential coverage” (as defined under Section 4980H of the Code) under a Company (or Subsidiary) group health plan and/or such minimum essential coverage does not satisfy the minimum value or affordability requirements of Section 4980H of the Code.

(n)Each Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each a “Foreign Plan”) is set forth on Schedule 3.15(n) of the Company Disclosure Schedule.  With respect to each Foreign Plan, (i) such Foreign Plan has been maintained, funded and administered in material compliance with Applicable Law and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company Balance Sheet in accordance with the terms of the Foreign Plan and all Applicable Law, (iii) such Foreign Plan has obtained from the governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Applicable Law and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) there are no pending or, to the Knowledge of the Company, threatened investigations by any governmental Authority, Proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any Liability with respect to such Foreign Plan.  No Foreign Plan has any unfunded or underfunded Liabilities not accurately accrued in accordance with GAAP.

(o)Except as set forth in Section 3.15(o) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Merger will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan or Employee Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its Subsidiaries.

(p) (i) The ESOP constitutes an “employee stock ownership plan” under Section 4975(e)(7) of the Code and the regulations promulgated thereunder and Section 407(d)(6) of ERISA and the regulations promulgated thereunder; (ii) the ESOP is exempt from federal income Tax under Section 501(a) of the Code; (iii) the ESOP has complied with the requirements of Section 401(a)(28) of the Code; (iv) all shares of Company Common Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA; and (v) consummation of the transactions contemplated by this Agreement are not “prohibited transactions” within the meaning of Section 4975(c)(1) of the Code or Section 406(a)(1) of ERISA.

(q)Neither the Company nor any of its Subsidiaries is a party to any Contract or subject to any restriction or obligation that prohibits or restricts the ability of the Company to terminate at any time, without advance notice, any Retiree Medical Plan without incurring any Liability to any Person as a result of any such termination.  The amendment of the Retiree Medical Plans as contemplated in Section 6.2(i), including the termination thereof pursuant to the terms of such amendment, will not cause the Company or any of its Subsidiaries to be in Breach (regardless of the passage of time, notice to any Person, or both) of any Contract to any Person or subject the Company, the Surviving Corporation, or the Affiliates of any of

them, to any Liability.  Neither the Company nor the Surviving Corporation nor the Affiliates of any of them has, or will have, any Liability, in connection with the Retiree Medical Plans except for the obligations expressly set forth in each Retiree Medical Plan in accordance with the written terms thereof (all of which were previously provided to Parent), including the written terms thereof upon being amended as of the Effective Time as contemplated in Section 6.2(i).

(r)The Company has provided a complete and accurate list of all individuals who are covered by a Company Plan providing medical or other welfare plan benefits as of the date hereof but who are not current or former employees of the Company (or the spouse or dependent of such individuals) (“Non-Employee Plan Members”).  The Company and its Subsidiaries are not a party to any Contract or subject to any restriction or obligation that prohibits or restricts the ability of the Company to terminate at any time, without advance notice, the Plan coverage of any such Non-Employee Plan Member without incurring any Liability to any Person as a result of any such termination.  The termination of the coverage of such Non-Employee Plan Members will not cause the Company or any of its Subsidiaries to be in Breach (regardless of the passage of time, notice to any Person, or both) of any Contract to any Person or subject the Company, the Surviving Corporation, or the Affiliates of any of them, to any Liability.  Neither the Company nor the Surviving Corporation nor the Affiliates of any of them has, or will have, any Liability, in connection with the coverage of any Non-Employee Plan Members.

3.16Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth the insurance plans maintained by the Company or any of its Subsidiaries as of the date hereof.  All premiums due and payable under all such policies have been paid, and the Company and each of its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the written terms thereof.  Section 3.16 of the Company Disclosure Schedule sets forth a list of all property, general or products liability and workers’ compensation insurance claims filed by the Company or any of its Subsidiaries since January 1, 2015 under any such policies of insurance, identifying in each case the general nature, amount and resolution of the claim.

3.17Compliance With Laws; Permits.

(a)Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, since January 1, 2014, the Company and each of its Subsidiaries have been in compliance with all Applicable Law and Orders in all material respects.  Without limiting the generality of the foregoing, all products, including all components thereof, manufactured or sold by the Company or any of its Subsidiaries since January 1, 2014, have complied, and are in compliance with all Applicable Laws.  Since January 1, 2014, no claims have been filed against the Company or any of its Subsidiaries alleging a Breach of any Applicable Law by any of them.  Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, or similar agreements with or imposed by any Authority.

(b)No Authority or director, employee, consultant or other agent or representative of the Company or any of its Subsidiaries has given notice or alleged in writing to the Company or any of its Subsidiaries (or, to the Company’s Knowledge, has otherwise alleged) that there is any defect in design, materials, manufacture or workmanship relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries; no Authority has ordered or threatened in writing (or to the Company’s Knowledge, otherwise threatened) and neither the Company nor any of its Subsidiaries has voluntarily conducted, a recall of any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries; and to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to result in a recall obligation or a duty to warn customers of any defects relating to any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries.

(c)Without limiting the generality of Section 3.17(a), since January 1, 2014, the Company and each of its Subsidiaries has at all times been in compliance with all Applicable Laws in all material respects relating to export control and trade embargoes including:  The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any non-U.S. Applicable Law of a similar nature.  The Company and each of its Subsidiaries has obtained all material export licenses, license exceptions Orders, Permits, declarations, classifications and filings required for the export, import and re-export of their respective products, services, Software, information systems and technology.  Set forth on Section 3.17(c) of the Company Disclosure Schedule is complete and accurate list of all revenues of the Company and its Subsidiaries for calendar years 2017 and 2018 by country.  Neither the Company nor any of its Subsidiaries has violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Code § 999.

(d)Without limiting the generality of Section 3.17(a), since January 1, 2014, all products sold by, and all inventories and materials held by, the Company or any of its Subsidiaries comply with all Applicable Laws, including (i) all Applicable Laws relating to engine emissions or electromagnetic compatibility, (ii) as applicable, California Proposition 65, the EU Noise Emissions Directive, the EU Vibrations Directive and the Chinese Restriction of Hazardous Substances (CRoHS) and (iii) all country of origin documentation requirements.

(e)Section 3.17(e) of the Company Disclosure Schedule sets forth a correct and complete list of all material Permits required to operate the Company and each of its Subsidiaries, and to the Knowledge of the Company, to continue to operate, the business and assets of the Company and each of its Subsidiaries in the Ordinary Course of Business in accordance with Applicable Laws.  Each such Permit is held by the Company or its applicable

Subsidiary and is in full force and effect, and no Authority or other Person has given notice of or alleged in writing to the Company or any of its Subsidiaries (or, to the Knowledge of the Company, otherwise alleged) any revocation, cancellation, termination or Breach or modification thereof.  To the Knowledge of the Company, no Authority or other Person has given notice or alleged in writing to the Company or any of its Subsidiaries (or otherwise alleged) that the Company or any of its Subsidiaries is required to hold a Permit that it does not hold.

(f)Section 3.17(f) of the Company Disclosure Schedule sets forth a list (and Seller has provided Purchaser with correct and complete copies) of all internal and Third Party studies and assessments in the possession or control of the Company or any of its Subsidiaries concerning the efficacy of products and services manufactured by the Company or any of its Subsidiaries or sold in the operation of the business by the Company Group and that were conducted at the request of the Company or any of its Subsidiaries or otherwise received by the Company or any of its Subsidiaries.

3.18Compliance With Anti-Corruption Laws.  Without limiting the generality of Section 3.17:

(a)Since January 1, 2013, neither the Company nor any of its Subsidiaries nor any agent, representative or Affiliate of any of them (in their capacity as such) has taken any action in violation of any applicable Anti-Corruption Laws.  Without limiting the generality of the foregoing sentence, since January 1, 2013 neither the Company nor any of its Subsidiaries nor any agent, representative or Affiliate of (in their capacity as such), or any other Person acting for or on behalf of, the Company or any of its Subsidiaries, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person:  (i) for the purpose of (1) improperly influencing any act or decision of any Government Official in their official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) inducing any Government Official to improperly influence or affect any act or decision of any Authority, or (4) assisting the Company, any of its Subsidiaries or any of their respective Affiliates or any of their respective representatives in obtaining or retaining business for or with, or directing business to, the Company, any of its Subsidiaries, or any of their respective Affiliates or any of their respective representatives or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful means of obtaining business or any advantage.

(b)There have been no intentionally false or fictitious entries made in the books and records of the Company or any of its Subsidiaries, including any such entries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, and including any bribe, kickback or other illegal or improper payment, and neither the Company, nor any of its Subsidiaries nor any of their respective Affiliates has established or maintained a secret or unrecorded fund.

(c)Neither the Company, nor any of its Subsidiaries nor any of their respective Affiliates nor, to the Knowledge of the Company, any of its or their respective directors, officers, employees or other representatives has been convicted of violating any Anti-Corruption Laws or subjected to any investigation or proceeding by an Authority for potential corruption, fraud or violation of any applicable Anti-Corruption Laws.

3.19Accounts Receivable.  Section 3.19 of the Company Disclosure Schedule sets forth a correct summary aging report of all accounts receivable of the Company Group as of two days prior to the date hereof. All such accounts receivable, and all accounts receivable reflected in the Company Balance Sheet and that will be included in the calculation of the Final Company Net Working Capital, constitute and will constitute valid claims arising from bona fide transactions in the Ordinary Course of Business, and to the Knowledge of the Company, there are no claims, refusals to pay or other rights of set-off against any such receivables other than returns in the Ordinary Course of Business or for which there are adequate reserves on the Company Financial Statements.  Except as set forth in Section 3.19 of the Company Disclosure Schedule, no account or note debtor is delinquent in payment by more than 90 days.

3.20Inventories.  All inventories of the Company Group, including all inventories reflected in the Company Balance Sheet or that will be included in the calculation of the Final Company Net Working Capital, consists or will consist solely of finished goods, work in process, raw and packaging materials and spare and replacement parts which (a) are either currently used in the manufacture of products currently offered for sale by the Company or any of its Subsidiaries or, with respect to finished goods, are products currently offered for sale by the Company or any of its Subsidiaries, except for inventory that has been written off or for which adequate reserves have been established and which reserves will be included in the calculation of Final Company Net Working Capital, (b) meet all specifications of the Company or its applicable Subsidiary, (c) are usable and, with respect to finished goods, saleable in the Ordinary Course of Business and (d) are in the possession and control of the Company or any of its Subsidiaries and located at one of the Facilities.  The inventories reflected in the Company Balance Sheet have been valued in accordance with GAAP.  Except as set forth on Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has sold any of the finished goods or other inventories that remain in its possession or (ii) is holding deposits in excess of $1,000,000 for the sale of any products or is holding any deposit (regardless of the amount) that is not recorded as a liability on the Company Financial Statements.

3.21Dealers and Suppliers.

(a)Section 3.21(a) of the Company Disclosure Schedule lists the largest twenty (20) customers (including dealers and distributors) of the Company Group based on revenues during the calendar year 2018 (each, a “Top Customer”) along with the revenue recognized by the Company Group during such period from each Top Customer.  Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, since January 1, 2018 and other than as a result of the announcement of the identity of Parent as the acquiring entity in the Merger, (i) no Top Customer and no other material aggregation of customers or dealers of the Company Group has provided written notice to the Company or any of its Subsidiaries, that it intends to, and the Company otherwise does not have any Knowledge that any of the foregoing intends to, terminate or substantially reduce (in comparison to the volume indicated

in Section 3.21(a) of the Company Disclosure Schedule) its purchases from the Company or any of its Subsidiaries and (ii) to the Company’s Knowledge, there has not been any material adverse change in the business arrangement with any Top Customer or material aggregation of customers or dealers of the Company Group.

(b)Section 3.21(b) of the Company Disclosure Schedule sets forth a list of the largest twenty (20) suppliers of the Company Group based on purchases during the calendar year 2018 (each, a “Top Supplier”) along with the dollar volume of purchases by the Company Group during such period from each Top Supplier.  Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, there has not been since January 1, 2018 and other than as a result of the announcement of the identity of Parent as the acquiring entity in the Merger, any material adverse change in, the business arrangement with any Top Supplier.

(c)Section 3.21(c) of the Company Disclosure Schedule sets forth a list of each dealer or distributor of the Company.  Except as set forth in Section 3.21(c) of the Company Disclosure Schedule, each dealer or distributor of the Company or any of its Subsidiaries has signed and is a party to one of the standard forms of dealer contract previously provided to Parent.

3.22Products and Warranties.  Except for ordinary course failures to comply with standard product warranties given by the Company or any of its Subsidiaries in the Ordinary Course of Business, and except as set forth in Section 3.22 of the Company Disclosure Schedule, each product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries has been manufactured, sold, leased, or delivered by the Company or its applicable Subsidiary in material conformity with all applicable commitments and requirements under applicable Contracts and all express and implied warranties.  Neither the Company nor any of its Subsidiaries has any Liability for replacement or repair of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries or other Liabilities in connection therewith other than ordinary course warranty repair.  No product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity from the Company or its Subsidiaries beyond the applicable standard terms and conditions of sale or lease, true and correct copies of which were previously provided to Parent.

3.23Product Liability Claims.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, since January 1, 2013, received a claim, or incurred any uninsured or insured Liability, for or based upon failure to warn, breach of product warranty (other than warranty service and repair claims incurred in the Ordinary Course of Business), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of Liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of products or from the provision of services by the Company or any of its Subsidiaries.

3.24Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to the Merger.  The board of directors of the Company has taken all action so that neither Parent nor

Merger Sub will be prohibited from entering into a “business combination” with the Company as an “interested shareholder” (in each case as such term is used in the OGCA) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

3.25Affiliated Transactions.  Except as set forth on Section 3.25 of the Company Disclosure Schedule: (a) No Related Person has any direct or indirect interest in any asset of the Company Group; (b) no Related Person is indebted for any amount to the Company Group; (c) no Related Person has entered into, or has had any direct or indirect financial interest in, any Contract entered into by the Company or any of its Subsidiaries or other business arrangement involving the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries is subject to any claim or cause of action by or otherwise has Liability to any Related Person, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any claim or cause of action against or otherwise has claims of Liability against any Related Person, in each case, other than pursuant to an Employment Contract or if the Related Person is an employee, the right to receive compensation in the Ordinary Course of Business, the right to receive reimbursement for legitimate and necessary business expenses incurred by the Related Person in his, her, or its capacity as a director, officer, or employee of the Company or any of its Subsidiaries, the indemnification of any director or officer of the Company or any of its Subsidiaries, or any Plan set forth in Section 3.15(a) of the Company Disclosure Schedule; and (e) to the Knowledge of the Company, no consultant or other independent contractor providing services to the Company or any of its Subsidiaries has any direct or indirect interest (including any equity interest or other financial interest) in, or receives any form of compensation from, any Related Person.  For purposes of this Agreement, each of the following shall be deemed a “Related Person”:  (i) each individual who is an officer, director, or employee holding a position of vice president or higher of the Company or any of its Subsidiaries; (ii) each shareholder of the Company who owns of record in excess of five percent (5%) of the outstanding Company Common Stock; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above, where “immediate family” shall mean such individual’s spouse and minor children living in such individual’s home; and (iv) any trust or other entity, other than the Company, in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds, or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

3.26Distribution of Merger Consideration.  When distributed in accordance with the terms of this Agreement, the Merger Consideration will have been distributed to the Company Shareholders and participants of the ESOP in accordance with the provisions of the Company’s Organizational Documents, any other Contract among the Company and any Company Shareholder and, with respect to proceeds paid to the ESOP, all Applicable Law, the terms of the ESOP and all Contracts applicable to the ESOP.

3.27Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.28No Other Representations.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III, IN THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE, AND IN DOCUMENTS AND CERTIFICATES TO BE DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY, NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THIS AGREEMENT, THE COMPANY, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLERS HEREBY EXPRESSLY DISCLAIM). THE FOREGOING DOES NOT IN ANY WAY NULLIFY, MODIFY, QUALIFY OR OTHERWISE AFFECT ANY REPRESENTATIONS OR WARRANTIES OF ANY COMPANY SHAREHOLDER THAT ARE SET FORTH IN THE LETTER OF TRANSMITTAL.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof and the Closing Date:

4.1Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Applicable Law of the state in which it was incorporated.

4.2Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company and the Shareholders’ Agent, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3Noncontravention.  Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:

(a)conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub;

(b)require on the part of Parent or Merger Sub any registration, declaration or filing with, or any Permit, Order, Consent or approval of, any Authority, except for

(i) compliance with the applicable requirements of the HSR Act or other Antitrust Laws, (ii) filing of the Certificate of Merger in accordance with the Applicable Laws of the State of Oklahoma following the approval of the Merger by the shareholders of the Company and by Parent as the sole shareholder of Merger Sub, (iii) any registration, declaration, filing, Permit, Order, authorization, Consent or approval that if not made or obtained could not reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby, or (iv) filings with the Securities and Exchange Commission; and

(c)assuming the making of all filings or notifications and the receipt of all Consents, authorizations, approvals, and waiting period expirations or terminations required under the HSR Act and any other applicable Antitrust Laws, violate any Order applicable to Parent or Merger Sub.

4.4Litigation.  There are (a) no Proceedings pending and (b) to the knowledge of Parent, no (i) investigations or (ii) Proceedings or investigations threatened against Parent or Merger Sub before any Authority that seeks to restrain or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement or that would reasonably be expected to materially impair or delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

4.5Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6Adequacy of Funds.  Parent has, and as of the Effective Time will have, adequate financial resources to satisfy its monetary obligations under this Agreement.

4.7Brokers’ and Finders’ Fee.  Except for any fee payable to an investment banker for which the Company has no responsibility, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Parent or Merger Sub in connection with the Merger, this Agreement or any transaction contemplated hereby.

Article V
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1Conduct of Business of the Company Group.

(a)During the period from the date of this Agreement through the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Effective Time (the “Pre-Closing Period”), except (i) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) to the extent necessary to comply with the Company’s obligations under this Agreement, (iii) as required by Applicable Law, or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall use its commercially reasonable efforts to, and to cause each of its Subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with Applicable Law, pay its debts and Taxes when due (subject to good faith disputes regarding such debts and Taxes for which reserves have been established in accordance with GAAP) and pay or perform all other obligations when due.

(b)Prior to Closing, each of the two holders of shares of Restricted Company Stock may issue a promissory note to the Company in a principal amount equal to the withholding Taxes payable as a result of the vesting of such shares at or prior to the Closing, and the Company may pay such withholding Taxes in cash.  Such notes will be in a form reasonably satisfactory to Parent, and include the following terms: (i) payment of the indebtedness evidenced by the note is due within five business days of the holders thereof receiving payment of any Merger Consideration on shares of Company Common Stock held by them, (ii) interest will accrue on the outstanding principal amount of the note at the short-term applicable federal rate published by the IRS for the month in which such note is issued, (iii) a covenant to submit shares of Company Common Stock held by him or her to the Paying Agent for payment as soon as practicable following Closing, and (iv) the grant of a security interest on all proceeds of Merger Consideration paid or payable on shares of Company Common Stock held by him or her.

(c)Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company will not, and will cause each of its Subsidiaries not to, except as set forth on Schedule 5.1(a) of the Company Disclosure Schedule or as described in Section 5.1(b):

(i)amend the Organizational Documents of the Company or any of its Subsidiaries;

(ii)purchase or otherwise acquire any equity interest of any Person except for repurchases by the Company of shares of Company Common Stock from employees to the extent required by the ESOP;

(iii)(A) merge or consolidate with any other Person or (B) acquire or agree to acquire by merging or consolidating with any other Person, or by any other manner, any business, equity interest or assets (other than the acquisition of inventory and other operating assets in the Ordinary Course of Business);

(iv)split, combine or reclassify the outstanding shares of Company Common Stock nor enter into any agreement with respect to voting of any of the Company Common Stock;

(v)revalue any of its material assets except as required by GAAP;

(vi)declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of Company Common Stock (except to the extent such distributions do not impair the ability of the Company and its Subsidiaries to fulfill their obligations in the Ordinary Course of Business pursuant to this Section 5.1);

(vii)issue, deliver, sell or authorize, propose or commit to the issuance, delivery or sale of, any shares of the Company’s capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, (specifically excluding the issuance of new shares of Company Common Stock as required by the terms of the ESOP and the issuance of new stock certificates to the ESOP as required by the Tabulation Agreement to be dated on or about February 15, 2019 by and among the Company, U.S. Bank National Association and John Michael Maier of Professional Fiduciary Services in his capacity as the independent co-trustee of the ESOP);

(viii)amend any provision of the ESOP except as expressly provided herein;

(ix)sell, lease, license or otherwise dispose of any of its material properties or assets with a value in excess of $250,000 individually or $500,000 in the aggregate, except in the Ordinary Course of Business;

(x)(i) increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any director, officer, consultant, agent, or employee, other than (A) pay raises in the Ordinary Course of Business or (B) to satisfy a contractual commitment existing prior to the date of this Agreement; (ii) grant any severance or termination pay to any employees or officers, other than the payment of severance or termination pay in accordance with any existing contractual commitments or the terms of any Plan; (iii) enter into or amend any employment or severance agreements with, any employees or officers, other than Ordinary Course of Business offer letters that do not contain any severance obligations of the Company or any Subsidiary; (iv) enter into any collective bargaining agreement; (v) establish, adopt, enter into or amend (except as may be required by Law) or increase any benefits under any Plan; or (vi) forgive any indebtedness of any employee of the Company or any of its Subsidiaries of more than $10,000;

(xi)make any loans in excess of $100,000 to any Person or guarantee any debt securities of others in excess of $100,000 (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the Ordinary Course of Business);

(xii)enter into any Contract that would be a Material Contract if it had been in effect on the date of this Agreement other than: (w) entry into a Material Contract on normal and customary terms consistent with past practice, (x) Contracts that can be terminated by the Company or any of its Subsidiaries without penalty with at least 90 days’ notice, (y) Contracts with a term of one year or less, or (z) Contracts for the settlement of the Proceedings described in Section 3.7(a) or Section 3.23 of the Company Disclosure Schedules so long as each such Contract (1) contains a complete and unqualified release of the Company and all of its Affiliates, and the successors and assigns of each of them, and (2) imposes no obligation, Liability or Encumbrance upon the Company or any of its Affiliates, or any of its or their assets, except for the payment of a fixed amount of money which the Company pays prior to the Effective Time or, if not so paid, such amount is included in the Final Indebtedness;

(xiii)modify, amend or terminate any Material Contract (other than any modification or amendment in the Ordinary Course of Business), or waive, release or assign any material rights or claims, including any forgiveness or other compromise of any accounts receivable outside the Ordinary Course of Business or commit any act or fail to take any action that would result in a material Breach of such a contract;

(xiv)make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax Return;

(xv)make or commit to make any capital expenditure in excess of $300,000 individually or $600,000 in the aggregate;

(xvi)enter into any new license for any IP Rights to or from any Third Party other than in the Ordinary Course of Business, or allow to lapse or go abandoned, any material IP Rights;

(xvii)transfer, assign, terminate, cancel, or abandon any material Permits or fail to use commercially reasonable efforts to maintain any material Permits as currently in effect unless such Permit is no longer required for the Company or Subsidiary to comply with Applicable Laws;

(xviii)fail to timely pay accounts payable and other obligations in the Ordinary Course of Business or accelerate the payment of any accounts receivable;

(xix)decline or fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect (or comparable replacement policies to the extent available for a similar cost) or to prevent the lapse of any such policies;

(xx)mortgage, pledge or subject any of its property or assets to any Encumbrance (other than Permitted Encumbrances);

(xxi)create, incur, assume or otherwise become liable for any Indebtedness not otherwise in existence as of the date of this Agreement in an aggregate amount in excess of $300,000, other than payments made in connection with a Contract permitted under subsection (xii) for the settlement of the Proceedings described in Section 3.7(a) or Section 3.23 of the Company Disclosure Schedules;

(xxii)adopt a plan of complete or partial liquidation or resolution as providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xxiii)take any actions, or fail to take any actions that could be taken using commercially reasonable efforts, in each case that would knowingly cause or result in, or that would reasonably be expected to cause or result in, any Breach of the Company representations and warranties set forth in this Agreement except for (1) any action that the Company is required to take pursuant to the terms of this Agreement, (2) any action that is expressly permitted under any of the subsections (i) – (xxii), or (3) any action taken by the Company at the written request of or with the written consent of Parent;

(xxiv)fail to take commercially reasonable efforts to maintain its properties and tangible assets in their current condition, ordinary wear and tear excepted; or

(xxv)take, or agree in writing or otherwise to take, any of the actions described in subsections (i) through (xxiv).

The parties acknowledge and agree that (i) nothing contained herein shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ business and operations and (iii) notwithstanding anything to the contrary set forth herein, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other Applicable Law.

5.2Shareholder Approval.  The Company shall use its best efforts to obtain the written consent of the holders of the requisite number of shares of Company Common Stock to secure the Required Shareholder Approval as promptly as possible and, in any event, within three hours, following the time of entry into this Agreement, in compliance with Applicable Law.  The Company shall set the date hereof as the record date for action to be taken by written consent by the holders of capital stock of the Company to adopt this Agreement.  As soon as practicable, but in no event later than March 1, 2019 (the “Delivery Date”), the Company shall, in addition to its obligations set forth in Section 5.12(b) below with respect to the ESOP, send to those holders of Company Common Stock on the date hereof, other than those that have executed and delivered a written consent prior to the Delivery Date, a Shareholder Information Statement.  The Company shall ensure that no disclosure to the shareholders of the Company relating to or in connection with the Merger, this Agreement or the other transactions contemplated hereby, including in the Shareholder Information Statement and any other disclosure provided to such shareholders in connection with obtaining the Required Shareholder Approval, copies of which shall have been provided to Parent reasonably in advance for Parent’s review and comments (which comments shall be reasonably reflected by the Company), will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, or in order to make the statements therein not misleading or in order to comply with applicable law.  If at any time prior to the earlier of the Effective Time and the period during which the holders of capital stock of the Company may exercise appraisal rights pursuant to Section 1091 of the OGCA, any event or information should be discovered by the Company that should be set forth in an amendment to the Shareholder Information Statement, the Company shall promptly inform Parent and shall communicate such information to the holders of capital stock of the Company as necessary and in an appropriate manner, in compliance with Applicable Law.

5.3Access to Books, Records, Properties and Facilities Following Signing and Closing.  During the Pre-Closing Period but following the public announcement of the Merger, the Company shall permit Parent and its representatives, during normal business hours and upon reasonable notice, (a) to have reasonable access to, and examine and make copies of, all books and records of the Company and its Subsidiaries, (b) to have reasonable access to Company senior personnel, (c) to have reasonable access to the properties and Facilities of the Company and each of its Subsidiaries, and (d) to facilitate reasonable access to and discussions with Third Parties with whom the Company or its Subsidiaries have a relationship as reasonably requested by Parent, in all cases in order for Parent to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries and, if applicable, to arrange for financing in connection with the transactions contemplated in this Agreement and for any other reasonable business purposes; provided, however, (i) that Parent and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company, (ii) the Company will not be required to take any action that would constitute a waiver of the attorney-client or other privilege, and (iii) the Company need not supply Parent or its representatives with any information which, in the reasonable judgment of the Company, is under a legal obligation not to supply, including, without limitation, pursuant to the provisions of the HSR Act or other Antitrust Laws; provided, however, that with respect to clauses (ii) and (iii), the Company shall use commercially reasonable efforts to implement alternative disclosure or access arrangements that would not waive such attorney-client or other privilege or violate such legal obligation.

5.4Certain Tax Matters.

(a)Tax Periods Ending on or Before the Closing Date.  Parent shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis and in a manner consistent with the Company’s and its Subsidiaries’ past practice (as applicable), all Tax Returns with respect to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date (collectively, the “Prior Periods” and each, a “Prior Period”) and required to be filed thereafter (the “Prior Period Tax Returns”).  For Tax Returns that are due prior to the Indemnity Release Date, Parent shall provide a draft copy of such Prior Period Tax Returns to the Shareholders’ Agent for review at least thirty (30) days prior to the due date thereof.  Parent shall also provide within five (5) Business Days any requested workpapers and supporting documentation used to prepare any such Prior Period Tax Return and timely access to the preparers of the Prior Period Tax Return.  The Shareholders’ Agent shall provide comments to Parent at least fifteen (15) days prior to the due date of any such return and Parent shall make all changes to such returns reasonably requested by the Shareholders’ Agent in good faith (unless Parent is advised by its Tax advisors that such changes (i) are contrary to Applicable Law, or (ii) are inconsistent with Tax positions taken in the previous Tax Returns of the Company or its Subsidiaries (as applicable) and will, or are likely to, have an adverse effect on Parent or any of its Affiliates in any taxable period ending after the Closing Date).

(b)Tax Periods Beginning Before and Ending After the Closing Date.

(i)Parent shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis and in a manner consistent with the Company’s and its Subsidiaries’ past practice (as applicable), any Tax Returns of the Company or any Subsidiary (including foreign subsidiaries) for taxable periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each, a “Straddle Period”). For Tax Returns that are due prior to the Indemnity Release Date, Parent shall provide a draft copy of such Straddle Period Returns to the Shareholders’ Agent for review at least thirty (30) days prior to the due date thereof.  Parent shall also provide within five (5) Business Days any requested workpapers and supporting documentation used to prepare any such Straddle Period Tax Return and timely access to the preparers of the Prior Period Tax Return.  The Shareholders’ Agent shall provide comments to Parent at least fifteen (15) days prior to the due date of such returns and Parent shall make all changes reasonably requested by the Shareholders’ Agent in good faith (unless Parent is advised by its Tax advisors that such changes (i) are contrary to Applicable Law, or (ii) are inconsistent with Tax positions taken in the previous Tax Returns of the Company or its Subsidiaries (as applicable) and will, or are likely to, have an adverse effect on Parent or any of its Affiliates in any taxable period ending after the Closing Date).  Parent shall not make, or cause to be made, any ratable allocation election as contemplated by Treasury Regulation Section 1.1502-76(b)(2)(ii) or (iii) (or any similar provision of any other Applicable Law) with respect to any Prior Period Tax Return.

(ii)For purposes of this Agreement:

(A)In the case of any gross receipts, sales and use, goods and services, harmonized sales, provincial sales, income, or similar Taxes that are payable with respect to a Straddle Period, (1) the portion of such Taxes allocable to the Pre-Closing Tax Period ending on or before the Closing Date and (2) the portion of such Taxes allocable to the Post-Closing Tax Period shall be determined on the basis of a deemed closing at the Effective Time of the books and records of the Company and any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest.

(B)In the case of any Taxes (other than gross receipts, sales and use, goods and services, harmonized sales, provincial sales, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)Cooperation on Tax Matters.  Parent and the Shareholders’ Agent shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation, review and filing of Tax Returns pursuant to this Section 5.4 and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such preparation, review, filing, audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient and timely basis to provide additional information and explanation of any material provided hereunder.

(d)Tax Indemnification. Except to the extent specifically included in the calculation of Final Indebtedness or specifically accrued as a liability in the calculation of Final Company Net Working Capital, the Parent Indemnitees shall be indemnified and held harmless from and against, and entitled to reimbursement solely from the Escrow Fund for, (i) any Loss attributable to any Breach of any representation or warranty made in Section 3.13 (Taxes) provided, however, that any limitation or qualification as to “materiality” or “Company Material Adverse Effect” shall be disregarded for purposes of determining whether a Breach of a representation or warranty of the Company has occurred and in calculating any Loss arising therefrom; (ii) any Loss attributable to any Breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation of the Shareholders’ Agent or the Company Shareholders in this Section 5.4 or Section 5.5; (iii) all Pre-Closing Taxes regardless if the existence of the Pre-Closing Taxes constitutes a Breach of any representation or warranty made in Section 3.13 (Taxes), including as Pre-Closing Taxes all Liabilities for Taxes arising out of application of SAT Bulletin 7 by the PRC to the transactions contemplated by this Merger Agreement whenever such Liabilities for Taxes are imposed, which Liabilities under SAT Bulletin 7 shall not be considered as or treated as Transfer Taxes under this Agreement; (iv) all income Taxes of the Company, any Subsidiary, or any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (v) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date; provided that, the Parent Indemnitees shall not be indemnified or held harmless from any Loss consisting of, or relating to, Taxes resulting from (x) a Code Section 338 election (or similar state or local election) with respect to Parent’s acquisition by Merger of Company’s capital stock pursuant to this Agreement, (y) any transaction occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement) or (z) any breach by Parent of Section 5.4(f) of this Agreement that directly results in such Loss.  In all of the above cases in this Section 5.4(d), together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith, the Parent Indemnitees shall be reimbursed from the Escrow Fund –

General Indemnity (or, to the extent such funds are insufficient, then from the Escrow Fund – Retiree Medical) for any Taxes of the Company or any of its Subsidiaries that are the responsibility of the Company Shareholders pursuant to this Section 5.4(d) within ten (10) Business Days after notice by Parent or the Company of such Taxes being due.  Notwithstanding anything in this Section 5.4(d) to the contrary, payment for any indemnification claims made pursuant to this Section 5.4(d) shall be addressed and subject at all times to Section 8.5 (as applicable) and Section 8.6 herein.

(e)Tax Proceedings.  Notwithstanding anything to the contrary in Section 8.10, Parent shall conduct and control the settlement or defense of any Tax Proceeding; provided, that if a Tax Proceeding could result in a claim for indemnification pursuant to Section 5.4(d), Parent shall provide Shareholder’s Agent with notice of such Tax Proceeding in the manner set forth in Section 8.10(a) and shall keep Shareholders’ Agent reasonably informed regarding the progress and substantive aspects with respect to such Tax Proceeding, including through providing copies of any material written correspondence received from the relevant taxing authority or submitted thereto and notice in advance of filing any material written submission or having any material meetings or calls and Shareholders’ Agent shall be entitled at its expense to participate in the settlement or defense of such Tax Proceeding; provided, further, that Parent shall not compromise or settle any such Tax Proceeding without obtaining Shareholders’ Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such Tax Proceeding could result in a claim for indemnification pursuant to Section 5.4(d).

(f)Amended Tax Returns.  Subject to Section 5.4(h), after the Closing and prior to the Escrow Release Date—General Indemnity, neither Parent, the Company nor any of its Subsidiaries shall amend, refile or otherwise modify any Tax election or Tax Return of the Company or such Subsidiaries or grant an extension or waiver for the assessment or reassessment of Pre-Closing Taxes without the prior written consent of the Shareholders’ Agent, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that if Parent, the Company or any of their Subsidiaries takes any such action without the reasonably withheld consent of the Shareholders’ Agent, then Parent shall not be entitled to indemnification with respect to any additional Taxes that became payable as a result of such action and that would not have been payable absent such action.  Shareholders’ Agent’s withholding of consent shall be deemed reasonable if the amendment, refiling or modification would result in an increase in any Pre-Closing Taxes and such amendment, refiling or modification was not required by Applicable Law.

(g)SAT Bulletin 7.  Company shall timely file, or cause the applicable members of the Company Group to timely file, within thirty (30) days following the date of this Agreement, any disclosure required by SAT Bulletin 7 to be filed by such Person with respect to Merger Agreement in order for Parent to be entitled to avoid any liability for any income Tax withholding or other payment (including interest or penalties) to the PRC with respect to the completion of the transactions contemplated in the Merger Agreement. Company and Parent shall consult with their respective tax advisors and cooperate as reasonably necessary to ensure compliance with any applicable reporting requirements pursuant to SAT Bulletin 7, provided, however, that the Company shall not

(and shall cause each member of the Company Group not to) file any Tax Return, disclosure statement or otherwise communicate with any Tax Authority with respect to the application of SAT Bulletin 7 to the Merger without Company’s prior written consent, or as otherwise mandatorily required by applicable Law.

(h)Post-Closing Voluntary Disclosure Agreements.

(i)The Parent shall prepare and timely file, or cause to be prepared and timely filed, Voluntary Disclosure Agreements in each jurisdiction where Parent reasonably determines such agreements are required to be filed on behalf of the Company with respect to any Pre-Closing Tax Period.  Parent shall deliver to the Shareholders’ Agent for the Shareholders’ Agent’s review and comment a copy of each such Voluntary Disclosure Agreement at least five (5) Business Days prior to the date of the filing of such Voluntary Disclosure Agreement.  Parent shall consider in good faith any comments that are received from the Shareholders’ Agent prior to the expiration of such five (5) Business Day period.

(ii)The Company Shareholders shall be responsible for all Taxes to be paid in connection with the filing of Voluntary Disclosure Agreements and the Parent Indemnitees shall be indemnified and held harmless with respect to any such Taxes (and reasonable out-of-pocket fees and expenses incurred in connection therewith) as provided in Section 5.4(d), with such Taxes considered to be Pre-Closing Taxes for purposes of Section 5.4(d)(iii); provided that Parent Indemnitees sole recourse for indemnification pursuant to this Section 5.4(h) shall be solely from the Escrow Fund – General Indemnity and Escrow Fund – Retiree Medical.

(iii)In connection with the filing of Voluntary Disclosure Agreements, the Shareholders’ Agent and Parent shall instruct the Escrow Agent to release from the Escrow Fund – General Indemnity (or other Escrow Fund – Retiree Medical if there is not a sufficient amount in the Escrow Fund – General Indemnity) the amount due to Parent for the Company Shareholders’ share of Taxes relating to the Pre-Closing Tax Period under this Section 5.4(h) at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the Taxing Authority.

5.5Transfer Taxes.  With respect to any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, VAT or similar Taxes and related fees (“Transfer Taxes”) attributable to the transactions contemplated hereby, 50% of such Transfer Taxes will be included as a Transaction Expense and Parent will bear the other 50%; provided, however, that no Taxes relating to the transfer of the Retained Real Property out of the Company or any of its Subsidiaries shall be borne by Parent and all such Taxes for which the  Company or any of its Subsidiaries will, to the extent not specifically included in the calculation of the Final Indebtedness or specifically accrued as a liability in the calculation of Final Company Net Working Capital, be included as a Transaction Expense.  The party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other party’s cooperation, and file such Tax Return.  Parent and the Shareholders’ Agent (on behalf of the Company Shareholders) shall timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

5.6Tail Insurance.

(a)Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the directors’ and officers’ liability insurance for the Company and each of its Subsidiaries in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.

(b)Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the fiduciary liability insurance for the Company and each of its Subsidiaries in an amount and scope at least as favorable as the Company’s existing policies with respect to all matters existing or occurring at or prior to the Closing Date and, with respect to the ESOP, with respect to all matters occurring prior to the final distribution of all assets from the ESOP upon its termination.  Such fiduciary liability insurance shall cover the ESOP Trustee.

(c)The aggregate amount necessary to purchase such “tail” coverages shall be referred to as the “Tail Premium” and the Tail Premium shall be treated as a Transaction Expense.

5.7Reasonable Efforts; Filings; Notification.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the use of all commercially reasonable efforts to:

(i)cause all conditions to the obligation of the other parties to effect the Merger to be satisfied as promptly as practicable, including, with respect to the Company, taking the actions necessary to amend the Retiree Medical Plan as set forth on Exhibit D;

(ii)obtain all necessary Consents from, and submit all necessary notices, registrations and filings with, Authorities and other Third Parties;

(iii)defend against any Proceedings challenging this Agreement or the completion of the Merger and the other transactions contemplated hereby (including seeking to have vacated or reversed any order issued by an Authority); and

(iv)execute and deliver such additional instruments as may be necessary to complete the Merger and other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)Notwithstanding the foregoing, nothing in Section 5.7(a) will require Parent, Merger Sub, the Company or the Affiliates of any of them to take any action, or refrain from taking any action, pursuant to the HSR Act or any other Antitrust Laws except as expressly provided in Section 5.8.

5.8Regulatory Filings.

(a)Each of Parent and the Company shall cooperate and make all filings and submissions necessary, proper or advisable under the HSR Act or any other applicable antitrust or noncompetition Applicable Laws or regulations (“Antitrust Laws”), no later than three (3) Business Days from the date hereof, or as promptly as practicable as agreed by the parties, and use reasonable best efforts to obtain any required Consent of any Authority with jurisdiction over the Merger.  Each of Parent and the Company shall furnish to the appropriate Authority all information required for any application or other filing to be made pursuant to any Antitrust Law or other Applicable Law in connection with the Merger.  Each of Parent and the Company shall cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Authority having jurisdiction with respect to this Agreement and the Merger, and in seeking necessary consultation with and prompt favorable action by such Authority.  Each of Parent and the Company shall request early termination of the waiting period under the HSR Act in connection with any such filing.

(b)Each of Parent and the Company shall, as promptly as practicable, comply with any additional requests for information that arise following the notifications and related documentation that are filed and submitted under the HSR Act or other Antitrust Laws pursuant to this Agreement, including requests for production of documents and production of witnesses for interviews or depositions by any Authorities.  The parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Authority with respect to the Merger.  Each of Parent and the Company shall diligently assist and cooperate with the other in preparing and filing all documents required to be submitted to any Authorities in connection with the Merger and, subject to Section 5.8(a), in obtaining any Consents, approvals or waivers from any Authority which may be required to be obtained by Parent, the shareholders of the Company or the Company in connection with the Merger.  Parent and the Company shall each be responsible for 50% of all filing fees under the HSR Act and other Antitrust Laws.

(c)Subject to Section 5.8(d), each of Parent and the Company shall, and each shall cause its Affiliates to, take, or cause to be taken, any and all actions and do, or cause to be done, any and all things reasonably necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all Consents, approvals or waivers required under the HSR Act and other Antitrust Laws in connection with the consummation of the Merger promptly as practicable, including subject to Section 5.8(d), proposing, considering, negotiating, and entering into settlements, undertakings, consent decrees, stipulations, and agreements, terminating existing relationships, contractual rights, or obligations, and otherwise taking or committing to take actions, reasonably required by any Authority.  To the extent not prohibited by Applicable Law or any Authority, each of Parent and the Company will (i) use all reasonable best efforts to promptly furnish to each other all information and reasonable assistance required for any application or other filing or submission to be made pursuant to any Applicable Law in connection with the Merger, (ii) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of), any communications from or with any Authority with respect to the Merger, (iii) permit the other party to review and discuss in advance, and consider in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Authority, (iv) not participate in any material meeting with any Authority unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the reasonable opportunity to attend and participate at any such meeting; provided, however, that nothing herein will preclude Parent or the Company from participating in discussions with an Authority without participation of the other party where the discussions are initiated without advance notice by the Authority or where the subject matter in the reasonable judgment of such party cannot be effectively discussed in the presence of the other party, and (v) promptly furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Authority with respect to this Agreement and Merger; provided, however, that in each of the foregoing cases each party will be entitled to withhold or redact any information that is not related to the transactions contemplated by this Agreement or obtaining Consent to such transactions pursuant to this Section 5.8.  Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8(c) as “outside counsel only.”  Such materials, and the information contained therein, will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or such source’s legal counsel.  Each of Parent and the Company will keep the other fully informed of all matters, discussions and activities relating to any of the matters contemplated in this Section 5.8.

(d)Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to commit to or effect any sale, divestiture ,or disposition of assets or business of Parent, the Company, or any of their respective Subsidiaries or  take or commit to take any action where such action, sale, divestiture, or disposition, individually or in the aggregate, would be of assets or a business of the Company or its Subsidiaries or Parent or any of its Subsidiaries that would result in the one-year loss of United States gross sales revenues (as measured by United States revenue derived in fiscal year 2018) in excess of $50,000,000.

5.9Notification.  During the Pre-Closing Period, if the Company becomes aware of any Breach of or other variances from, the representations and warranties contained in Article III that would cause the condition set forth in Section 6.2(a) not to be satisfied, the Company shall disclose to Parent in writing such variances in the form of updated Company Disclosure Schedules.  Notwithstanding any provision in this Agreement to the contrary, the delivery of any such updated Company Disclosure Schedules will not be deemed to have cured any misrepresentation or Breach of a representation or warranty that otherwise might have existed hereunder by reason of such Breach or other variance for purposes of determining if the condition set forth in Section 6.2(a) is satisfied, for purposes of Parent Indemnified Parties’ rights to indemnification following the Closing pursuant to, and in accordance with, the terms of Article VIII below, or otherwise.

5.10Public Announcements; Confidentiality.

(a)Subject to Applicable Law, prior to the Closing, the parties shall consult with each other before making any public announcement or issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.  If any public announcement is required by Applicable Law to be made by any party prior to the Closing, prior to making such announcement, such party shall deliver a draft of such announcement to the other party, shall give the other party reasonable opportunity to comment thereon and shall use reasonable efforts to incorporate such comments therein.  Following the Closing, (i) Parent may make any public announcement or issue any press release regarding this Agreement and the Transaction without the consent of any other party hereto and (ii) the Shareholders’ Agent shall not make any public announcement or issue any press release regarding this Agreement or the Transaction without the consent of Parent, which consent may be withheld by Parent in its sole discretion.

(b)The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement, dated April 27, 2018 (the “Confidentiality Agreement”).  Each of the Company and Parent shall, and each shall cause its Affiliates to, continue to abide by the provisions of the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms.

5.11Contact with Customers and Suppliers.  Prior to the Closing, Parent and its representatives may only contact and communicate with the customers, service providers and suppliers of the Company and its Subsidiaries in connection with this Agreement and the Merger after prior consultation with, and approval of, the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

5.12ESOP Matters.

(a)During the Pre-Closing Period, the Company will cause the ESOP not to (i) redeem or otherwise acquire any shares of Company Common Stock held by the ESOP, except for repurchases by the Company of shares of Company Common Stock from employees to the extent required by the ESOP, (ii) permit the ESOP to make distributions in respect of shares of Company Common Stock to ESOP participants, except as required under the ESOP or by Applicable Law, or (iii) take any action or fail to take any action that would, or that could reasonably be expected to, adversely affect the tax-qualified status of the ESOP under Sections 401(a) or 501(a) of the Code or which would constitute a breach of fiduciary duty under Section 409 of ERISA.

(b)The Board of Directors of the Company shall, effective no later than immediately prior to the Effective Time (the “ESOP Termination Date”) and contingent upon the consummation of the Merger, adopt such necessary resolutions and the Company shall, effective no later than the ESOP Termination Date and contingent upon the consummation of the Merger, enter into such necessary amendments to the ESOP to (i) provide for the conversion into the right to receive the Merger Consideration of all shares of Company Common Stock held in the  ESOP trust in accordance with Section 2.6 of this Agreement, except as provided in Section 2.7 with respect to any shares allocated to a Dissenting Shareholder for so long as he continues to be a Dissenting Shareholder, (ii) provide that no new participants shall be admitted to the ESOP, no employer contributions shall be made for compensation with respect to services performed on or after the ESOP Termination Date, and no additional benefits shall accrue to any ESOP participant with respect to services performed on or after the ESOP Termination Date, (iii) provide that no distributions of accrued benefits shall be made from the ESOP subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the termination of the ESOP does not adversely affect the ESOP’s qualification for favorable income tax treatment under the Code except that distributions may be made earlier if required by the terms of the ESOP upon the occurrence of retirement, death, disability or termination of employment, or any other event other than plan termination, that requires a distribution from the ESOP, (iv) convert the ESOP to a profit sharing plan, and (v) no longer permit distributions to ESOP participants and beneficiaries in the form of employer securities. The form and substance of such resolutions and any necessary amendments shall be subject to the review and prior written approval of Parent, which shall not be unreasonably withheld.  The Company shall deliver to Parent an executed copy of such resolutions and any necessary amendments promptly following their adoption by the Board of Directors of the Company, and the Company shall fully comply with such resolutions and any necessary amendments.  Promptly following the ESOP Termination Date, the Company shall file or cause to be filed with the IRS an application for a favorable determination letter upon termination of the ESOP requesting the issuance to the Company of the favorable determination letter referred to in the preceding provisions of this Section 5.12(b). An as-filed copy of such determination letter submission shall be delivered to Parent promptly following the filing thereof by the Company with the IRS. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall be distributed to participants and beneficiaries as provided under the ESOP.

(c)The Company will, or will cause its delegate to, as promptly as practicable and no later than March 1, 2019, provide for the delivery of an information statement and form of written consent (the “ESOP Information Statement”) to all participants or beneficiaries with an account balance under the ESOP, which ESOP Information Statement shall (i) contain such notices and materials as provided to other shareholders of the Company regarding this Agreement and the transactions contemplated hereunder, including the Shareholder Information Statement, and (ii) describe such individual’s respective rights to instruct the ESOP Trustee, in confidence, with respect to the execution of the Shareholder Written Consent, and the exercise of other applicable shareholder rights, relating to the shares of Company Common Stock allocated to their account under the ESOP. The ESOP Trustee, or its delegate, shall complete, on a confidential basis, the shareholder right direction pass-through processes and procedures required under the ESOP and Section 409(e) of the Code.

(d)The Company shall use commercially reasonable efforts to cause the ESOP Trustee to deliver to the Parent a true and complete copy of the draft of the ESOP Fairness Opinion.

(e)The Company shall use commercially reasonably efforts to cause the ESOP Trustee to obtain from the ESOP Independent Appraiser the ESOP Fairness Opinion prior to the Closing Date.

5.13FIRPTA Matters.  No later than five (5) business days prior to the Closing, the Company shall deliver to Parent and Merger Sub: (a) a statement conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations and (b) the notification to the Internal Revenue Service required under Section 1.897 2(h)(2) of the United States Treasury Regulations (the documents in (a) and (b) above, collectively, the “FIRPTA Certificates”).

5.14Acquisition Proposals.

(a)No Solicitation.  The Company agrees that neither it nor any of its officers and directors shall, and that the Company shall cause its Subsidiaries and the employees, shareholders, agents and representatives of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract or commitment contemplating any Acquisition Proposal or transaction contemplated thereby.  The Company will immediately cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of (w) a business or assets that constitutes a material portion of the net revenues or net income of the Company Group or (x) any equity interests of the Company or any of its Subsidiaries (excluding purchases of shares of Company Common Stock by the ESOP or the Company in accordance with the terms thereof), (y) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity interests of the Company or any equity interests of its Subsidiaries, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of a material portion of the assets, or any equity interests of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b)Notification of Unsolicited Acquisition Proposals.  As promptly as practicable after receipt (and in no event later than three (3) Business Days after receipt) of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition

Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

5.15Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall, and each shall cause its board of directors to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.16Shareholder Litigation.  During the Pre-Closing Period, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent will not be unreasonably withheld or delayed.

5.17Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement.  Prior to the Closing Date, Merger Sub shall not engage in any business that is not in connection with the Merger pursuant to this Agreement.

5.18Pre-Closing Assistance and Other Covenants.

(a)From and after the date hereof, the Company will use its commercially reasonable efforts to have completed, no later than April 30, 2019, an audit by Grant Thornton LLP, including an opinion issued by Grant Thornton LLP, of the Company’s consolidated financials as of, and for the twelve month period ended, December 31, 2018.

(b)During the Pre-Closing Period, the Company will provide such reasonable assistance as is requested by Parent in order for Parent to meet or prepare to meet any obligations it may have following the Effective Time to make filings under Applicable Law in connection with this Transaction, including without limitation commencing the work necessary to prepare audited financial statements of the Company for the partial year January 1, 2019 through the day prior to the Closing Date and otherwise assisting Parent in complying with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission.  Without limiting the generality of the foregoing, the Company will, at the request of Parent, use commercially reasonable efforts to obtain the consent of Grant Thornton LLP (which consent may be conditioned on the completion of the Merger) to the use by Parent of the opinions and reports of Grant Thornton LLP in Parents filings with Securities and Exchange Commission.

(c)From and after the date hereof, the Company will use commercially reasonable efforts to obtain the written consent of each of the parties (other than the Company) to each of the Contracts listed on Schedule 5.18(c) to the transactions contemplated by this Agreement, and confirmation from each such party that, immediately following the consummation of the transactions contemplated by this Agreement, the applicable Contract will remain in full force and effect in accordance with its terms.

5.19Financing.  During the Pre-Closing Period, the Company shall provide, and shall use its commercially reasonable efforts to cause its Subsidiaries and the officers and employees of any of them to provide, such reasonable cooperation in connection with the arrangement of any financing that Parent may pursue in connection with this Agreement and the transactions contemplated hereby  as may be reasonably requested by Parent; including, (a) providing Parent and its potential financing sources with historical financial statements and other financial information regarding the business of the Company Group as may be requested by Parent; (b) reasonable participation by senior management of the Company in the negotiation of definitive documentation relating to such financing; (c) reasonable participation in, and assistance with, any reasonable and customary marketing efforts related to such financing; (d) reasonable participation by senior management of the Company in, and assistance with, the preparation of any rating agency presentations and meetings with rating agencies; (e) taking such actions reasonably requested by Parent to satisfy any requirements necessary to complete such financing and otherwise assisting and cooperating with the satisfaction of the conditions to such financing; (f) obtaining releases of existing Encumbrances on the assets of Parent or any of its Subsidiaries; provided that any releases of Encumbrances shall be subject to the occurrence of the Closing Date; and (g) furnishing all documentation and other information required by an Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001.  Parent shall obtain the Company’s prior written consent to Parent’s reasonable use of all of the Company’s logos in connection with such financing, which shall not be unreasonably withheld or delayed; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or its reputation or goodwill.

5.20Spin-Off of Retained Real Property.  Prior to the Closing, the Company shall sell the Retained Real Property to the Gus Edwin Malzahn Family Limited Partnership or its designee at the appraised value of such Retained Real Property, as determined by an appraisal conducted by an independent third party.  The sale of such Retained Real Property shall be on an “AS-IS WHERE-IS” basis by a Quitclaim Deed from the Company to the transferee in substantially the form attached as Exhibit G.

5.21Family Members.

(a)The Company will, promptly following the execution of this Agreement, take all actions necessary so that the participation of each Non-Employee Plan Member in any Plan has been terminated effective no later than the Effective Time, with such termination done in a manner that does not result in any Liability to the Company, and the Company will provide to Parent copies of all notices and other documentation related to such termination.

(b)The Company will, prior to the Closing, take all actions necessary so that effective no later than the Effective Time, the Company is no longer obtaining or paying for, and has no Liability to obtain, maintain or pay for, any insurance coverage for the Gus Edwin Malzahn Family Limited Partnership, and the Company will provide to Parent copies of all notices and other documentation related to such actions.

5.22Resignations.  The Company will use its commercially reasonable efforts to obtain duly executed resignations by each of the officers and directors of the Company and each of its Subsidiaries, but only in their capacity in such positions and not as employees and effective as of the Effective Time, in form and substance reasonably satisfactory to Parent.  At the request of Parent, to the extent permitted by Applicable Law, the Company will take reasonable actions to remove specified officers and directors of the Company and each of its Subsidiaries, but only in their capacity in such positions and not as employees, effective as of the Effective Time.

5.23Certain Filings.  As soon as practicable after the execution of this Agreement, and in any event prior to March 15, 2019, with respect to the matter described in item (ii) on Schedule 3.15(j) of the Company Disclosure Schedule, the Company will, or will cause its applicable Subsidiary to, (a) file Form 8928 with respect to each tax year in which such Subsidiary incurred an excise tax liability under Code section 4980B or 4980D and pay such excise taxes in the amount agreed to by the Company and Parent (but will not be required to pay, with such filings, any associated interest or penalties) (b) take such action as is required to terminate the accrual of additional excise tax liability under such sections, and (c)  file IRS Form 1095-C for each year for which such filing was required.  In addition, if the Company has not caused to be finally and unconditionally resolved and paid any applicable interest and penalties associated with such filings prior to Closing, the Escrow Amount – Retiree Medical shall be increased by $500,000, which amount shall be used solely to pay the applicable interest and penalties associated with such filings or any additional excise taxes that are owed with respect to the subject matter of the filings.  Prior to and after Closing (but in any event no later than September 30, 2020), the Company (prior to Closing) or the Shareholders’ Agent (after the Closing) may seek a waiver and refund of such excise taxes and any applicable penalties and interest on behalf of such Subsidiary.  If, following the Closing,  (i) any refund is received by such Subsidiary with respect to this matter prior to September 30, 2020, the refunded amount shall be paid to the Paying Agent for delivery to the Company Shareholders and (ii) following final resolution of all outstanding amounts associated with such filings (if such resolution occurs on or prior to September 30, 2020), Parent and Shareholders’ Agent shall execute and deliver to Escrow Agent a joint written instruction to pay any unused portion of such $500,000 to the Paying Agent for delivery to the Company Shareholders.  Any payment to be made to the Paying Agent pursuant to the foregoing clauses (i) and (ii) will be made along with the next distribution of any other Escrow Funds to the Paying Agent for delivery to the Company Shareholders (but in no event later than the final disbursement of the final Escrow Funds).  Promptly after September 30, 2020, Shareholders’ Agent and Parent shall execute and deliver to Escrow Agent a joint written instruction to pay the remaining portion of such $500,000 to Parent.  Any expenses incurred in connection with seeking any refund or waiver for the matter described in this Section 5.23 will be borne exclusively by Shareholders’ Agent.

5.24Shareholder Agreements.  Promptly following execution of this Agreement, the Company will execute and deliver and maintain with the ESOP plan records a unilateral acknowledgement, in a form reasonably satisfactory to Parent, that states the Employee Shareholder Agreements, and any similar agreements, do not apply, and have not been applied, to any shares such person received, or may in the future receive, from the ESOP.

5.252019 Bonus/401(k) Contribution.  Prior to the Effective Time, management of the Company will determine, in their good faith discretion, a reasonable amount to be paid to employees of the Company and its Subsidiaries for a short term bonus and 401(k) contribution for the period of January 1, 2019 through the Closing Date which such amounts are intended to serve as replacements for amounts that would have become payable (pro-rated for such period) under the Company’s 2018 Short Term Incentive Plan and 401(k) Plan had such plans been in place for 2019 (such amount, as so determined, the “2019 Discretionary Amount”).  The Company will communicate to Parent the 2019 Discretionary Amount, and the manner in which management of the Company determined such amount,  at least five (5) Business Days prior to the Closing.  To the extent the 2019 Discretionary Amount is not paid prior to the Measurement Time, such amount will be treated as Indebtedness as set forth in Items 3, 4 and 5 on Schedule 1-2.

Article VI
CONDITIONS TO THE MERGER

6.1Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent and the Company, unless prohibited by Applicable Law):

(a)No Legal Restraint.  No Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

(b)Antitrust Approvals.  All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all Consents, approvals or waivers required from any Authority, including any Consents or approvals required under any other Antitrust Laws, shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), in each case, in form and substance reasonably satisfactory to the Company and Parent, respectively, and no such Consent, authorization, approval or waiver shall have been revoked.

(c)Company Shareholder Approval.  This Agreement shall have been adopted by the Required Shareholder Approval of the Company Shareholders in accordance with the OGCA, the Company’s Organizational Documents and the ESOP.

(d)Escrow Agreement.  Each of Parent and the Company shall have received a fully executed copy of the Escrow Agreement from the other parties thereto.

6.2Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived in writing by Parent):

(a)Representations and Warranties.  The representations and warranties of the Company in Article III shall be true and accurate (without giving effect to any limitation or qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made on that date except to the extent any such representation or warranty speaks only as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been true and accurate (without giving effect to any limitation or qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of such date, in each case except where the failure of such representations and warranties to be so true and accurate does not have, has not had, and could not reasonably be expected to have, individually or in the aggregate with any other failures of such representations and warranties to be true and accurate, a Company Material Adverse Effect; provided, however, that the Company Fundamental Representations contained in Sections 3.1(a) and 3.1(c) (Organization, Standing and Power; Subsidiaries), 3.2(a) – (c) (Authority), 3.3 (Capitalization; Shares and Shareholder Information), and 3.27 (Brokers’ and Finders’ Fee) shall be true and accurate in all respects.

(b)Performance of Covenants and Agreements.  The Company shall have complied with and performed in all material respects all covenants and agreements under this Agreement required to be complied with or performed by the Company at or prior to the Closing Date.

(c)Certificate of Officer.  Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an officer of the Company, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(d)No Company Material Adverse Effect.  Following the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing.

(e)FIRPTA Matters.  The Company shall have delivered to Parent and Merger Sub the FIRPTA Certificates in accordance with Section 5.13.

(f)Payoff Letters.  The Company shall have delivered to Parent duly executed payoff letters by each holder of any Indebtedness that is secured by any Encumbrance on any assets of the Company or any of its Subsidiaries, in form and substance reasonably satisfactory to Parent.

(g)ESOP.  The Company shall have delivered to Parent evidence that the resolutions and amendments referred to in Section 5.12(b) have been duly adopted and are in full force and effect.

(h)Good Standing Certificates.  The Company shall have delivered to Parent a good standing certificate (or its equivalent) for the Company and its Subsidiaries from the secretary of state or similar Authority of the jurisdiction under the Laws in which the Company and its Subsidiaries are organized dated within twenty (20) days of Closing.

(i)Amendment to Retiree Medical Plans. Each Retiree Medical Plan shall have been amended, effective as of or prior to the Effective Time, as set forth in Exhibit D and such amendment shall be in full force and effect as of the Effective Time, and, prior to the Effective Time the Company shall have taken all other necessary actions to implement the changes to each Retiree Medical Plan as set forth in such amendment including, but not limited to, providing all notices to all individuals participating in such Retiree Medical Plan (such as former employees, their spouses and other dependents) or other individuals who would have been eligible to participate in the Retiree Medical Plan on or after the Effective Time (e.g., Employees of the Company and Subsidiaries who would be eligible for participation upon their termination of employment) but for such amendment, and the Company shall have delivered to the Parent evidence of the foregoing.

6.3Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived in writing by the Company):

(a)Representations and Warranties.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true  and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made on that date except to the extent any such representation or warranty speaks as of the date of this Agreement, in which case such representation or warranty shall have been true and accurate (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) as of such date, in each case except where the failure of such representations and warranties to be so true and accurate does not have, has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and accurate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the transactions contemplated hereby.

(b)Performance of Covenants and Agreements.  Parent and Merger Sub shall have each complied with and performed in all material respects all of their respective covenants and agreements under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

(c)Certificate of Officers.  The Company shall have received a certificate executed on behalf of each of Parent and Merger Sub by an officer of Parent and Merger Sub, respectively, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

6.4Conditions to a Delayed Closing.  Notwithstanding any other provision of this Article VI, the respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement following commencement of a Delayed Closing shall be subject solely to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent and Company (with respect to Section 6.4(a) and 6.4(b)), by the Parent (with respect to Section 6.4(c) and 6.4(d)) or by the Company (with respect to Section 6.4(e)), in each case, unless prohibited by Applicable Law):

(a)No Legal Restraint.  No Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order or Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

(b)Escrow Agreement.  Each of Parent and the Company shall have received a fully executed copy of the Escrow Agreement from the other parties thereto.

(c)Certificate of Company Officer.  Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an officer of the Company, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied; provided, that for purposes of the certificate to be delivered pursuant to this Section 6.4(c), the Closing Date shall be deemed to be the date on which Closing would have occurred if there had been no Delayed Closing; provided, further, that such certificate will be given with effect as of the actual Closing Date as it pertains to (i) the  representations and warranties in Sections 3.2(a) and 3.2(b) and Section 3.3 for purposes of Section 6.2(a)  and  (ii) the  covenants in Section 5.1 for purposes Section 6.2(b).

(d)Other Company Deliveries.  Parent shall have received the documents set forth in Section 6.2(e) through Section 6.2(i).

(e)Certificate of Parent and Merger Sub Officers.  The Company shall have received a certificate executed on behalf of each of Parent and Merger Sub by an officer of Parent and Merger Sub, respectively, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Article VII
TERMINATION

7.1Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through (f), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)by the mutual written consent of Parent and the Company;

(b)by either Parent or the Company if the Merger shall not have been consummated by 11:59 P.M. (Minneapolis Time) on October 31, 2019; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to (i) any party whose action or failure to act (including the failure to act in compliance with Section 5.8) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a Breach of this Agreement or (ii) Parent if (x) such date occurs during a Delayed Closing and (y) the condition in Section 6.4(a) is satisfied, and the condition in Section 6.4(c) could be satisfied, on such date;

(c)by Parent if the Shareholder Required Approval is not obtained by the Company within three hours of the execution and delivery of this Agreement or Parent has not, by that time, received a secretary’s certificate of the Company certifying as to the

Shareholder Required Approval having been obtained by that time (attaching evidence thereof in the form of valid shareholder written consents);

(d)by either Parent or the Company if an Authority of competent jurisdiction shall have enacted, issued, promulgated or entered a nonappealable and final Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger;

(e)by the Company if (i) there is an inaccuracy or Breach in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a Breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent a written notice of such inaccuracy or Breach, (iii) at least thirty (30) days shall have elapsed since the delivery of such notice without such inaccuracy or Breach having been cured (provided that such thirty (30) day period shall not be applicable if the inaccuracy or Breach is incapable of being cured during such period) and (iv) the Company is not in material Breach of this Agreement; or

(f)by Parent if (i) there is an inaccuracy or Breach in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a Breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company a written notice of such inaccuracy or Breach, (iii) at least thirty (30) days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured (provided that such thirty (30) day period shall not be applicable if the inaccuracy or Breach is incapable of being cured during such period) and (iv) neither Parent nor Merger Sub is in material Breach of this Agreement.

7.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall terminate and be of no further force or effect, and there shall be no liability on the part of Parent, the Company, Merger Sub, or their respective officers, directors, or shareholders, except to the extent that such liability results from the willful and knowing breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement prior to such termination; provided, however, that the provisions of Section 5.10(b) (Confidentiality), this Section 7.2, and Article IX shall remain in full force and effect and survive any termination of this Agreement.  A “willful and knowing breach” by a party of a provision of this Agreement shall mean that the party knowingly undertook an action, or failed to undertake an action, with the understanding that the action, or the failure to act, was a breach by such party of the applicable provisions of this Agreement.

Article VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company and of Parent and Merger Sub contained in this Agreement shall survive the consummation of the Merger and continue until the Escrow Release Date – General

Indemnity.  Each covenant or agreement requiring performance following the Closing for a time period shall survive in accordance with its terms.

8.2Escrow Amount and Shareholders’ Agents’ Fund Amount Deposit.

(a)At the Closing, and without any act of any Company Shareholder, Parent shall deposit the Escrow Amount with the Escrow Agent to be governed under the terms set forth in this Agreement and in the Escrow Agreement.

(b)At the Closing, and without any act of any Company Shareholder, Parent shall deposit the Shareholders’ Agent’s Fund Amount into the account, designated in writing by the Shareholders’ Agent, to be held by the Shareholders’ Agent for the payment of expenses incurred by the Shareholders’ Agent in performing its duties pursuant to this Agreement, the Escrow Agreement or any Shareholders’ Agent’s engagement agreement.  The Shareholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Shareholders’ Agent’s Fund Amount other than as a result of its gross negligence or willful misconduct.  The Shareholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Shareholders’ Agent’s Fund Amount, and has no tax reporting or income distribution obligations hereunder.  Any of the Shareholders’ Agent’s Fund Amount originally deposited with the Shareholders’ Agent at the Closing that has not been used by the Shareholders’ Agent pursuant to the terms of this Agreement on the date that all amounts in the Escrow Fund have been disbursed (such amount, if any, the “Shareholders’ Agent’s Fund Distribution Amount”), less amounts reasonably determined by Shareholders’ Agent as necessary to pay Shareholders’ Agent Expenses, shall be released by the Shareholders’ Agent for distribution to the Paying Agent, for the benefit of the Company Shareholders, in proportion to their respective Pro Rata Portion of such remaining funds, if any.  If any withholding pursuant to Applicable Law is required in connection with such payments, the Paying Agent shall effect such withholding as necessary.  None of Parent or any of its Affiliates shall have any liability or obligation with respect to the use of the Shareholders’ Agent’s Fund Amount by the Shareholders’ Agent.

8.3Indemnification of the Parent Indemnitees.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, each of Parent, Merger Sub and their Affiliates (including the Surviving Corporation and its Subsidiaries) and their respective representatives (collectively, the “Parent Indemnitees”) shall, in addition to their indemnification rights under Section 5.4 (Taxes), be indemnified and held harmless from, and entitled to reimbursement solely from the Escrow Fund for, any and all Losses incurred or sustained by, or imposed upon, any of the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any Breach of any representation or warranty of the Company contained in this Agreement (other than representations and warranties under Section 3.13 (Taxes), which are addressed in Section 5.4(d)) or any certificate delivered by the Company pursuant to this Agreement; provided, however, that any limitation or qualification as to “materiality” or “Company Material Adverse Effect” shall be disregarded for purposes of determining whether a Breach of a representation or warranty of the Company has occurred and in calculating any Losses arising therefrom;

(b)any failure by the Company or the Shareholders’ Agent to perform or comply with any covenant or agreement of the Company or the Shareholders’ Agent contained in this Agreement;

(c)any Transaction Expenses of the Company Group outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of the Closing Payment;

(d)any Indebtedness of the Company Group outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of the Closing Payment;

(e)any amounts paid to the Dissenting Shareholders, including any interest required to be paid on the Dissenting Shares, that are in excess of what such Company Shareholders would have received hereunder on their Dissenting Shares had such Company Shareholders not been Dissenting Shareholders plus all costs and expenses incurred by Parent in connection with the assertion of appraisal rights by the Dissenting Shareholders; or

(f)directly or indirectly, any of the following matters:

(i)the Proceeding described in Item 6 under subsection (i) of Section 3.7(a) of the Company Disclosure Schedule (relating to infringement allegation);

(ii)the matter described under subsection (ii) of Section 3.15(j) of the Company Disclosure Schedules;

(iii)any of the matters described on Section 3.12(a) of the Company Disclosure Schedules; or

(iv)any of the matters described on Section 3.23 of the Company Disclosure Schedules.

8.4Indemnification by Parent.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Parent shall be liable for, and shall indemnify and hold harmless and defend each of each of the Company Shareholders and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any Breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or any certificate delivered by the Company pursuant to this Agreement; provided, however, that any limitation or qualification as to “materiality” shall be disregarded for purposes of determining whether a Breach of representation or warranty of Parent or Merger has occurred and in calculating any Losses arising therefrom; or

(b)any failure by Parent or Merger Sub to perform or comply with any covenant or agreement of Parent or Merger Sub contained in this Agreement.

8.5Certain Limitations.

(a)The indemnification provided for in Section 8.3 and Section 5.4(d) shall be subject to the following limitations:

(i)The Parent Indemnitees shall not be entitled to indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification thereunder exceeds $2,625,000 (the “Deductible”), in which event the Parent Indemnitees shall be indemnified from and against all such Losses in excess of the Deductible but not an amount in excess of $2,625,000 (the “Cap”).

(ii)The Parent Indemnitees shall not be entitled to indemnification under Sections 5.4(d) or Sections 8.3 for Losses that are in excess of the Escrow Fund.

(iii)Parent Indemnitees must bring claims for indemnification under Section 8.3(a) or Section 5.4(d)(i) prior to the date the applicable representation or warranty ceases to survive as provided in Section 8.1, after which time the Parent Indemnitees will not be entitled to indemnification under that section for a Breach of any representation or warranty that no longer survives, provided, however, that, if a claim under Section 8.3(a) or Section 5.4(d)(i) is brought prior to the date that the applicable representation or warranty has ceased to survive, such claim shall survive until finally resolved.

(iv)Notwithstanding the foregoing, the Deductible shall not apply to (i) any Breach of any Company Fundamental Representations, (ii) any Breach of the representations and warranties set forth in Section 3.11(b)(i) as it relates to any of the Perry Owned Real Property, or (iii) for the avoidance of any doubt, any claim for indemnification pursuant to Section 5.4(d) (Taxes) or Sections 8.3(b) through 8.3(f). In addition, none of the limitations set forth in this Section 8.5(a) shall apply to Losses based upon, arising out of, with respect to or by reason of any Fraud by the Company or by any Company Shareholder.

(b)Shareholder Indemnitees must bring claims for indemnification under Section 8.4(a) prior to the date the applicable representation or warranty ceases to survive as provided in Section 8.1, after which time Parent will be under no obligation to provide indemnification under that section for a Breach of any representation or warranty that no longer survives provided, however, that, if a claim under Section 8.4(a) is brought prior to the date that the applicable representation or warranty has ceased to survive, such claim shall survive until finally resolved.

(c)Subject to Section 8.6(b), all claims for recovery for any Loss or Losses hereunder shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement, if applicable.

(d)The representations, warranties and covenants of the Company, and the Parent Indemnitees’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnitees (including by any of their representatives) or by reason of the fact that any of the Parent Indemnitees knew or should have known at any time that any such representation, warranty or covenant is, was or might be inaccurate or Breached by reason of the Parent’s waiver of any condition set forth in Section 6.2(a) or Section 6.2(b), as the case may be, or otherwise.

(e)The parties shall use commercially reasonable efforts to mitigate, and to not exacerbate, any Loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise to such Loss to the extent such mitigation would be required under Applicable Law.  The Parent Indemnitees shall be deemed not to have suffered any Loss for a particular matter to the extent the amount of the Loss for that matter was specifically included in the determination of Final Indebtedness, Final Company Net Working Capital or Final Transaction Expenses, with the intent of this sentence to merely avoid “double counting” and not to limit any recovery of Parent Indemnitees in excess of the actual amount included for the particular matter in the determination of Final Indebtedness, Final Company Net Working Capital or Final Transaction Expenses, as the case may be.

8.6Sources of Indemnification.

(a)Any Losses payable to a Parent Indemnitee pursuant to an indemnification claim arising under Section 8.3 or Section 5.4(d) shall be satisfied solely (i) first from the Escrow Fund – General Indemnity and (ii) second, to the extent the Escrow Fund – General Indemnity has been depleted or is otherwise unavailable pursuant to the foregoing clause (i), then from any amounts in the Escrow Fund – Retiree Medical.  Whenever a Parent Indemnitee is entitled to be paid any amount from the Escrow Fund pursuant to this Article VIII, each of Parent and the Shareholders’ Agent shall promptly execute and deliver to the Escrow Agent a joint written instruction to disburse to such Parent Indemnitee the applicable amount from the Escrow Fund.

(b)Notwithstanding Section 8.6(a), Parent Indemnitees are not restricted to the Escrow Fund with respect to any claims based on Fraud.

(c)Notwithstanding anything in this Agreement to the contrary, the representations and warranties made in this Agreement to Parent and Merger Sub are only from the Company and in no event shall they be deemed representations and warranties made by the ESOP or the ESOP Trustee.

8.7Determination of Loss Amount.  The amount of any and all Losses under this Article VIII and Section 5.4(d) shall be determined net of any amounts actually recovered by the

Indemnified Party under insurance policies, other than the R&W Insurance Policy, with respect to such Losses (only to the extent of such recovery and net of all costs and expenses, including increased premiums (to the extent identifiable) and attorney and advisor fees, incurred in connection with such recovery).

8.8Exclusive Remedy.  Absent Fraud, the indemnification provisions contained in this Article VIII and Section 5.4 are the sole and exclusive remedy following the Closing as to all Losses any Indemnified Party may incur arising from or relating to this Agreement or the Merger (it being understood that nothing in this Section 8.8 or elsewhere in this Agreement shall affect the parties’ rights to specific performance).

8.9Distribution of Escrow Fund – General Indemnity.  On the Escrow Release Date – General Indemnity, Parent and the Shareholders’ Agent shall execute and deliver to the Escrow Agent a joint written instruction to disburse any remaining balance in the Escrow Fund – General Indemnity (the “Escrow General Indemnity Release Amount”) to the Paying Agent, for the benefit of the Company Shareholders (excluding any amounts payable on Dissenting Shares) in accordance with each holder’s Pro Rata Portion, provided, however, that the Escrow Fund – General Indemnity shall not terminate with respect to any amount (and any such amount shall not be delivered to the Paying Agent), which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholders’ Agent and the subsequent resolution of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Claim Notice (as defined in the Escrow Agreement) delivered to the Escrow Agent and the Shareholders’ Agent on or prior to the Escrow Release Date – General Indemnity with respect to facts and circumstances existing on or prior to the Escrow Release Date – General Indemnity.  As soon as all such claims have been resolved in the manner described in this Agreement and the Escrow Agreement, if any amounts are to be delivered to the Company Shareholders, Parent and the Shareholders’ Agent shall execute and deliver to the Escrow Agent a joint written instruction to deliver the remaining balance, or applicable portion thereof, of the Escrow General Indemnity Release Amount to the Paying Agent, for the benefit of the Company Shareholders, in accordance with such holder’s Pro Rata Portion. If any withholding pursuant to Applicable Law is required in connection with such payments, the Paying Agent shall effect such withholding as necessary.

8.10Third Party Claims.

(a)A party making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as an “Indemnified Party” and a party against whom such claims are asserted under this Article VIII shall be, for purposes of this Agreement, referred to as an “Indemnifying Party.”  For the avoidance of doubt, “Indemnifying Party” and “Indemnified Party” includes, as applicable, the Shareholders’ Agent acting in its capacity as agent for the benefit of the Company Shareholders.  In the event that an Indemnified Party becomes aware of a Third Party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, the Indemnified Party shall reasonably promptly notify the Indemnifying Party of such claim.  A failure to give notice of a Third Party Claim shall not limit any Indemnified Party’s right to indemnification hereunder, except to the extent the defense of such claim is actually and materially prejudiced thereby.  The Indemnifying Party may, at its election, undertake and conduct the defense of such Third Party Claim by providing written notice of such election within five (5) Business Days of receipt of such notice; provided, however, that with respect to any Third Party Claim in which any of the Parent Indemnitees are the Indemnified Parties, the Shareholders’ Agent, as the Indemnifying Party, may only undertake and conduct the defense of the claim if such Third Party Claim is only for monetary damages and Parent reasonably believes that such monetary damages will not exceed the then available balance of the Escrow Fund – General Indemnity.  The assumption of the defense, compromise and/or settlement of any Third Party Claim shall constitute an irrevocable agreement by the Indemnifying Party that the Indemnified Party is entitled to indemnification hereunder with respect to such Third Party Claim.  If the Indemnifying Party properly assumes defense of a Third Party claim pursuant to this Section 8.10(a), the Indemnified Party shall be entitled to participate in, but not to determine or conduct, the defense of such Third Party Claim.  If the Indemnifying Party does not so timely elect or is not allowed to undertake and conduct the defense of such Third Party Claim, the Indemnified Party may undertake the defense of, and defend, such claim in its discretion.  Notwithstanding the foregoing, the Shareholders’ Agent shall not be entitled to assume or maintain control of (i) the defense of any Third Party Claim for which any of the Parent Indemnitees are the Indemnified Parties if the assumption of the defense by the Shareholders’ Agent could impact the coverage of such claim under the R&W Insurance Policy, (ii) any Proceedings or other claims relating to Dissenting Shares which such matters described in this clause (ii) will be entirely controlled by Parent or (iii) any Tax Proceeding.

(b)If the Shareholders’ Agent is entitled to and does assume or maintain control of the defense of any Third Party Claim, it will not settle the Third Party Claim without the written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned.

(c)With respect to any claim for indemnification under this Article VIII, the Indemnified Party shall provide to the Indemnifying Party such information as is reasonably requested by the Indemnifying Party in connection with the evaluation, negotiation and defense of such claim.

(d)If the Indemnified Party assumes or maintains control of the defense of any Third Party Claim pursuant to this Section 8.10, the Indemnified Party shall keep the Indemnifying Party informed and provide such information as is reasonably requested by the Indemnifying Party and the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at its own cost and expense so long as such participation does not interfere with the Indemnified Party’s defense thereof.

8.11Tax Consequences of Indemnification Payments.  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII or Section 5.4(d) will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law.

8.12Shareholders’ Agent.

(a)By virtue of the approval and adoption of this Agreement by the Company Shareholders through the Required Shareholder Approval, or by virtue of executing the Letter of Transmittal, each of the Company Shareholders (other than Company Shareholders, if any, who have perfected appraisal rights under the OGCA that have not been withdrawn, abandoned or delayed) shall be deemed to have agreed to appoint Agent 186 LLC as its exclusive agent and attorney-in-fact (the “Shareholders’ Agent”) for and on behalf of the Company Shareholders to give and receive notices and communications, to perform all of its rights and obligations with respect to the review and negotiation of the Post-Closing Statement and Dispute Statement as described in Section 2.12 and to authorize payment in the event of a Final Adjustment Surplus or Final Adjustment Shortfall pursuant to Section 2.12, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Parent Indemnitees, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, comply with Orders with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with Orders with respect to, any other claim by any Parent Indemnitees against any Company Shareholders, or by any such Company Shareholders against any Parent Indemnitees or any dispute between any Parent Indemnitees and any such Company Shareholders, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the reasonable judgment of the Shareholders’ Agent for the accomplishment of the foregoing or (ii) specifically contemplated by the terms of this Agreement or the Escrow Agreement.  Such agency may be changed and the Shareholders’ Agent may be replaced by the Company Shareholders who have the right to receive a majority of the Escrow Fund from time to time.  Notwithstanding the foregoing, the Shareholders’ Agent may resign at any time by providing written notice of intent to resign to the Company Shareholders and to Parent, which resignation shall be effective upon the earlier of (A) thirty (30) days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Shareholders’ Agent.  The powers, immunities and rights to indemnification granted to the Shareholders’ Agent hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Shareholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Shareholder of the whole or any fraction of his, her or its interest in the Escrow Fund or the Shareholders’ Agent Fund.

(b)The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as the Company Shareholders’ agent and attorney-in-fact while acting in good faith, even if such act or omission constitutes negligence on the part of the Shareholders’ Agent.  The Shareholders’ Agent shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied, and for purposes of clarity, there are no obligations of the Shareholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  The Shareholders’ Agent may engage attorneys, accountants and other professionals and experts.  The Shareholders’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Shareholders’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith.  The Shareholders’ Agent shall be entitled to: (i) rely upon any signature believed by it to be genuine and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Shareholder or other party.  The Company Shareholders shall indemnify the Shareholders’ Agent and defend and hold the Shareholders’ Agent harmless against any loss, liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense incurred on the part of the Shareholders’ Agent (so long as the Shareholders’ Agent was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Shareholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other skilled professionals retained by the Shareholders’ Agent and in connection with seeking recovery from insurers (“Shareholders’ Agent Expenses”).  Such Shareholders’ Agent Expenses may be recovered first, from the Shareholders’ Agent’s Fund Amount, second, from any distribution of the Escrow Fund otherwise distributable to the Company Shareholders at the time of distribution, and third, directly from the Company Shareholders,  in accordance with their Pro Rata Portion. The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Agent and the Closing and/or any termination of this Agreement and the Escrow Agreement.  The Company Shareholders acknowledge that the Shareholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. A decision, act, consent or instruction of the Shareholders’ Agent, including an amendment, extension or waiver of this Agreement pursuant to Section 9.9 hereof, shall constitute a decision of the Company Shareholders and shall be final, binding and conclusive upon the Company Shareholders and their successors as if expressly confirmed and ratified in writing by such Company Shareholder, and all defenses which may be available to any Company Shareholder to contest, negate or disaffirm the action of the Shareholders’ Agent taken in good faith under this Agreement or the Escrow Agreement are waived.

Article IX
GENERAL PROVISIONS

9.1Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) one (1) Business Day after being sent by commercial overnight courier service, or (c) upon transmission if sent via e-mail, in each case to the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice):

if to Parent or Merger Sub, to:

The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420-1196

Attention:  General Counsel

with a copy to (which shall not constitute notice):

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, MN   55402

Attention: Timothy J. Scallen, Esq. and Phillip B. Martin, Esq.

Email:  TScallen@foxrothschild.com (Timothy Scallen) and PMartin@foxrothschild.com (Phillip Martin)

if to the Company, to:

The Charles Machine Works, Inc.

1959 W. Fir Avenue

Perry, Oklahoma 73077

Attention: Rick Johnson

with a copy to (which shall not constitute notice):

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 No. Robinson

Oklahoma City, OK 73102

Attention:  Joshua D. Smith, Esq.

Email:  Josh.Smith@mcafeetaft.com

if to the Shareholders’ Agent, to:

Agent 186 LLC

c/o Gus Edwin Malzahn Family Limited Partnership

PO Box 1902

1959 W. Fir Avenue

Perry, Oklahoma 73077

with a copy to (which shall not constitute notice):

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 No. Robinson

Oklahoma City, OK 73102

Attention:  Joshua D. Smith, Esq.

Email:  Josh.Smith@mcafeetaft.com

9.2Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.3Entire Agreement; Nonassignability; Parties in Interest.

(a)This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto:

(i)together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement; and

(ii)shall not be assigned by Parent or Merger Sub (other than to any Affiliate thereof; provided, that Parent or Merger Sub, as applicable, shall remain liable for any obligations so assigned), on the one hand, or by the Company, on the other hand, by operation of law or otherwise, without the written consent of each of the parties hereto.  Any purported assignment in violation of this Agreement shall be void.

(iii)This Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder except (i) in respect of the right of the Company Shareholders to receive payment as set forth in Article II and (ii) the right of Indemnified Parties as provided in Article VIII.

9.4Severability.  In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Applicable Law.

9.5Remedies Cumulative.  Except as otherwise provided herein, including the limitations described in Sections 8.3, 8.5, and 8.6, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Applicable Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6Governing Law, Forum.

(a)This Agreement shall be governed by and construed in accordance with the internal Applicable Law of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law.

(b)Except for matters relating to the determination of the Final Adjustment Shortfall or the Final Adjustment Surplus, as the case may be, which matters will be resolved as described in Section 2.12 and except for any matters of injunctive relief or specific performance as contemplated in Section 9.8, the parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction.  In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware.  The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes arising out of or related to this Agreement or the transactions contemplated hereby.  The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Applicable Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.6(b).

(d)THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ALL DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)If any claims, disputes, controversies, demands, causes of action (whether arising under state or federal statutes, equity, the common law or any other Applicable Law), damages, claims or demands for equitable relief, or other matters in question between Parent and Merger Sub, on the one hand and the Company on the other hand (prior to Closing) or Parent and Shareholders’ Agent (after the Closing), arise under this Agreement or arise out of the negotiation, execution, delivery (including the fraudulent inducement thereof), or performance of this Agreement, but specifically excluding (i) matters relating to the determination of the Final Adjustment Shortfall or the Final Adjustment Surplus, as the case may be, which matters will be resolved as described in Section 2.12 and (ii) any matters of injunctive relief or specific performance as contemplated in Section 9.8 (such claims, exclusive of matters described in (i) and (ii), a “Triable Claim”), then prior to commencing any Proceeding with respect to a Triable Claim, such disputes will be identified by the aggrieved party by notice of dispute in writing to the other party setting forth with particularity the issues responsible for the dispute.  Upon receipt of such notice, the parties will attempt in good faith to resolve the dispute, including the participation by senior officers of each party, for a period of not less than thirty (30) days prior to initiating any Proceeding with respect to a Triable Claim.

9.7Rules of Construction.

(a)The parties hereto agree that they have participated jointly in the negotiation and drafting of this Agreement have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement (iii) “or” is used in the inclusive sense of “and/or”; (iv) “it” or “its” in reference to a Person will be deemed to include individual natural Persons; and (v) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 9.1).

(d)When used herein, “Shareholders’ Agent” shall be deemed to be followed by the words “on behalf of the Company Shareholders” or “for the benefit of the Company Shareholders”, as may be applicable.

(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” are intended to refer to Sections of this Agreement or the Company Disclosure Schedule, as appropriate, and Exhibits to this Agreement.

(f)The table of contents, headings and subheadings used in this Agreement are for convenience of reference only and shall have no force or effect whatsoever in interpreting any of the provisions of this Agreement.

(g)A document will be considered to have been delivered or provided to Parent by the Company if such document was posted under a reasonably descriptive folder and reasonably descriptive title on the Project Helix datasite hosted by Intralinks at least two (2) Business Days prior to the date of this Agreement or Closing, as applicable.

9.8Enforcement.  Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Applicable Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including the provisions of Section 5.14 (Acquisition Proposals).  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Applicable Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

9.9Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

9.10Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

9.11Legal Representation.  Parent, Merger Sub, and the Company hereby agree, on their own behalf and on behalf of the Surviving Corporation and their current and future directors, managers, equityholders, members, partners, officers, employees and Affiliates and each of their successors and assigns (in each case, in their capacity as such) (all such Persons, the “Waiving Parties”), that McAfee & Taft A Professional Corporation (“M&T”) (or any of its successors) may represent the Shareholders’ Agent or any Company Shareholder, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equityholders, or Affiliates thereof (in each case in their capacity as such) (any such person, a “Designated Person”), in connection with any dispute, litigation, claim, proceeding, or obligation arising out of or relating to this Agreement, the Merger or other transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation of the Company or any of its Subsidiaries, and each of Parent, Merger Sub, and the Company on behalf of itself and the Waiving Parties hereby consents to such representation and irrevocably waives (and will not assert) any conflict of interest or any objection arising or relating to the Post-Closing Representation.  Parent, Merger Sub, and the Company each acknowledge that the foregoing provision applies whether or not M&T provides legal services to the Surviving Corporation or any Subsidiary thereof after the Closing Date. Each of Parent, Merger Sub, and the Company, for itself and the Waiving Parties, hereby acknowledges and agrees that all communications prior to the Effective Time among M&T, the Company, any

Subsidiary of the Company, the Shareholders’ Agent and/or any Company Shareholder and/or any director, officer, manager, member, employee, or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection with this Agreement, the Merger or the transactions contemplated hereby (the “Transaction Representation”), are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Shareholders’ Agent, and/or the applicable Company Shareholders, and shall be exclusively controlled thereby and shall not pass to or be claimed by Parent or the Surviving Corporation, and from and after the Closing none of Parent, Merger Sub, the Surviving Corporation, or any Subsidiary thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties, will seek to obtain the same by any process.  Except as set forth in the next sentence, from and after the Closing, each of Parent and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication prior to the Effective Time among M&T, the Company, any Subsidiary of the Company, the Shareholders’ Agent, or any Company Shareholder, and/or any director, officer, manager, member, employee, or representative of any of the foregoing in connection with the Transaction Representation.  Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation, the Company, or any Subsidiary of the Company on the one hand, and a third party other than a party to this Agreement after the Closing on the other hand, the Surviving Corporation may assert the attorney-client privilege.  Nothing in this Section 9.11 shall be construed as a waiver of any privilege controlled by Parent, Merger Sub, the Company or the Surviving Corporation after the Closing.  Except as otherwise stated in this Section 9.11, nothing herein shall be construed to permit M&T to communicate to any Designated Person after the Closing any information subject to a privilege controlled by Parent, Merger Sub or the Surviving Corporation.

9.12Disclosure Schedules.  Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Company Disclosure Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Company Disclosure Schedules referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Company Disclosure Schedules is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Company Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Company Disclosure Schedules admitting or indicating a possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Company Disclosure Schedules. Subject to Applicable Law, the information on the Company Disclosure Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Company Disclosure Schedules, each party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

THE TORO COMPANY

By: /s/ Richard M. Olson

Name:  Richard M. Olson

Title:  Chairman of the Board,

           President and Chief Executive Officer

HELIX COMPANY, INC.

By: /s/ Timothy P. Dordell

Name: Timothy P. Dordell

Title:  Vice President and Secretary

THE CHARLES MACHINE WORKS, INC.

By: /s/ Tiffany Sewell Howard

Name:  Tiffany Sewell-Howard

Title:  President

AGENT 186 LLC

as Shareholders’ Agent

By: /s/ Tiffany Sewell Howard

Name: Tiffany Sewell-Howard

Title: Manager